   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2002



                                                      REGISTRATION NO. 333-96793

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                DANA CORPORATION
             (Exact name of Registrant as specified in its charter)

              VIRGINIA                               3714                              34-4361040
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             ---------------------
                                4500 DORR STREET
                               TOLEDO, OHIO 43615
                                 (419) 535-4500
   (Address and telephone number of registrant's principal executive offices)
                             ---------------------
                         MICHAEL L. DEBACKER, SECRETARY
                                DANA CORPORATION
                                4500 DORR STREET
                               TOLEDO, OHIO 43615
                                 (419) 535-4500
           (Name, address and telephone number of agent for service)
                             ---------------------
                                    COPY TO:
                              ROBERT L. KOHL, ESQ.
                          KATTEN MUCHIN ZAVIS ROSENMAN
                               575 MADISON AVENUE
                               NEW YORK, NY 10022
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                       AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED            PER NOTE             PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
 10 1/8% Notes due 2010.......................         $250,000,000             100%             $250,000,000          $23,000
                                                     Principal Amount
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

DANA CORPORATION                                         [DANA CORPORATION LOGO]
EXCHANGE OFFER FOR
$250,000,000 PRINCIPAL AMOUNT OF
10 1/8% NOTES DUE 2010

     OFFER TO EXCHANGE ALL OUTSTANDING 10 1/8% NOTES DUE 2010 FOR 10 1/8% NOTES DUE 2010 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THE EXCHANGE OFFER

     - We are offering to exchange all of our outstanding 10 1/8% Notes due 2010 (Outstanding Notes) that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable (Exchange Notes).

     - You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the exchange offer.


     - The exchange offer expires at 5:00 p.m., New York City time, on October 16, 2002, unless extended. We do not currently intend to extend the expiration date.


THE EXCHANGE NOTES

     - The terms of the Exchange Notes will be substantially identical to those of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act of 1933 (Securities Act) and be freely tradable.

RESALES OF EXCHANGE NOTES

     - There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system. The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

                             ---------------------

     EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR OUTSTANDING NOTES WHERE SUCH NOTES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD OF 180 DAYS AFTER THE EXPIRATION DATE OF THE EXCHANGE OFFER, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 15 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


               The date of this prospectus is September 13, 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   15
Where You Can Find More Information.........................   20
Disclosure Regarding Forward-Looking Statements.............   21
Use of Proceeds.............................................   21
Capitalization..............................................   22
Selected Consolidated Financial Data........................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Recent Developments.........................................   44
Business....................................................   45
Management..................................................   52
Description of Certain Indebtedness.........................   55
Exchange Offer..............................................   59
Description of the Notes....................................   68
Book-Entry Settlement and Clearance.........................  106
U.S. Federal Income Tax Considerations......................  109
Plan of Distribution........................................  112
Legal Matters...............................................  112
Independent Accountants.....................................  112
Index to Financial Statements...............................  F-1


                             ---------------------
                    IMPORTANT TERMS USED IN THIS PROSPECTUS

     Unless the context indicates otherwise, in this prospectus, the terms "us," "we," "our" and "Dana" refer to Dana Corporation and its subsidiaries.
                             ---------------------
                         INCORPORATION BY REFERENCE AND
                         DELIVERY OF CERTAIN DOCUMENTS

     This prospectus incorporates important business and financial information about Dana that is not included in or delivered with this document, and documents that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and, unless otherwise specified therein, any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the exchange offer:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001;


     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;



     - Our Current Reports on Form 8-K, filed with the SEC on January 9, 2002, February 26, 2002, July 18, 2002 and August 14, 2002; and


     - Our definitive proxy statement on Schedule 14A filed with the SEC on March 5, 2002.


     The Annual Report on Form 10-K for the year ended December 31, 2001 contains, and future Annual Reports will contain, audited consolidated financial statements. The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 contain, and future Quarterly Reports will contain, unaudited condensed consolidated financial statements for interim financial periods.


     You may request a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) and certain other documents referred to herein, at no cost to you, by writing or telephoning us at our principal executive offices at the following address:

     Michael L. DeBacker
     Secretary
     Dana Corporation
     P.O. Box 1000
     Toledo, Ohio 43697
     Tel: (419) 535-4500

     TO OBTAIN TIMELY DELIVERY OF THESE DOCUMENTS, YOU MUST REQUEST THE
INFORMATION NO LATER THAN           , 2002, THE DATE FIVE BUSINESS DAYS BEFORE
THE DATE BY WHICH YOU MUST DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

     You should rely only on the information provided in this prospectus or incorporated herein by reference. Any statement contained in the documents incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that it is modified or superseded by a statement contained herein or in a subsequently dated document incorporated by reference in this prospectus. Information that we file later with the SEC will automatically update the information in this prospectus or incorporated herein by reference. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus, except as so modified or superseded. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state or country where such offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document or the documents incorporated herein by reference.

                               PROSPECTUS SUMMARY

     This summary highlights the material information about our company and this exchange offer. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read this prospectus in its entirety, including the information incorporated by reference.

                                DANA CORPORATION

     We were founded in 1904 as the first supplier of universal joints to the automotive industry. Today, we are one of the world's largest independent suppliers of components, modules and systems to global vehicle manufacturers and related aftermarkets. Our products are sold to the automotive, commercial vehicle, and off-highway markets, and are used in the manufacturing of passenger cars and vans, light trucks, sport-utility vehicles (SUVs), and medium and heavy duty vehicles, as well as in a range of off-highway applications. Each of the markets we serve consists of original equipment (OE) production, OE service, and aftermarket segments. At December 31, 2001, we had over 430 facilities in 34 countries and employed approximately 70,000 people. For the year ended December 31, 2001, we generated consolidated sales of $10.3 billion.

     Our seven foundation businesses focus on:

     - axles

     - brake and chassis products

     - driveshafts

     - fluid systems

     - bearings and sealing products

     - structures

     - filtration products

Each of these businesses has a strong market position and brand equity and provides our customers with value-added manufacturing. We have long been a leader in technological innovation in our industry and many of our products possess features that are unique and patented. As evidenced by our numerous supplier quality awards, we are highly focused on product quality, as well as delivery and service. As a result, we have developed long-standing business relationships with many of the thousands of customers that we serve worldwide.

OUR STRATEGIC BUSINESS UNITS

     In order to align our foundation businesses with the markets they support, our operations are organized into the following strategic business units (SBUs):

     - Automotive Systems Group (ASG) -- ASG produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market. ASG generated sales of $3.7 billion in 2001.

     - Automotive Aftermarket Group (AAG) -- AAG sells hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products and a complete line of filtration products for a variety of applications. AAG generated sales of $2.5 billion in 2001.


     - Engine and Fluid Management Group (EFMG) -- EFMG serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, and an extensive line of products for the pumping, routing and thermal management of fluid systems. EFMG was formed in December 2001, by combining the former Engine Systems Group (ESG) and Fluid Systems Group
       (FSG). In 2001, EFMG generated sales of $2.1 billion.

     - Heavy Vehicle Technologies and Systems Group (HVTSG) -- HVTSG was formed in April 2002, by the combination of two SBUs, Commercial Vehicle Systems
       (CVS) and the Off-Highway Systems Group (OHSG). CVS is a major supplier of heavy axles and brakes, drivetrain components and trailer products to the medium and heavy truck markets. CVS generated sales of $1.1 billion in 2001. OHSG sells axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls to the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets. OHSG generated sales of $621 million in 2001. Because management will continue to review the operating results of CVS and OHSG separately, we will continue to treat them as separate segments.


     For some time, we have been a leading provider of lease financing services in selected markets through our wholly-owned subsidiary, Dana Credit Corporation
(DCC). With an asset base of $2.3 billion at the end of 2001, DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe. In accordance with plans announced in October 2001, we are pursuing the sale of DCC's businesses. We intend to sell a substantial majority of DCC's businesses and assets, but expect to retain certain assets and liabilities, including debt, for tax and other business reasons. The assets and operations we expect to retain include services and related assets that support other Dana operations, a technology-based service business where joint marketing opportunities exist and certain portfolio investments where tax attributes and market conditions make disposal uneconomical at this time. We also expect to retain asset-specific financing and general obligations that are uneconomical to pay off in advance of their scheduled maturities.


OUR COMPETITIVE STRENGTHS

     Our key competitive strengths include the following:

     Strong Market Positions. We are one of the world's largest independent suppliers of components, modules and systems for light, medium and heavy duty vehicle manufacturers and the related aftermarkets. Our products, which are focused on under-the-vehicle and under-the-hood applications, are used in SUVs and other light vehicles by automotive customers such as Ford, DaimlerChrysler and General Motors; in medium and heavy commercial vehicles by customers such as Volvo/Renault/Mack Trucks, PACCAR and Navistar International; and in a variety of off-highway vehicles and equipment by customers such as Manitou, AGCO and Sandvik Tamrock. In addition, in 2001 we were awarded new business by such non-U.S.-based OE manufacturers as BMW, Isuzu, Nissan, Toyota and Volkswagen. We also supply replacement parts to these markets through OE service organizations and independent aftermarket channels. Our aftermarket customers include Genuine Parts/NAPA, CARQUEST and AutoZone.

     Global Presence. At December 31, 2001, we had approximately 270 manufacturing facilities, 90 distribution facilities, and 70 research centers, service branches and offices located in 34 countries around the world. We maintain regional administrative organizations in North America, Europe, South America and Asia/Pacific which support the SBUs. In 2001, non-U.S. sales represented 33% of our total consolidated sales. Our global presence gives us proximity to our customers and enables us to provide marketing and manufacturing support, meet just-in-time delivery requirements and provide engineering solutions around the clock through our Virtual Time Engineering(TM) program.

     Recognized Brand Names. We believe that our OE and aftermarket customers alike recognize our branded products for quality and reliability. Among our significant trademarked products are:

     - Spicer(R) axles, transaxles, driveshafts, steering shafts and universal joints;

     - Victor Reinz(R) gaskets;

     - Wix(R) filters;

     - Perfect Circle(R) piston rings and cylinder liners;

     - FTE(R) clutch and brake actuation systems; and

     - Glacier(R) Vandervell(R) bearings.

     Innovative, Value-Added Products. Since our founder Clarence Spicer designed the first automotive universal joint, we have been dedicated to the rapid development of new, value-added products. By continually broadening and enhancing our product offerings, we are able to attract new customers and strengthen and expand our existing customer relationships. Recent new products include temperature-responsive cooling systems with electronic sensors, fluid steering systems with electronic interfaces, innovative materials that make components both lighter and stronger, and new traction control products that improve on-demand, all-wheel drive performance, such as our TXT(TM) torque-management differential. We are also engaged in fuel cell engineering for alternate-energy systems.

OUR BUSINESS STRATEGY

     Our overall strategic direction is set out in our Transformation 2005 business plan. Our goals under this plan represent an increased emphasis on anticipating the needs of our markets and serving our customers. The following are key elements of our plan:

     Focus and Expand Foundation Businesses. We believe that our foundation businesses are the key to the long-term profitable growth of our company. These businesses have leading market positions and brand equity and provide our customers with value-added solutions and products. In connection with the restructuring actions announced last October, we are accelerating the alignment of these businesses with the markets they serve. As our OE customers target improved asset utilization, speed to market, lower cost, lower investment risk and greater flexibility, they increasingly look for outsourcing alternatives. We expect that our global presence and technological and engineering capabilities, as well as our experience, scale of operations and long-standing relationships with major OE customers, will enable us to continue to take advantage of this opportunity. We have been awarded net new business expected, based on our latest review of our customers' production projections, to total approximately $7.7 billion for the period from 2002 through 2006. We are encouraged by the new awards, especially since they include business not only from our traditional U.S.-based OE customers, but also from non-U.S.-based OE customers.

     Focus on Capital and Operating Efficiency. We continue to focus on optimizing our resources and reducing our manufacturing costs. We expect the 2001 combination of our Engine Systems and Fluid Systems business units and the 2002 combination of our Commercial Vehicle Systems and Off-Highway Systems business units to improve our capital efficiency and better leverage the manufacturing, engineering and support capabilities of the combined units. On the operational side, we are focused on outsourcing non-core manufacturing activity, reducing working capital and managing for cash.

     Evaluate Strategic Alliances, Joint Ventures and Selected Divestiture and Acquisition Opportunities. Among the keys to our business model is the concept of capitalizing on strategic alliances and joint ventures. Such relationships offer opportunities to expand our capabilities with a reduced level of investment and enhance our ability to provide the full scope of services required by our customers. We have formed a number of innovative alliances, starting with our Roadranger(TM) marketing program with Eaton Corporation, which has been highly successful in leveraging our collective strengths to market Dana and Eaton products for heavy truck drivetrain systems. We also have strategic alliances with GETRAG Cie, to strengthen our portfolio of advanced axle technologies; Motorola Inc., to integrate its electronic expertise into the development of advanced technology for traditionally mechanical components; and Buhler Motor Inc., to provide advanced automotive motor-module technologies and manufacturing expertise to support our product applications. We continue to evaluate potential strategic alliances and joint ventures in order to gain access to advanced technology, strengthen our market position and our global presence and reduce our overall manufacturing costs.

     We are also continuing to evaluate non-core or under-performing operations for possible divestiture. In October 2001, we determined that the sale of DCC's businesses would allow us to focus on our foundation businesses, while giving DCC's businesses an opportunity to enhance their competitive positions within other corporate structures. We are presently pursuing the sale of DCC's businesses and expect to divest certain other businesses which are regarded as non-core. Since the beginning of 2000, we have divested a number of businesses and operations, including those indicated in "Acquisition and Divestiture Summary" under the caption "Business," and have received proceeds of approximately $899 million through June 30, 2002.


     We also evaluate potential acquisition candidates that have product platforms complementary to our foundation businesses, strong operating potential and strong existing management teams. Although our current focus is on divestitures, we believe that targeted acquisitions will help us achieve our long-term objectives. We have substantial experience in completing and integrating acquisitions that have provided us with opportunities to reduce costs and improve operational efficiency through synergies in manufacturing processes, coordination of raw material purchases, rationalization of administrative staff, and technical capabilities.

RESTRUCTURING


     On October 17, 2001, we announced our intention to accelerate the restructuring of our operations and to reduce our workforce globally by more than 15% and review more than 30 facilities for consolidation or closure. As of June 30, 2002, we had announced the closure of 28 facilities, of which 14 had been closed, and reduced our permanent workforce by 8%. We will continue to implement these restructuring activities in 2002 and expect to announce more facility closures and further workforce reductions this year.


     Our estimates of the charges relating to these restructuring plans are as follows:

     - We expect the restructuring charges to total approximately $445 million after tax.


     - We had incurred $358 million after tax or 80% of the total expected after-tax charges as of June 30, 2002, and expect to incur the balance of the charges in 2002.


     - We estimate that 34% of the total pre-tax charges will be non-cash.


     - Our cash expenditures for these restructuring activities were $86 million after tax as of June 30, 2002. Although we had projected a maximum cash outlay of $300 million for 2002 as we entered the year, we now believe such payments are likely to be closer to $200 million, with remaining payments occurring in later years. Most of the cash portion of the charges relates to severance costs resulting from the workforce reduction.


     - We expect that 79% of the charges will be related to our North American operations.

     - We expect that 58% of the charges will be incurred by our business units primarily serving the light vehicle OE marketplace (ASG and EFMG) and that 25% will be incurred by AAG.

     For additional information regarding this restructuring, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of
Outstanding Notes.............   We sold the Outstanding Notes on March 11,
                                 2002, to Salomon Smith Barney Inc., Banc of
                                 America Securities LLC, Credit Suisse First
                                 Boston Corporation, Deutsche Banc Alex. Brown
                                 Inc., J.P. Morgan Securities Inc., Banc One
                                 Capital Markets, Inc., BNP Paribas Securities
                                 Corp., BNY Capital Markets, Inc., Comerica
                                 Securities, Inc., HSBC Securities (USA) Inc.,
                                 McDonald Investments Inc., Merrill Lynch,
                                 Pierce, Fenner & Smith Incorporated, Sun Trust
                                 Capital Markets, Inc., TD Securities (USA)
                                 Inc., and UBS Warburg LLC. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the Outstanding
                                 Notes to qualified institutional buyers
                                 pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S.

Registration Rights
Agreement.....................   Contemporaneously with the initial sale of the
                                 Outstanding Notes, we entered into a
                                 registration rights agreement with the initial purchasers in which we agreed, among other things, to use our reasonable best efforts to file this registration statement with the SEC and to complete this exchange offer. This exchange offer is intended to satisfy your rights under the registration rights agreement.
                                 After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights hereunder with respect to your Outstanding Notes.

The Exchange Offer............   We are offering to exchange the Exchange Notes,
                                 which have been registered under the Securities
                                 Act, for your Outstanding Notes. In order to be exchanged, an Outstanding Note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue
                                 Exchange Notes promptly after the expiration of the exchange offer.

Resales of the Exchange
Notes.........................   Except as provided below, we believe that the
                                 Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                 - the Exchange Notes are being acquired in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the Exchange Notes issued to you in the exchange offer; and

                                 - you are not an affiliate of ours.

                                 If any of these conditions are not satisfied and you transfer any Exchange Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                 Each broker-dealer that is issued Exchange
                                 Notes in the exchange offer for its own account in exchange for Outstanding Notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes issued to it in the exchange offer in exchange for Outstanding Notes that were acquired by that broker-dealer as a result of market-making or other trading activities.


Record Date...................   We mailed this prospectus and the related offer
                                 documents to the registered holders of
                                 Outstanding Notes on September 10, 2002.



Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on October 16, 2002, unless we decide to extend the expiration date.


Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the Outstanding
                                 Notes being tendered.


Exchange Agent................   Citibank, N.A., is serving as the exchange
                                 agent in connection with the exchange offer.
                                 The address and telephone number of the
                                 exchange agent are set forth under "Exchange
                                 Offer -- Exchange Agent" at page 65.


Procedures for Tendering
Outstanding Notes.............   If you wish to tender your Outstanding Notes
                                 for Exchange Notes in this exchange offer, you must transmit to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date either:

                                 - an original or a facsimile of a properly
                                   completed and duly executed copy of the
                                   letter of transmittal which accompanies this prospectus, together with your Outstanding Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

                                 - if the Outstanding Notes you own are held of
                                   record by The Depositary Trust Company (DTC) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of DTC's Automated Tender Offer Program System (ATOP) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, will form a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

                                 In all other cases, a letter of transmittal must be manually executed and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

                                 In addition, you must deliver to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date:

                                 - if you are effecting delivery by book-entry
                                   transfer, a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC; or

                                 - if necessary, the documents required for
                                   compliance with the guaranteed delivery
                                   procedures.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interests or Outstanding Notes in the exchange offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your Outstanding Notes
                                 and:

                                 - time will not permit your Outstanding Notes
                                   or other required documents to reach the exchange agent by the expiration date; or

                                 - the procedure for book-entry transfer cannot
                                   be completed on time;

                                 you may tender your Outstanding Notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.


Withdrawal Rights.............   You may withdraw the tender of your Outstanding
                                 Notes at any time prior to 5:00 p.m., New York
                                 City time, on October 16, 2002.


Effect on Holders of
Outstanding Notes.............   As a result of making the exchange offer, and
                                 upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms thereof, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated thereunder to pay liquidated damages for failure to take these actions. If you are a holder of Outstanding Notes and you do not tender them in the exchange offer, you will continue to hold them and you will be entitled to all the rights and subject to all the limitations applicable to the Outstanding Notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon consummation of the exchange offer.

                                 To the extent that Outstanding Notes are tendered and accepted in this exchange offer, the trading market for the Outstanding Notes could be adversely affected.

Consequences of Failure to
Exchange......................   All untendered Outstanding Notes will continue
                                 to be subject to the restrictions on transfer provided for therein and in the indenture governing the Notes. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

Federal Income Tax
Considerations................   Based upon advice from counsel, we believe that
                                 the exchange of Outstanding Notes for Exchange
                                 Notes will not be a taxable event for United
                                 States federal income tax purposes.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of Exchange Notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same indenture. We use the term "Notes" in this prospectus to collectively refer to the Outstanding Notes and the Exchange Notes.

Issuer........................   Dana Corporation.

Securities Offered
  Notes.......................   $250 million aggregate principal amount of
                                 10 1/8% Notes due 2010.

  Maturity....................   March 15, 2010.

  Interest Payment Dates......   March 15 and September 15 of each year,
                                 commencing September 15, 2002.

Optional Redemption...........   The Notes will be redeemable, at our option, in
                                 whole or from time to time in part at any time after March 15, 2006, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest, if any. See "Description of Notes -- Optional Redemption."


Ranking.......................   The Notes will be general, unsecured
                                 obligations of Dana Corporation and will rank equally in right of payment with all of Dana
                                 Corporation's existing and future
                                 unsubordinated debt and senior in right of payment to all of Dana Corporation's existing and future subordinated debt. The Notes will be effectively subordinated to all of Dana
                                 Corporation's secured debt, if any, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities of Dana
                                 Corporation's subsidiaries. As of June 30,
                                 2002, Dana Corporation excluding its
                                 subsidiaries had $2,381 million of total indebtedness outstanding, including the Notes, all of which ranked equally with the Notes and none of which were secured, and Dana
                                 Corporation's subsidiaries had $4,051 million of liabilities outstanding, including, without limitation, trade payables. See "Description of the Notes -- Ranking."


Change of Control.............   Upon the occurrence of a "Change of Control,"
                                 we will be required, unless at the time of the Change of Control (and during the 30-day period following the change of Control), the Notes are rated investment grade by both Standard &
                                 Poor's Rating Services (S&P) and Moody's
                                 Investors Service, Inc. (Moody's), to make an offer to repurchase each holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See
                                 "Description of the Notes -- Certain
                                 Covenants -- Change of Control."

Certain Covenants.............   The indenture governing the Notes contains
                                 certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - incur additional indebtedness and issue
                                   preferred stock;

                                 - pay dividends or make certain other
                                   restricted payments;

                                 - incur liens;

                                 - sell assets;

                                 - enter into agreements that restrict dividends
                                   from restricted subsidiaries;

                                 - enter into sale and leaseback transactions;

                                 - engage in transactions with affiliates; and

                                 - enter into certain mergers and
                                   consolidations.


                                 These covenants are subject to important exceptions and qualifications, which are described in the section "Description of the Notes" under the heading "Certain Covenants" in this prospectus.


                                 If the Notes receive investment grade ratings by both S&P and Moody's, subject to certain additional conditions, we will no longer be required to comply with these covenants, and substituted forms of negative pledge, sale and leaseback, and merger and consolidation covenants will apply to us and our restricted subsidiaries. See "Description of the
                                 Notes -- Certain Covenants -- Application of
                                 Fall Away Covenants and Covenant Substitution."

Absence of a Public Market for
the Exchange Notes............   The Exchange Notes generally will be freely
                                 transferable, but they will also be new
                                 securities for which there will be no
                                 established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Exchange Notes. Salomon
                                 Smith Barney, Banc of America Securities LLC and certain other initial purchasers have advised us that they intend to make a market in the Exchange Notes. However, they are not obligated to do so, and they may discontinue any market making in the Notes at any time without notice.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

                                  RISK FACTORS

     You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before making a decision on whether to participate in the exchange offer.

                             SUMMARY FINANCIAL DATA

DANA CORPORATION AND CONSOLIDATED SUBSIDIARIES


     The following summary of historical consolidated financial information for the five-year period ended December 31, 2001 has been derived from our audited consolidated financial statements and notes thereto. The summary of historical consolidated financial information for the six months ended June 30, 2001 and 2002 was derived from our unaudited consolidated financial statements, which financial statements, in management's opinion, reflect all adjustments, including those necessary to reflect the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No.
142), as of January 1, 2002, and other adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Recent Developments" and our consolidated financial statements and notes thereto, included elsewhere in this prospectus.



                                                                                  SIX MONTHS
                                                                                     ENDED
                                          YEAR ENDED DECEMBER 31,                  JUNE 30,
                              -----------------------------------------------   ---------------
                               1997      1998      1999      2000      2001      2001     2002
                              -------   -------   -------   -------   -------   ------   ------
                                                        (IN MILLIONS)
STATEMENT OF INCOME DATA:
Net sales...................  $11,911   $12,464   $13,159   $12,317   $10,271   $5,499   $5,310
Revenue from lease
  financing.................      172       173       111       143       115       51       40
Other income, net...........      319       202        83       231        83       --       90
                              -------   -------   -------   -------   -------   ------   ------
     Total revenue..........   12,402    12,839    13,353    12,691    10,469    5,550    5,440
                              -------   -------   -------   -------   -------   ------   ------
Cost of sales...............   10,067    10,449    10,964    10,599     9,268    4,857    4,683
Selling, general and
  administrative expenses...    1,152     1,122     1,192     1,132       985      533      493
Restructuring and
  integration charges.......      328       118       181       173       390       26       95
Merger expenses.............       --        50        --        --        --       --       --
Interest expense............      251       280       279       323       309      163      134
                              -------   -------   -------   -------   -------   ------   ------
Income (loss) before income
  taxes.....................      604       820       737       464      (483)     (29)      35
Estimated taxes on income...      294       315       251       171      (161)      (7)      16
                              -------   -------   -------   -------   -------   ------   ------
Income (loss) before
  minority interest, equity
  in earnings of affiliates
  and effect of change in
  accounting................      310       505       486       293      (322)     (22)      19
Minority interest...........      (22)       (8)      (13)      (13)       (8)      (5)      (9)
Equity in earnings of
  affiliates................       32        37        40        54        32       14       33
                              -------   -------   -------   -------   -------   ------   ------
Net income (loss) before
  effect of change in
  accounting................      320       534       513       334      (298)     (13)      43
                              -------   -------   -------   -------   -------   ------   ------
Effect of change in
  accounting................       --        --        --        --        --       --     (220)
                              -------   -------   -------   -------   -------   ------   ------
Net income (loss)(1)........  $   320   $   534   $   513   $   334   $  (298)  $  (13)  $ (177)
                              =======   =======   =======   =======   =======   ======   ======


                  (other financial data follows on next page)

                                              DECEMBER 31,                        JUNE 30,
                             ----------------------------------------------   -----------------
                              1997     1998      1999      2000      2001      2001      2002
                             ------   -------   -------   -------   -------   -------   -------
                                                       (IN MILLIONS)
SELECTED BALANCE SHEET
  DATA:
Cash and cash
  equivalents..............  $  423   $   230   $   111   $   179   $   199   $   153   $   318
Total assets...............   9,511    10,138    11,123    11,236    10,207    11,038    10,215
Total debt.................   3,483     3,416     4,150     4,594     4,128     4,488     4,034
Deferred employee
  benefits.................   1,020     1,064     1,068     1,076     1,263     1,088     1,290
Shareholders' equity.......   2,602     2,940     2,957     2,628     1,958     2,380     1,749



                                                                                  SIX MONTHS
                                                                                     ENDED
                                              YEAR ENDED DECEMBER 31,              JUNE 30,
                                     -----------------------------------------   -------------
                                      1997     1998     1999     2000    2001    2001    2002
                                     ------   ------   ------   ------   -----   -----   -----
                                           (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
OTHER FINANCIAL DATA:
Cash flows from operating
  activities.......................  $  929   $  795   $  608   $  984   $ 639   $ 353   $ 275
Cash flows from financing
  activities.......................      99     (254)     374     (122)   (698)   (276)   (150)
Cash flows from investing
  activities.......................    (877)    (734)  (1,101)    (794)     79    (103)     (6)
EBITDA(2)..........................   1,305    1,588    1,535    1,310     374     405     411
Depreciation and amortization(1)...     450      488      519      523     548     271     242
Capital expenditures...............     579      661      807      662     425     238     165
Ratio of EBITDA to interest
  expense(2).......................    5.2x     5.7x     5.5x     4.1x    1.2x    2.5x    3.1x
Ratio of total debt to EBITDA(2)...    2.7x     2.2x     2.7x     3.5x   11.0x    6.3x   10.6x
Total debt as % of total
  capitalization(3)................      57%      54%      58%      64%     68%     65%     70%
Ratio of earnings to fixed
  charges(4).......................    3.1x     3.6x     3.4x     2.3x      --    1.0x    1.2x


---------------


(1) See pages F-8 and F-9 for a pro forma presentation of net income (loss) for each of the three years in the period ended December 31, 2001, as if SFAS No. 142 had been adopted prior to 1999. See also page F-40 for a pro forma presentation of net loss for the six-month period ended June 30, 2001.



(2) EBITDA represents earnings before interest expense, estimated taxes on income, minority interest, equity in earnings of affiliates, plus depreciation and amortization, and is not intended to represent an alternative to operating income or an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles or GAAP) as a measure of performance or liquidity. We believe that EBITDA divided by total interest expense and total debt divided by EBITDA are meaningful measures of performance because they are commonly used in our industry to analyze operating performance, leverage and liquidity. While EBITDA is frequently used to analyze companies, EBITDA as presented herein is not necessarily comparable to what other companies state as "EBITDA" because of potential inconsistencies in the method of calculation. EBITDA includes gains and losses on divestitures, cash and non-cash restructuring charges, merger expenses and other unusual cash and non-cash charges (principally consisting of asset impairments charged to cost of sales or restructuring expense). For comparability, the ratios of total debt to EBITDA presented in the columns headed "Six Months Ended June 30, 2001 and 2002" were calculated using EBITDA for the twelve-month periods ended as of the respective dates.


(3) Total debt as a percentage of total capitalization represents (i) total debt, divided by (ii) total debt plus shareholders' equity.


(4) These ratios were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income from continuing operations before taxes, distributed income of affiliates accounted for on the equity method of accounting, fixed charges (excluding capitalized interest) and income of majority-owned subsidiaries with fixed charges, and "fixed charges" consist of interest on indebtedness and that portion of rental expense (estimated at one-third) which we believe to be representative of interest. For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $447 million.

DANA CORPORATION (WITH DANA CREDIT CORPORATION ON THE EQUITY BASIS)

     The following table sets forth certain unaudited supplemental financial data of Dana with DCC set forth on the equity basis of accounting. This presentation does not conform with GAAP but has been included to assist prospective investors in evaluating an investment in the Notes offered hereby. This information should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with GAAP. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Recent Developments" and our consolidated financial statements and the notes thereto, included elsewhere in this prospectus.


                                                                                 SIX MONTHS
                                                                                    ENDED
                                         YEAR ENDED DECEMBER 31,                  JUNE 30,
                             -----------------------------------------------   ---------------
                              1997      1998      1999      2000      2001      2001     2002
                             -------   -------   -------   -------   -------   ------   ------
                                                       (IN MILLIONS)
STATEMENT OF INCOME DATA:
Net sales..................  $11,911   $12,464   $13,159   $12,317   $10,271   $5,499   $5,310
Other income, net..........      298        59        58       190        43      (25)      28
                             -------   -------   -------   -------   -------   ------   ------
     Total revenue.........   12,209    12,523    13,217    12,507    10,314    5,474    5,338
                             -------   -------   -------   -------   -------   ------   ------
Cost of sales..............   10,099    10,485    11,016    10,662     9,335    4,890    4,712
Selling, general and
  administrative
  expenses.................    1,041       984     1,074     1,007       895      482      437
Restructuring and
  integration charges......      328       118       181       173       390       26       95
Merger expenses............       --        50        --        --        --       --       --
Interest expense...........      172       189       208       218       205      104       91
                             -------   -------   -------   -------   -------   ------   ------
Income (loss) before income
  taxes....................      569       697       738       447      (511)     (28)       3
Estimated taxes on
  income...................      287       277       273       168      (167)      (6)      15
                             -------   -------   -------   -------   -------   ------   ------
Income (loss) before
  minority interest, equity
  in earnings of affiliates
  and effect of change in
  accounting...............      282       420       465       279      (344)     (22)     (12)
Minority interest..........      (22)       (8)      (13)      (13)       (8)      (5)      (9)
Equity in earnings of
  affiliates...............       60       122        61        68        54       14       64
                             -------   -------   -------   -------   -------   ------   ------
Net income (loss) before
  effect of change in
  accounting...............      320       534       513       334      (298)     (13)      43
                             -------   -------   -------   -------   -------   ------   ------
Effect of change in
  accounting...............       --        --        --        --        --       --     (220)
                             -------   -------   -------   -------   -------   ------   ------
Net income (loss)(1).......  $   320   $   534   $   513   $   334   $  (298)  $  (13)  $ (177)
                             =======   =======   =======   =======   =======   ======   ======



                                                  DECEMBER 31,                     JUNE 30,
                                   ------------------------------------------   ---------------
                                    1997     1998     1999     2000     2001     2001     2002
                                   ------   ------   ------   ------   ------   ------   ------
                                                          (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents........  $  410   $  277   $  101   $  149   $  182   $  146   $  301
Total assets.....................   8,147    9,052    9,502    9,166    8,565    9,112    8,796
Total debt.......................   2,196    2,540    2,759    2,881    2,772    2,970    2,802
Deferred employee benefits.......   1,017    1,061    1,064    1,073    1,260    1,083    1,287
Shareholders' equity.............   2,602    2,940    2,957    2,628    1,958    2,380    1,749


                  (other financial data follows on next page)

                                                                                 SIX MONTHS
                                                                                    ENDED
                                             YEAR ENDED DECEMBER 31,              JUNE 30,
                                    -----------------------------------------   -------------
                                     1997     1998     1999     2000    2001    2001    2002
                                    ------   ------   ------   ------   -----   -----   -----
                                          (IN MILLIONS, EXCEPT RATIOS AND PERCENTAGES)
OTHER FINANCIAL DATA:
Cash flows from operating
  activities......................  $  775   $  836   $  464   $  850   $ 475   $ 222   $ 251
Cash flows from financing
  activities......................      11      163      (64)    (443)   (349)    (87)    (21)
Cash flows from investing
  activities......................    (644)  (1,182)    (526)    (359)    (93)   (138)   (111)
EBITDA(2).........................   1,122    1,282    1,375    1,092     141     295     289
Depreciation and
  amortization(1).................     381      396      429      427     447     219     195
Capital expenditures..............     518      552      547      434     317     164     134
Ratio of EBITDA to interest
  expense(2)......................    6.5x     6.8x     6.6x     5.0x      --    2.8x    3.2x
Ratio of total debt to
  EBITDA(2).......................    2.0x     2.0x     2.0x     2.6x   19.7x    6.0x   20.8x
Total debt as % of total
  capitalization(3)...............      46%      46%      48%      52%     59%     56%     62%


---------------


(1) See pages F-8 and F-9 for a pro forma presentation of net income (loss) for each of the three years in the period ended December 31, 2001, as if SFAS No. 142 had been adopted prior to 1999. See also page F-40 for a pro forma presentation of net loss for the six-month period ended June 30, 2001.



(2) EBITDA represents earnings before interest expense, estimated taxes on income, minority interest, equity in earnings of affiliates, plus depreciation and amortization, and is not intended to represent an alternative to operating income or an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles or GAAP) as a measure of performance or liquidity. We believe that EBITDA divided by total interest expense and total debt divided by EBITDA are meaningful measures of performance because they are commonly used in our industry to analyze operating performance, leverage and liquidity. While EBITDA is frequently used to analyze companies, EBITDA as presented herein is not necessarily comparable to what other companies state as "EBITDA" because of potential inconsistencies in the method of calculation. EBITDA includes gains and losses on divestitures, cash and non-cash restructuring charges, merger expenses and other unusual cash and non-cash charges (principally consisting of asset impairments charged to cost of sales or restructuring expense). For the year ended December 31, 2001, EBITDA as calculated above was insufficient to cover interest expense by $64 million. For comparability, the ratios of total debt to EBITDA presented in the columns headed "Six Months Ended June 30, 2001 and 2002" were calculated using EBITDA for the twelve-month periods ended as of the respective dates.


(3) Total debt as a percentage of total capitalization represents (i) total debt, divided by (ii) total debt plus shareholders' equity.

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making a decision on whether to participate in the exchange offer.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER

YOUR OUTSTANDING NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES

     We will not accept your Outstanding Notes for exchange if you do not follow the exchange offer procedures. We will issue Exchange Notes as part of this exchange offer only after a timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Outstanding Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Outstanding Notes, letter of transmittal and other required documents by the expiration date of the exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your Outstanding Notes, we will not accept your Outstanding Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of Outstanding Notes, we will not accept your Outstanding Notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, THEY WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY NOT BE ABLE TO SELL THEM

     We did not register the Outstanding Notes, nor do we intend to do so following the exchange offer. Outstanding Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Outstanding Notes after the exchange offer, you may not be able to sell them. To the extent any Outstanding Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Outstanding Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

BECAUSE THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM

     The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their Exchange Notes; or

     - the price at which the holders will be able to sell their Exchange Notes.

     We do not intend to apply for listing of the Exchange Notes on any U.S. securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the Exchange Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the Exchange Notes.

     We understand that Salomon Smith Barney, Banc of America Securities LLC and certain other initial purchasers presently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the Exchange Notes or that any trading market that does develop will be liquid.

     In addition, any Outstanding Note holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. For a description of these requirements, see "Exchange Offer."

RISKS RELATING TO DANA AND OUR MARKETS

OUR BUSINESS IS AFFECTED BY THE CYCLICAL NATURE OF THE ORIGINAL EQUIPMENT VEHICULAR MARKETS THAT WE SERVE


     Our financial performance depends, in large part, on the varying conditions in the global light, medium and heavy vehicle OE markets that we serve. Demand in these markets fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate levels and fuel costs. Our sales of vehicular products are also impacted by OE manufacturer (OEM) inventory levels and production schedules and stoppages. In North America, our largest market, OEM light and heavy vehicle build schedules declined significantly in 2001 from the peak in 2000. In 2001, we sought to scale our operations to lower production levels which we initially expected to be approximately 15.4 million light vehicle units and approximately 145,000 heavy vehicle units. By the end of the third quarter of 2001, in the wake of the terrorist attacks on September 11, we had lowered our light vehicle production estimates to 15.2 million units in 2001 and 14.5 million units in 2002, and our heavy vehicle production estimates to 140,000 units in 2001 and 130,000 units in 2002. We have seen recovery in both markets in the first half of 2002, which we attribute in part to continued OEM dealer incentives for light vehicles and pre-buying in advance of an October 2002 change in emissions requirements for diesel engines for heavy vehicles. As a result, we have increased our projections for North American vehicle production for 2002 to approximately 15.8 million light vehicle units and 150,000 to 155,000 heavy vehicle units. In October 2001, we announced our intention to accelerate the restructuring of our operations, to further reduce our work force by more than 15% and to review more than 30 facilities for consolidation or closure. By the end of the first half of 2002, we had closed or announced the closure of 28 facilities and had reduced our permanent work force by 8%. Our restructuring efforts are ongoing and we expect to fully implement our plan in 2002, although certain cash expenditures in relation to the implementation of the plan will occur in 2003. We cannot assure you that these efforts to scale our operations will be fully successful or that actual production will not fall below estimated levels. In either such event, our results of operations and financial condition would be adversely impacted.


     We have been awarded net new business expected, based on our latest review of our customers' production projections to total approximately $7.7 billion for the period from 2002 through 2006. This anticipated new business is subject to fluctuations in light of economic conditions and market factors, and our sales could be adversely affected if there are significant changes in the timing, size and continuation of our customers' programs.

WE MAY NOT BE ABLE TO ACHIEVE THE COST SAVINGS AND OPERATING SYNERGIES THAT WE EXPECT FROM THE RESTRUCTURING OF OUR OPERATIONS

     Although we expect to realize cost savings and operating synergies as a result of the pending restructuring, you should consider that we may be unable to achieve the level of benefits that we expect to realize or that these benefits may not be realized within the timeframes we currently expect. Realization of these benefits could be affected by a number of factors. Many of these factors are beyond our control. We could be adversely affected by the following:

     - general economic conditions;

     - increased operating costs and unanticipated capital expenditures;

     - the responses of our competitors or customers; and

     - incomplete or delayed implementation of the restructuring, particularly in the rationalization of our facilities and the timing of our planned headcount reductions.

     In addition, we are currently proceeding with the sale of the businesses of DCC and are investigating the sale of certain other assets and businesses which are regarded as non-core. Changes in the amount, timing and character of charges related to the restructuring, failure to complete or a substantial delay in completing the restructuring and planned divestitures or the receipt of lower proceeds from such divestitures than currently is anticipated could have a material adverse effect on us.

OUR REPLACEMENT PARTS MARKETS ARE DEPRESSED

     Approximately 35% of our sales in 2001 were to the global vehicular replacement parts markets. These markets were depressed in 2001 due to the general economic slowdown and other factors, including general improvement in the durability of OE vehicular parts which has reduced the demand for replacement parts. We were also adversely impacted by higher inventory levels in our distribution system due to mergers of many of our aftermarket customers and difficulties in consolidating certain of our own warehouse operations. We have taken steps to respond to these factors, and have implemented modest price increases recently which we expect will generate sales growth even on a flat volume this year, but we cannot assure you whether or when we will be successful in regaining our historical level of profitability in these markets.

TWO CUSTOMERS ACCOUNT FOR A SIGNIFICANT SHARE OF OUR BUSINESS

     Sales to Ford and its subsidiaries accounted for approximately 18% of our consolidated sales in 2001, 19% in 2000, and 16% in 1999, primarily from our ASG and EFMG units. Sales to DaimlerChrysler and its subsidiaries accounted for approximately 11% of our consolidated sales in 2001 and 14% in 2000 and 1999, primarily from our ASG and CVS units. Sales to these OE customers are made under various contracts with differing expiration dates, generally relating to particular vehicle models. The loss of either Ford or DaimlerChrysler as a customer, the loss of business with respect to one or more of the vehicle models that use our products or a significant decline in the production levels for such vehicles would have an adverse effect on our business, results of operations and financial condition.

     Ford, DaimlerChrysler and some of our other customers periodically ask us to reduce the prices of our products. We discuss appropriate cost savings measures with these customers on an ongoing basis, but we cannot assure you that we will be able to improve or maintain our historical level of profitability in light of such requests.

THE COMPETITIVE ENVIRONMENT IN OUR OE AUTOMOTIVE AND COMMERCIAL VEHICLE SECTORS IS EVOLVING RAPIDLY

     In recent years, the competitive environment among suppliers to the global OE vehicle manufacturers has changed significantly as these manufacturers have sought to outsource more vehicular components, modules and systems. In addition, these sectors have experienced substantial consolidation. We expect to continue to respond to these changes in our markets through strategic alliances, joint ventures, acquisitions and divestitures, as well as through other initiatives intended to maintain our competitiveness. However, we cannot assure you that our efforts will be successful or that new or larger competitors will not significantly impact our business, results of operations and financial condition.

THE AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION


     As of June 30, 2002, we had total consolidated indebtedness outstanding of $4,034 million and total shareholders' equity of $1,749 million. We may incur additional indebtedness in the future, subject to the satisfaction of certain financial tests.


     This level of indebtedness could:

     - make it more difficult for us to satisfy our obligations with respect to the Notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to use operating cash flow in other areas of our business because we must dedicate a portion of these funds to payments on our indebtedness;

     - limit our ability to obtain other financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements; and

     - limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness.

     Since we use a portion of our cash flow from operations to satisfy our debt obligations, a downturn in our business could limit our ability to service these obligations. Our future financial performance will be affected by a range of economic, financial and industry factors, many of which are beyond our control, and we cannot assure you that our business will generate sufficient cash flow from operations to enable us to service our indebtedness or fund our other liquidity needs. Nor can we assure you that, if we needed to do so, we would be able to effect any refinancing, obtain additional financing or sell assets on terms acceptable to us or at all.

SOURCES OF SHORT-TERM FINANCING MAY BECOME UNAVAILABLE

     Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. However, the debt rating services lowered our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and the impact of this downturn on our operations. Following the downgrading, the commercial paper markets ceased to be available to us and we began borrowing against our committed bank lines (a 364-day facility and a 5-year facility). The accounts receivable securitization program established in March 2001 and the sale of our 9% Notes due 2011 allowed us to reduce our borrowings against the bank lines while extending the overall maturity of our outstanding debt.


     On December 19, 2001, we entered into a new 364-day facility and amended the 5-year facility which matures on November 15, 2005. Under our amended 5-year facility, we have a $500 million committed line, of which $10 million was outstanding as of June 30, 2002. Under our new 364-day facility, we had a $250 million committed line, which was amended on July 15, 2002 to reduce the committed line to $100 million. As of June 30, 2002, there were no amounts outstanding under this facility. Borrowings under our two revolving credit facilities are subject to satisfaction of certain customary conditions, including repetition of representations and warranties and compliance with customary affirmative and negative covenants and financial covenants, and we may be unable to borrow under such facilities in the event that we are unable to satisfy these conditions. The cost of borrowing under these facilities will increase in the event that our credit ratings are lowered. Sales of receivables under the accounts receivables facility are subject to concentration limitations based upon the credit ratings of the receivables counterparties, which may limit our ability to access funds through such facility. The accounts receivables facility itself may be terminated in the event that our credit ratings decline below certain levels. As of June 30, 2002, we were rated BB by S&P and Ba3 by Moody's. At these ratings, a downgrade of two levels by S&P or any downgrade by Moody's would entitle the lenders to terminate this facility. While we can give no assurances, we expect to be able to continue to secure short-term financing, but may be forced to adjust our programs if adequate funds are not available on acceptable terms or at all. In the event that we are unable to obtain short-term financing or such financing is not available on acceptable terms, our business, results of operations and financial condition may be adversely affected.


WE ARE IMPACTED BY ENVIRONMENTAL LAWS AND REGULATIONS

     Our operations are subject to U.S. and non-U.S. environmental laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of waste materials and the cleanup of contaminated properties. We believe that our businesses are operating in compliance in all material respects with such laws and regulations, many of which provide for substantial penalties for violations, but we cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to existing or subsequently acquired operations, under either present laws and regulations or those that may be adopted or imposed in the future.

WE MAY BE ADVERSELY AFFECTED BY PRODUCT LIABILITY CLAIMS, INCLUDING THOSE RELATED TO ASBESTOS EXPOSURE

     Currently, product liability claims are not material to our financial condition. However, we have exposure to asbestos litigation because, in the past, some of our automotive products contained asbestos. As a result, there are a large number of asbestos personal injury claims pending against us. Historically, a significant majority of the defense and indemnity costs associated with these claims has been covered by insurance in accordance with agreements with our carriers. A substantial increase in the number or size of new claims or changes in the processing of these claims by our carriers could adversely affect us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS

     A substantial portion of our business is conducted outside of the United States, which exposes us to risks from changes in the political, economic and financial environments in other countries, including changes in foreign laws and regulations and in tariffs, taxes and exchange controls, and fluctuations in the exchange rates between the dollar and the currencies in which our foreign operations receive revenues and pay expenses. Significant changes in international conditions could have an adverse effect on our business, results of operations and financial condition. In addition, our consolidated financial results are denominated in dollars and require translation adjustments for purposes of reporting results from, and the financial condition of, our non-U.S. operations. Such adjustments may be significant from time to time.

RISKS RELATING TO THE NOTES

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND ALL OBLIGATIONS OF OUR SUBSIDIARIES

     The Notes will be our general, unsecured obligations and will not be guaranteed by any of our subsidiaries. Therefore, the Notes will be effectively subordinated to (1) all of our secured indebtedness, to the extent of the value of the collateral and (2) all indebtedness and other obligations, including trade payables, of our subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

     - all secured claims against the affected entity have been fully paid; and

     - if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.


As of June 30, 2002, our subsidiaries had total liabilities of $4,051 million outstanding, including, without limitation, trade payables.


OUR DEBT INSTRUMENTS CONTAIN RESTRICTIVE COVENANTS THAT COULD LIMIT OUR FLEXIBILITY

     The indentures governing our 9% Notes due 2011 and the Notes contain covenants with respect to us and our restricted subsidiaries that restrict, among other things:

     - the incurrence of additional indebtedness and the issuance of preferred stock;

     - the payment of dividends on, and the redemptions of, capital stock and the redemption of indebtedness that is junior in right of payment to the Notes;

     - other restricted payments including, without limitation, certain investments;

     - the incurrence of liens;

     - sales of assets;

     - sale and leaseback transactions;

     - transactions with affiliates;

     - consolidations, mergers and transfers of all or substantially all of our assets; and

     - the creation of restrictions on distributions from restricted subsidiaries.

     In addition, our credit facilities require us to maintain certain financial ratios and satisfy certain financial condition tests. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities.

     Our ability to comply with our covenants may be affected by events beyond our control and we cannot assure you that we will be able to meet them. A breach of any of our covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under that agreement and in a default with respect to, and acceleration of, the debt outstanding under the other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we might not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it might not be on terms acceptable to us. See "Description of Certain Indebtedness" and "Description of the Notes -- Certain Covenants."

IF WE ATTAIN INVESTMENT GRADE STATUS, WE WILL NO LONGER BE SUBJECT TO MOST OF THE COVENANTS IN THE INDENTURE GOVERNING THE NOTES

     If, at any time, the Notes receive an investment grade rating from both S&P and Moody's, subject to certain additional conditions, we will no longer be subject to most of the covenants set forth in the indenture. Any covenants that cease to apply to us as a result of achieving such ratings will not be restored, even if the Notes are later rated below investment grade by either or both of those rating agencies.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined in the indenture), we will be required to make an offer in cash to repurchase all or any part of each holder's Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest. This covenant will not apply if the Notes have been rated investment grade by both S&P and Moody's. If a Change of Control occurs and the covenant is then applicable, we may not have sufficient funds at that time to make the required repurchases of the Notes, and, in that event, we would require third-party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. In addition, a Change of Control would likely result in, and any failure to make the resulting required repurchases of the Notes would result in, an event of default under our revolving credit facilities that would permit the lenders to accelerate the debt outstanding under those facilities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the Exchange Notes. This prospectus is a part of that registration statement, but does not contain all of the information set forth therein. For further information about us and the Exchange Notes, you should refer to the registration statement.

     Dana is subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC. You can inspect and copy these reports and other materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access electronically reports, proxy and information statements and other information that we file electronically with the SEC by means of the SEC's home page on the Internet at http://www.sec.gov.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They invoke risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include:

     - national and international economic and political conditions (including additional adverse effects from terrorism or hostilities);

     - the strength of other currencies relative to the dollar;

     - the cyclical nature of the global vehicular industry;

     - the performance of the global vehicular aftermarket sector;

     - changes in business relationships with our major customers and in the timing, size and continuation of our customers' programs;

     - the ability of our customers and suppliers to achieve their projected sales and production levels;

     - competitive pressures on our sales and pricing;

     - increases in production or material costs that cannot be recouped in product pricing;

     - our ability to complete the sale of the businesses of Dana Credit Corporation and other divestitures as contemplated; and

     - the success of our restructuring, cost reduction and cash management programs and of our long-term transformation strategy.

     All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

                                USE OF PROCEEDS

     We will receive no proceeds from the exchange of Outstanding Notes pursuant to this exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Outstanding Notes, the terms of which are identical in all material respects to the Exchange Notes. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

                                 CAPITALIZATION


     The first table below summarizes our capitalization as of June 30, 2002. The second table presents the same information with DCC included on an equity basis. The presentation of DCC on an equity basis is not in conformity with GAAP. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes appearing elsewhere in this prospectus or in the documents that we have incorporated by reference.


DANA CORPORATION AND CONSOLIDATED SUBSIDIARIES


                                                                 JUNE 30,
                                                                   2002
                                                              --------------
                                                               (UNAUDITED)
                                                              --------------
                                                              (IN MILLIONS)
Cash and cash equivalents...................................      $  318
                                                                  ======
Notes payable, current:
  Current portion of long-term debt.........................         279
  Other.....................................................         475
                                                                  ------
     Total notes payable, current...........................         754
Long-term debt..............................................       3,280
Shareholders' equity........................................       1,749
                                                                  ------
     Total capitalization...................................      $5,783
                                                                  ======


DANA AND CONSOLIDATED SUBSIDIARIES (INCLUDING DCC ON AN EQUITY BASIS)


                                                                JUNE 30,
                                                                  2002
                                                              -------------
                                                               (UNAUDITED)
                                                              -------------
                                                              (IN MILLIONS)
Cash and cash equivalents...................................     $  301
                                                                 ======
Notes payable, current:
  Current portion of long-term debt.........................         40
  Other.....................................................        330
                                                                 ------
     Total notes payable, current...........................        370
Long-term debt..............................................      2,432
Shareholders' equity........................................      1,749
                                                                 ------
     Total capitalization...................................     $4,551
                                                                 ======

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected historical consolidated financial information for the five-year period ended December 31, 2001 was derived from our audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the six months ended June 30, 2001 and 2002 was derived from our unaudited consolidated financial statements, which financial statements, in management's opinion, reflect all adjustments, including those necessary to reflect the adoption of SFAS No. 142 as of January 1, 2002, and other adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Recent Developments" and our consolidated financial statements and notes appearing elsewhere in this prospectus.


                 DANA CORPORATION AND CONSOLIDATED SUBSIDIARIES


                                                                                        SIX MONTHS
                                                YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                    -----------------------------------------------   ---------------
                                     1997      1998      1999      2000      2001      2001     2002
                                    -------   -------   -------   -------   -------   ------   ------
                                                              (IN MILLIONS)
STATEMENT OF INCOME DATA:

Net sales.........................  $11,911   $12,464   $13,159   $12,317   $10,271   $5,499   $5,310
Revenue from lease financing......      172       173       111       143       115       51       40
Other income, net.................      319       202        83       231        83       --       90
                                    -------   -------   -------   -------   -------   ------   ------
     Total revenue................   12,402    12,839    13,353    12,691    10,469    5,550    5,440
                                    -------   -------   -------   -------   -------   ------   ------
Cost of sales.....................   10,067    10,449    10,964    10,599     9,268    4,857    4,683
Selling, general and
  administrative expenses.........    1,152     1,122     1,192     1,132       985      533      493
Restructuring and integration
  charges.........................      328       118       181       173       390       26       95
Merger expenses...................       --        50        --        --        --       --       --
Interest expense..................      251       280       279       323       309      163      134
                                    -------   -------   -------   -------   -------   ------   ------
Income (loss) before income
  taxes...........................      604       820       737       464      (483)     (29)      35
Estimated taxes on income.........      294       315       251       171      (161)      (7)      16
                                    -------   -------   -------   -------   -------   ------   ------
Income (loss) before minority
  interest, equity in earnings of
  affiliates and effect of change
  in accounting...................      310       505       486       293      (322)     (22)      19
Minority interest.................      (22)       (8)      (13)      (13)       (8)      (5)      (9)
Equity in earnings of
  affiliates......................       32        37        40        54        32       14       33
                                    -------   -------   -------   -------   -------   ------   ------
Net income (loss) before effect of
  change in accounting............      320       534       513       334      (298)     (13)      43
                                    -------   -------   -------   -------   -------   ------   ------
Effect of change in accounting....       --        --        --        --        --       --     (220)
                                    -------   -------   -------   -------   -------   ------   ------
Net income (loss)(1)..............  $   320   $   534   $   513   $   334   $  (298)  $  (13)  $ (177)
                                    =======   =======   =======   =======   =======   ======   ======



                                                    DECEMBER 31,                        JUNE 30,
                                   ----------------------------------------------   -----------------
                                    1997     1998      1999      2000      2001      2001      2002
                                   ------   -------   -------   -------   -------   -------   -------
                                                   (IN MILLIONS)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents........  $  423   $   230   $   111   $   179   $   199   $   153   $   318
Total assets.....................   9,511    10,138    11,123    11,236    10,207    11,038    10,215
Total debt.......................   3,483     3,416     4,150     4,594     4,128     4,488     4,034
Deferred employee benefits.......   1,020     1,064     1,068     1,076     1,263     1,088     1,290
Shareholders' equity.............   2,602     2,940     2,957     2,628     1,958     2,380     1,749


---------------


(1) See pages F-8 and F-9 for a pro forma presentation of net income (loss) for each of the three years in the period ended December 31, 2001, as if SFAS No. 142 had been adopted prior to 1999. See also page F-40 for a pro forma presentation of net loss for the six-month period ended June 30, 2001.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following is a discussion and analysis of our financial condition and results of operations for the years ended December 31, 1999, 2000 and 2001, and for the three-month and six-month periods ended June 30, 2001 and 2002. You should read this discussion and analysis together with our consolidated financial statements and related notes included elsewhere in this prospectus.


     We began the year 2001 experiencing the fluctuations in production runs that resulted from our original equipment (OE) customers trying to balance existing inventories and production schedules with the demands of an uncertain marketplace. Our efforts were focused on trying to scale our businesses to levels that would get us below conservative estimates for production and avoid the underabsorption of overhead that adversely affected our operating results in 2000. The second quarter provided the first signs that production schedules, while well below prior year levels, might be returning to more predictable patterns and that the efforts to downsize our operations were having a positive effect. Sales in our Automotive Systems Group rose 5% over the first quarter after falling 25% during the four previous quarters. Our automotive aftermarket business also reported measurable sales growth for the first time since the middle of 1999, and consolidated profit after tax increased substantially from the first quarter on a modest overall sales gain.

     The optimism generated during the second quarter of 2001 faded as we moved through the third quarter. Dealer inventory of light vehicles, especially models that are key to Dana, was increasing again despite increased incentives, and additional days were carved out of OE production schedules already reduced by seasonal closings. Hopes for a general recovery in the economy, which would have benefited the vehicular markets, were swept away in the days following September
11. The terrorist attacks resulted in immediate changes in how people and products were transported, especially movement across international borders. For a period of time, production schedules based on just-in-time deliveries were severely impacted by the delays resulting from increased security. The United States acknowledged that its economy was in a recession and consumer confidence declined amid uncertainty as to how long the weakness would last.


     We faced the extraordinary challenges posed by the situation by making a number of difficult decisions that were necessary to properly align our resources with customer demand, ensure an adequate return on committed capital and preserve cash. In October 2001, we initiated a review of more than 30 facilities for consolidation or closure, committed to reducing our work force by more than 15%, announced plans to sell the businesses of Dana Credit Corporation
(DCC) and reduced our fourth quarter dividend to one cent per share. By the end of the first quarter of 2002, we had closed or announced the closure of 28 facilities and had reduced our permanent work force by 8%. Additional closures are planned for the remainder of 2002. Executing these restructuring plans continues to be our primary focus in 2002.


LIQUIDITY AND CAPITAL RESOURCES

     Cash Flows -- Operating activities for all of 2001 generated positive cash flow of $639 million, declining $345 million from the prior year. The primary component of the change was earnings, as the $298 million net loss in 2001 represented a $632 million decrease from the net income of $334 million reported in 2000. Included in the $476 million of expenses related to our 2001 restructuring activities were charges of $206 million related to the impairment of inventory and long-lived assets which did not require the use of cash. Our continuing focus on reducing working capital helped generate $350 million during the year, including $303 million from reductions in accounts receivable and inventory. This result was achieved despite the repayment of approximately $100 million financed by a sale of accounts receivable at the end of 2000 and payment of $104 million representing the final installment on our investment in GETRAG Cie. The latter item affected working capital through its inclusion in other accrued liabilities at the end of 2000.

     Efforts to control capital spending impacted cash flows from investing activities in 2001. After reducing capital spending by 18% in 2000, we carved $237 million or 36% from 2000's total to finish 2001 at $425 million. Divestitures generated proceeds of $236 million in 2001, while the acquisition of the remaining 51% interest in Danaven, a Venezuelan affiliate in which we previously held a minority position, required a

$21 million outlay. Net loan activity of our DCC businesses in 2001 resulted in proceeds of $112 million, while loan activity in 2000 required $82 million.

     Our 2001 cash flows related to financing activities included an $888 million reduction of net short-term borrowings, reflecting the application of a large portion of the proceeds from our August note placement and also cash available from the working capital reduction. Due to the reduced level of investments in new leases, DCC was able to use lease payments and proceeds from asset sales to fund $205 million of the reduction in short-term debt. The August notes placement drove the net cash inflow of $346 million related to long-term debt; however, a portion of the proceeds from those issues was used to retire medium-term notes. These debt reductions were partially offset on our balance sheet by the consolidation of approximately $90 million of debt in the second quarter of 2001 in connection with our purchase of the interest in Danaven. The $140 million of dividends paid in 2001 reflected a $47 million reduction over 2000 as a result of reducing our quarterly dividend to one cent per share in the final quarter of 2001. Financing cash flows in 2000 included $381 million expended for stock repurchases, which were discontinued in September 2000.


     Operating activities generated positive cash flow of $275 million in the first six months of 2002. After excluding the effect of the change in accounting, which did not affect cash flow, the adjusted net income of $43 million in 2002 represents an improvement of $56 million over the net loss reported in the first half of 2001. Depreciation and amortization expense totaled $242 million in 2002 and $271 million in 2001. Discontinuing the amortization of goodwill accounts for $18 million of the difference with the remainder attributed to lower capital spending over the last two years. Asset impairment totaled $30 million in the first half of 2002, an increase of $22 million over the same period in 2001, as our restructuring activities generated more non-cash charges. Working capital was reduced $24 million as the seasonal increase in accounts receivable was more than offset by an increase in accounts payable and the receipt of a tax refund. The largest component of Other relates to equity earnings in both years. A dividend from an affiliate in Mexico resulted in net remitted equity in 2001. In 2002, unremitted equity was deducted in arriving at cash flows from operations.



     Capital spending totaled $165 million in the first half of 2002. This represents a reduction of $73 million from the first half of 2001 and supports our commitment to reduce our fixed investment through tight control of capital spending and the sale of non-core assets. We remain committed to an overall capital budget of approximately $275 million for 2002, a substantial change from the $425 million of expenditures in 2001. In the first half of 2002, payments received on leases nearly equaled purchases of assets to be leased; net leasing activity used $13 million in the first half of 2001. Loan activity with DCC customers remained positive but declined $71 million when compared to the prior year. Proceeds from divestitures totaled $92 million during the first six months of 2002, with the proceeds from the sale of selected DCC subsidiaries in June comprising the largest component.



     We used the proceeds from a private placement of $250 million in unsecured notes in March 2002 primarily to reduce borrowings under one of our revolving credit facilities. We reduced our borrowings under the accounts receivable securitization program by $120 million during the second quarter, but remained $20 million above the 2001 year-end balance at June 30. Medium-term notes totaling $135 million matured in January 2002 and we also repaid $78 million of long-term debt within our leasing operations. Continuation of the one-cent per share dividend improved cash flows by $89 million when compared to the first half of 2001, when we paid quarterly dividends of $.31 per share.



     Managing our cash remains a high priority. Our original estimate of maximum cash outlays related to restructuring activities during 2002 was $300 million, but we now believe such payments are likely to be closer to $200 million. We expect to reduce working capital, exclusive of our restructuring activities, by $200 million based on the assumed levels of production for 2002. Within our investing activities, we are committed to a 2002 budget of approximately $275 million for capital spending and expect to realize $300 million or more in proceeds from divestitures. Annualizing the March and June 2002 quarterly dividends would result in related outflows of $6 million versus the $140 million paid in 2001. Achieving these targets would allow us to attain our goal of significantly reducing our outstanding debt during the remainder of 2002.


     Financing Activities -- Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. However, the debt rating services lowered our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and the impact of the downturn on our operations. Following the rating actions, the commercial paper markets ceased to be available to us and we began borrowing against our committed bank lines.

     In March 2001, we established a $400 million accounts receivable securitization program. The initial proceeds were used to reduce debt, including amounts outstanding under our revolving credit facilities. The amounts outstanding under the program are reflected as short-term borrowings in our consolidated financial statements. The amounts available under the program are subject to reduction based on significant adverse changes in the credit ratings of our customers, customer concentration levels or certain characteristics of the underlying accounts receivable. This program is subject to termination by the lenders in the event our credit ratings are lowered beyond a level specified in the agreement.

     In August 2001, we completed the private placement of $575 million and E200 million of 10-year unsecured senior notes. We used the proceeds from these notes, along with a portion of the proceeds from divestitures, to further reduce borrowings under Dana's revolving credit facilities and satisfy maturities of existing medium-term debt, thereby extending the overall maturity of our outstanding debt.

     In December 2001, we entered into a new 364-day revolving credit facility with a group of banks and amended our existing long-term facility, which matures on November 15, 2005. The 364-day facility provided for a maximum borrowing capacity of $250 million while the long-term facility has a borrowing capacity of $500 million. The interest rates under these facilities equal LIBOR or the prime rate, plus a spread that varies depending on our credit ratings. On July 15, 2002 the 364-day facility was amended, reducing our committed line to $100 million; the maturity date of December 18, 2002 for this facility remains unchanged. Both facilities require us to maintain specified financial ratios as of the end of each quarter, including the ratio of net senior debt to tangible net worth; the ratio of earnings before interest, taxes and depreciation and amortization (EBITDA) less capital spend to interest expense; and the ratio of net senior debt to EBITDA. For purposes of these ratios, tangible net worth excludes deferred currency translation adjustments, the 2001 minimum pension liability adjustment and intangible assets, and EBITDA excludes cash restructuring charges incurred from the fourth quarter of 2001 through the first quarter of 2003, to a maximum of $500 million, equity earnings, minority interest and certain other non-cash items. The ratio calculations are based on Dana's consolidated financial statements with DCC accounted for on the equity basis.

     Because our financial performance is impacted by various economic, financial and industry factors, we cannot say with certainty whether we will satisfy these covenants in the future. Noncompliance with these covenants would constitute an event of default, allowing the lenders to accelerate the repayment of any borrowings outstanding under the related arrangement. While no assurance can be given, we believe that we would be able to successfully negotiate amended covenants or obtain waivers if an event of default were imminent; however, we might be required to provide collateral to the lenders or make other financial concessions. Default under either of these facilities or any of our significant note agreements may result in defaults under our other debt instruments. Our business, results of operations and financial condition may be adversely affected if we were unable to successfully negotiate amended covenants or obtain waivers on acceptable terms.

     With the completion of the private placement of the Outstanding Notes in March 2002 and the use of the proceeds of the Notes primarily to reduce indebtedness under our revolving credit facilities, we effectively extended the maturity of $250 million of borrowings to March 2010.


     Committed and uncommitted bank lines enable us to make direct bank borrowings. Excluding DCC, we had committed and uncommitted borrowing lines of $1,068 million at June 30, 2002. This amount included our revolving credit facilities, of which $220 million matures in December 2002 and $500 million matures in November 2005. We also had a total capacity of $400 million under the accounts receivable securitization program. Accordingly, we had a total short-term borrowing capability of $1,468 million, of which $1,138 million was available at June 30, 2002. With the July 2002 amendment of our 364-day facility, such capacity has been reduced by $120 million since June 30. In addition, DCC had credit lines of $309 million at June 30, 2002, including a revolving credit facility that matures in June 2004 and has a maximum borrowing capacity of

$250 million. The interest rates under the facility equal LIBOR or the prime rate, plus a spread that varies depending on DCC's credit ratings. At June 30, 2002, approximately $145 million was outstanding under the DCC lines, including $119 million under the revolving credit facility.


     Based on our rolling forecast, we expect our cash flows from operations, combined with these credit facilities and the accounts receivable securitization program, to provide sufficient liquidity to fund our debt service obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

     Hedging Activities -- We utilize derivative financial instruments, to a limited extent, to hedge principally against the effects of fluctuations of foreign currency exchange rates and interest rate movements (see Notes 1, 7 and 16 to the December 31, 2001 financial statements). To accomplish these purposes, we use forward contracts to hedge against foreign currency movements and interest rate swaps to hedge against interest rate fluctuations and to balance the mix of fixed and variable rate debt. We do not use derivative instruments for trading purposes. Our policy requires that our business units involve our Treasury staff in the execution of all derivative contracts.


     At June 30, 2002, we had a number of open forward contracts to hedge against certain anticipated net purchase and sale commitments. These contracts are for a short duration and none extends beyond one year. The aggregate fair value of these contracts was a favorable amount less than $2 million. These contracts have been valued by independent financial institutions using the exchange spot rate on June 30, 2002, plus or minus quoted forward basis points to determine a settlement value for each contract.



     In order to provide a better balance of fixed and variable rate debt, we have interest rate swap agreements in place to effectively convert the fixed interest rates on certain of our notes to variable rates. Under the agreements, including the swap agreement entered concurrent with the private placement of the March 2002 notes, we receive an average fixed rate of interest of 9.28% on notional amounts of $825 million and E200 million and we pay variable rates based on either LIBOR, plus a spread, or EURIBOR, plus a spread, respectively. The swap agreements expire in August 2011 ($575 million and E200 million) and March 2010 ($250 million), coinciding with the terms of the associated notes. The fair value of these interest rate swaps at June 30, 2002 is reflected as a $26 million asset in the balance sheet. Because these contracts have been designated as fair value hedges, the carrying value of the related notes must be adjusted by an amount equal to the fair value of the swap contracts. This adjustment of our debt is solely for financial reporting purposes and does not affect the amount of the scheduled principal payments.



     DCC has two interest rate swap agreements that have an aggregate notional amount of $45 million and expire in 2003. Unlike the swap agreements hedging the fixed rate notes, the DCC swap agreements call for DCC to receive a variable amount of interest, based on prevailing short-term market rates, and pay a fixed amount that averages 7.95%. The fair value of the DCC interest rate swaps at June 30, 2002 is reflected as a $3 million liability in the balance sheet. Because these swaps have been designated as cash flow hedges, the offsetting entry is reported as a component of shareholders' equity. This deferred amount is adjusted as the periodic settlements required by the contracts occur.



     The fair values of all of our swap agreements, by year of maturity, are liabilities of $3 million in 2003 and assets of $26 million beyond five years. The fair values of all swap agreements were determined by obtaining pricing estimates from independent financial institutions.


     Cash Obligations -- Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under operating lease agreements, firm commitments made to acquire equipment and other fixed assets and purchases of certain raw materials. With the exception of payments required under our long-term debt and operating lease agreements, we do not have fixed cash payment obligations beyond 2003.

     The following table summarizes our fixed cash obligations as of December 31, 2001, over various future periods.

                                                             PAYMENTS DUE BY PERIOD
                                        -----------------------------------------------------------------
CONTRACTUAL CASH OBLIGATIONS            TOTAL    LESS THAN 1 YEAR   1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
----------------------------            ------   ----------------   ---------   ---------   -------------
                                                                  (IN MILLIONS)
Principal payments on long-term
  debt................................  $3,454         $446           $634        $192         $2,182
Operating leases......................     469           76            134         115            144
Unconditional purchase obligations....     244          236              8          --             --
                                        ------         ----           ----        ----         ------
Total contractual cash obligations....  $4,167         $758           $776        $307         $2,326
                                        ======         ====           ====        ====         ======


     Subsequent to December 31, 2001, the obligations related to long-term debt were affected by the issuance of the Outstanding Notes, which increased our obligations due after five years. We believe that the operating leases and unconditional purchase obligations presented above have not been materially affected by activity in the first half of 2002.



     In addition to fixed cash commitments, we may have future cash payment obligations under arrangements where we are contingently obligated if certain events occur or conditions are present. We have guaranteed $1 million of short-term borrowings of a non-U.S. affiliate accounted for under the equity method of accounting. DCC has guaranteed portions of the borrowings of its affiliates that are accounted for under the equity method. DCC's aggregate exposure under several of the guarantees is $24 million. Under another guarantee, DCC's exposure for changes in interest rates resulting from specific events described in the financing arrangements would vary but should not exceed $44 million and its exposure for the other guaranteed obligations is limited to $60 million. The term of the affiliates' financing agreements is one year. DCC anticipates that the affiliates will renew these arrangements on substantially the same terms as the current agreements. If this occurs, it is likely that DCC would provide similar guarantees. We do not expect to make any cash payments relating to these potential obligations.



     At June 30, 2002, we had contingent liability for stand-by letters of credit totaling $109 million and surety bonds totaling $65 million issued on our behalf by financial institutions and an insurance company. These instruments are used principally for the purpose of meeting various states' requirements in order to self-insure our workers compensation obligations and must be renewed each year. As a result of the recent decline in our credit ratings, the issuers of most of these letters of credit and the surety bonds have required us to maintain cash deposits to support the instruments. These deposits, which are included in cash and cash equivalents, totaled $122 million at June 30, 2002. We have accrued the estimated liability for workers compensation claims, including incurred but not reported claims. Accordingly, no significant impact on our financial condition would result if the letters of credit were drawn.


     Contingencies -- We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws. We have reviewed our pending judicial and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.


     With respect to contingent asbestos-related product liability, we had approximately 111,000 such claims outstanding at June 30, 2002, including approximately 22,000 that were settled pending payment. This compares to approximately 73,000 such claims outstanding at June 30, 2001, including 32,000 that were settled pending payment. We attribute this increase in outstanding claims primarily to factors resulting from the discontinuance, in February 2001, of the Center for Claims Resolution (CCR), which had been administering our asbestos-related claims for several years. First, we believe Dana is being named as a party in more claims than before because claimants are now bringing claims against most, if not all, former CCR members individually. Previously, many members of the CCR were not named individually in claims because the settlement amounts were typically the same regardless of how many members were named. Second, since the CCR was discontinued, we have independently controlled our legal strategy for these claims. We are aggressively defending claims which previously might have been settled and thus are not resolving some claims as quickly, leaving a larger number outstanding. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims, as well as claims which may be filed against us in the future. At June 30, 2002, we had accrued $113 million for contingent asbestos-related product liability costs and recorded $98 million as an asset for probable recoveries from insurers for such claims, compared to $102 million accrued for such liabilities and $89 million recorded as an asset at December 31, 2001. Our estimated liabilities for these claims reflect our historical experience and current knowledge. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be brought against us in the future, the grounds for such claims, the damages that may be demanded in such claims, or the probable outcome of such claims.



     With respect to contingent non-asbestos product liability, we accrue the lower end of the range of estimated potential liability. At June 30, 2002, we had $11 million accrued for costs related to such claims, with no recovery anticipated from third parties, unchanged from December 31, 2001. The difference between our minimum and maximum estimates for these liabilities was $13 million at both dates.



     With respect to contingent environmental liability, we estimate such liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, the lower end of the range is accrued. We had accrued $56 million for contingent environmental liabilities at June 30, 2002, compared to $52 million at December 31, 2001, with no recovery expected from other parties at either date. The difference between our minimum and maximum estimates for these liabilities was $3 million at June 30, 2002, compared to $2 million at December 31, 2001.



     Apart from the asbestos-related product liability discussed above, discontinuance of the CCR has had another impact on us. Certain former CCR members have defaulted on the payment of their shares of some of the CCR-negotiated settlements. As a result, some of the settling parties are seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR member companies, our insurers and the claimants to resolve these issues. At June 30, 2002, we estimated our contingent liability with respect to these matters to be approximately $44 million, with $39 million expected to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. These amounts are unchanged from December 31, 2001. Our financial statements include accruals for this contingent liability and the anticipated recoveries.



RESTRUCTURING


     During 1999, we continued executing the restructuring and integration plans announced in 1998 following our acquisition of Echlin Inc., including the closing and downsizing of facilities begun in 1998. We incurred integration charges of $51 million for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

     During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170 million. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, Pa., structures facility. In total, $229 million was charged to income during 1999. This amount consisted of $181 million charged to restructuring and integration, $57 million charged to cost of sales and a $9 million gain recorded in other income on the sale of our marine and outdoor power equipment business, Sierra International Inc. (Sierra).

     During the third quarter of 2000, we announced plans to close our Reading structures facility and terminate approximately 690 people and recorded restructuring charges of $53 million. In the fourth quarter of 2000, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 million of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Management warehouse operations and moving operations from closed facilities.

     In the first quarter of 2001, we recorded $22 million of restructuring expense in connection with the announced closing of six facilities in the ASG and EFMG and workforce reductions at other facilities. These charges included $10 million for employee termination benefits, $7 million for asset impairment and $5 million for other exit costs and impacted net earnings by $14 million. We announced additional facility closings in the third quarter and accrued additional restructuring charges of $12 million, affecting earnings by $7 million.

     In October 2001, we announced plans to reduce our global workforce by more than 15% and initiated a review of more than 30 facilities for possible consolidation or closure. These actions were undertaken to reduce capacity and outsource the manufacturing of non-core content and other non-core processes. As of December 31, 2001, we had announced the closing of 21 facilities and reduced our work force by 7% in connection with these plans. Charges related to our actions announced in October were $431 million and affected net earnings for the fourth quarter of 2001 by $279 million. Charges for all restructuring activities during the fourth quarter of 2001 totaled $440 million, including $155 million for employee terminations, $196 million for asset impairments and $89 million for exit and other costs. We charged cost of sales for $85 million of these expenses, including $38 million for inventory impairment. Net earnings in the fourth quarter of 2001 were impacted by $284 million.

     For the year ended December 31, 2001, we recorded total expenses of $476 million, including $390 million charged to restructuring expense and $86 million charged to cost of sales, in connection with our restructuring actions. At December 31, 2001, there was $259 remaining in accrued liabilities relating to restructuring plans announced in 1999, 2000 and 2001.


     During the first half of 2002, we continued to execute our October 2001 restructuring plan, including the announcement of plans to close 14 additional facilities and further reduce our permanent workforce. In connection with these efforts, we accrued an additional $62 million for employee termination benefits, $16 million for asset impairments, primarily related to property, plant and equipment and other long-lived assets, and $17 million for other exit costs, primarily lease payments, taxes and other holding costs and expenses to prepare facilities for closure. These expenses were reported as restructuring charges in the condensed statement of income. We also charged cost of sales for $14 million of asset impairment associated primarily with exiting a product line and inventory impairment and a provision for unsalvageable customer returns in connection with the rationalization of our aftermarket operations. Total charges relating to our restructuring activities in the first half of 2002 were $109 million, which had a $79 million impact on net income.



     The following table shows restructuring expense, plus related charges to cost of sales, by SBU for the quarters and year-to-date periods ended June 30, 2001 and 2002. The charges to cost of sales, which are primarily the impairment of inventory, were $1 million in the six months ended June 30, 2001, $7 million in the quarter ended June 30, 2002 and $14 million in the six months ended June 30, 2002. There were no such charges to cost of sales in the three months ended June 30, 2001.



                                                                THREE MONTHS     SIX MONTHS
                                                                   ENDED           ENDED
                                                                  JUNE 30,        JUNE 30,
                                                                ------------    ------------
                                                                2001    2002    2001    2002
                                                                ----    ----    ----    ----
                                                                       (IN MILLIONS)
ASG.........................................................            $ 32    $  1    $ 35
AAG.........................................................    $  1      20       8      51
EFMG........................................................       2       6      15       2
CVS.........................................................               3              13
OHSG........................................................       1       2       3       2
Other.......................................................                               6
                                                                ----    ----    ----    ----
       Total................................................    $  4    $ 63    $ 27    $109
                                                                ----    ----    ----    ----

     During the remainder of 2002, we expect to reduce our workforce further and announce additional facility closures related to our October 2001 initiatives. We expect the cost of these actions, along with related activities that must be expensed as incurred, to reduce our 2002 net income by $166 million. Including these projected expenses, the total after-tax cost of our October 2001 initiatives is estimated at $445 million. We expect our actions to reduce our break-even point by eliminating excess capacity. The related savings for the year ending December 31, 2002 are projected to be at least $80 million after tax.


     The following table summarizes the restructuring charges and activity recorded in the last three years and in the six months ended June 30, 2002:



                                                EMPLOYEE     LONG-LIVED
                                               TERMINATION     ASSET      EXIT    INTEGRATION
                                                BENEFITS     IMPAIRMENT   COSTS    EXPENSES     TOTAL
                                               -----------   ----------   -----   -----------   -----
                                                                   (IN MILLIONS)
BALANCE AT DECEMBER 31, 1998.................     $116         $          $ 11       $          $ 127
Activity during the year
  Charges to expense.........................       60            59        11         51         181
  Cash payments..............................      (85)                     (9)       (51)       (145)
  Write-off of assets........................                    (59)                             (59)
                                                  ----         -----      ----       ----       -----
BALANCE AT DECEMBER 31, 1999.................       91            --        13         --         104
Activity during the year
  Charges to expense.........................       62             8        27         76         173
  Cash payments..............................      (60)                    (20)       (76)       (156)
  Write-off of assets........................                     (8)                              (8)
                                                  ----         -----      ----       ----       -----
BALANCE AT DECEMBER 31, 2000.................       93            --        20         --         113
Activity during the year
  Charges to expense.........................      171           166        53                    390
  Cash payments..............................      (58)                    (20)                   (78)
  Write-off of assets........................                   (166)                            (166)
                                                  ----         -----      ----       ----       -----
BALANCE AT DECEMBER 31, 2001.................      206            --        53         --         259
Activity during the half
  Charges to expense.........................       62            16        17                     95
  Cash payments..............................      (52)                    (28)                   (80)
  Write-off of assets........................                    (16)                             (16)
                                                  ----         -----      ----       ----       -----
BALANCE AT JUNE 30, 2002.....................     $216         $  --      $ 42       $ --       $ 258
                                                  ====         =====      ====       ====       =====



     At June 30, 2002, $258 million of restructuring charges remained in accrued liabilities. This balance was comprised of $216 million for the termination of employees, including the announced termination of approximately 3,200 employees scheduled for the remainder of 2002, and $42 million for lease terminations and other exit costs. We estimate the related cash expenditures will be approximately $121 million in 2002, $56 million in 2003 and $81 million thereafter. Our 2002 liquidity and cash flows, while projected to be more than adequate to satisfy our obligations related to our restructuring plans, will be impacted by these expenditures.

     Employee terminations relating to the plans were as follows:


                                                                                    SIX MONTHS
                                                                                       ENDED
                                                                                     JUNE 30,
                                                          1999    2000     2001        2002
                                                          -----   -----   ------   -------------
Total estimated.........................................  1,280   1,020    7,690       1,024
Less terminated: .......................................
  1999..................................................   (595)
  2000..................................................   (615)   (765)
  2001..................................................    (30)   (254)  (3,571)
  2002..................................................     (3)     (1)  (1,687)       (363)
                                                          -----   -----   ------       -----
BALANCE AT JUNE 30, 2002................................     37      --    2,432         661
                                                          =====   =====   ======       =====


CRITICAL ACCOUNTING POLICIES

     The following discussion of accounting policies is intended to supplement the Summary of Significant Accounting Policies presented as Note 1 to our 2001 financial statements. These policies were selected because they are broadly applicable within our operating units. The expenses and accrued liabilities or allowances related to certain of these policies are initially based on our best estimates at the time of original entry in our accounting records. Adjustments are recorded when our actual experience differs from the expected experience underlying the estimates. These adjustments could be material if our experience were to change significantly in a short period of time. We make frequent comparisons of actual experience and expected experience in order to mitigate the likelihood of material adjustments.

     Goodwill and Impairment of Long-Lived Assets -- We perform impairment analyses of our recorded goodwill and long-lived assets whenever events and circumstances indicate that they may be impaired. When the undiscounted cash flows, without interest or tax charges, are less than the carrying value of the assets being reviewed for impairment, the assets are written down to fair market value. During 2001, we recorded goodwill and long-lived asset impairment provisions of $166 million, which largely resulted from the downturn in our markets and the resulting restructuring of our operations.

     The adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002, changed our methodology for assessing goodwill impairments and resulted in a write-down of $289 in the first quarter of 2002, as further described in Note 2 to our unaudited financial statements for the quarter ended March 31, 2002. A reconciliation of the reported net income (loss) for each of the three years in the period ended December 31, 2001 to the pro forma net earnings assuming adoption of SFAS No. 142 prior to 1999 has been added to the notes to our consolidated financial statements beginning at page F-8.


     We also adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (SFAS No. 144) on January 1, 2002. SFAS No. 144 retains the previously existing accounting requirements related to the recognition of impairment for assets to be held and used in operations. However, the impairment of long-lived assets held for sale are measured taking into consideration the costs to sell the assets, as well as impairment measurement criteria of previously existing accounting requirements. In addition, SFAS No. 144 broadens the definition of what constitutes a discontinued business for financial reporting purposes. Accordingly, more dispositions will qualify for presentation as discontinued businesses under SFAS No. 144. The provisions of SFAS No. 144 are generally prospective from the date of adoption. The adoption of this Statement did not have a material effect on our consolidated financial position or consolidated results of operations.


     Inventory -- Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out basis for U.S. inventories and on the first-in, first-out or average cost basis for non U.S. inventories. Where appropriate, standard cost systems are utilized for purposes of determining cost; the standards are adjusted as necessary to ensure they approximate actual costs. Estimates of lower of cost or market value of inventory are determined at the reporting unit level and are based upon the inventory at that location taken as a whole. These estimates are based upon current economic conditions, historical sales quantities and patterns and, in some cases, the specific risk of loss on specifically identified inventories.

     Sales Returns and Allowances -- Accruals for sales returns and allowances are provided at the time of shipment based upon past experience and are recorded as a reduction of sales. The estimated value of product that will be returned to inventory as a result of returns is recorded as a reduction of cost of sales and the accrued returns allowance. As new information becomes available the accruals are adjusted accordingly. Accrued liabilities at December 31, 2000 and 2001 were $67 million and $66 million, respectively.

     Warranty -- Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. Estimated costs are based upon past warranty claims and sales history and adjusted as required to reflect actual costs incurred, as information becomes available. Warranty expense totaled $68 million, $90 million and $92 million in 1999, 2000 and 2001, respectively. Accrued liabilities for warranty expense at December 31, 2000 and 2001 were $127 million and $138 million, respectively.

     Pension and Postretirement Benefits Other Than Pensions -- Annual net periodic expense and benefit liabilities under our defined plans are determined on an actuarial basis. Each September, we review the actual experience compared to the more significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due.

     Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition of the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted. Although this netting occurs outside the basic financial statements, disclosure of the net amount is disclosed as an unrecognized gain or loss in the footnotes to our financial statements. The actuarial loss related to our 2001 return on pension plan assets was offset, in part, by the unamortized portion of gains experienced in prior years. A portion of the unrecognized loss of $229 million will be amortized into earnings in 2002. The effect on years beyond 2002 will depend in large part on the actual experience of the plans in 2002.

     Other Loss Reserves -- We have numerous other loss exposures, such as environmental claims, product liability, litigation, recoverability of deferred income tax benefits and accounts receivable and loan and lease loss reserves. Establishing loss reserves for these matters requires the use of estimates and judgment in regards to risk exposure and ultimate liability. We estimate losses under the programs using consistent and appropriate methods; however, changes to our assumptions could materially affect our recorded liabilities for loss. Where available we utilize published credit ratings for our debtors to assist us in determining the amount of required reserves.


RESULTS OF OPERATIONS (THREE MONTHS ENDED JUNE 30, 2002 VERSUS THREE MONTHS ENDED JUNE 30, 2001)



     Our worldwide sales were $2,789 million in the second quarter of 2002, an increase of $21 million or 1% from the $2,768 million recorded in the second quarter of 2001. Excluding a $40 million decrease resulting from divestitures, net of acquisitions, and $9 million due to adverse currency fluctuations, our worldwide sales increased $70 million or 3%. Our worldwide experience was better than our experience in the U.S., where 2002 sales of $1,880 million represented a decline of $14 million or 1% compared to the $1,894 million of sales in the second quarter of last year. Excluding the $13 million effect of divestitures, U.S. sales were nearly flat with a decline of $1 million. There were no domestic acquisitions affecting the comparison.



     Our sales outside the U.S. increased $35 million or 4% in the second quarter of 2002 when compared to the second quarter of last year, despite the $9 million adverse effect of currency fluctuations. The impacts of a weaker Argentine peso ($24 million) and Brazilian real ($8 million) were partially offset by the benefit of the stronger euro ($20 million). Excluding the adverse effect of currency fluctuations and the $27 million impact of divestitures, net of acquisitions, non-U.S. sales increased $71 million or 9% in the quarter.



     Sales by region for the second quarter were as follows:

                                                                 % CHANGE EXCLUDING
                                                                   ACQUISITIONS &
                                     2001     2002    % CHANGE      DIVESTITURES
                                    ------   ------   --------   ------------------
                                     (IN MILLIONS)
North America.....................  $2,114   $2,119       0                1
Europe............................     439      448       2               10
South America.....................     133      130      (2)             (12)
Asia Pacific......................      82       92      12               19



     Sales in North America increased $5 million for the period. Excluding the $13 million effect of divestitures, the increase was $18 million or 1%. The relative weakness of the Canadian dollar and Mexican peso each accounted for a $1 million reduction in sales. European sales increased $9 million or 2% in the second quarter of 2002 when compared to the first quarter of 2001, despite a $33 million decline resulting from divestitures. The increase was driven by organic growth of $19 million combined with positive currency effects of $23 million. South American sales benefited from organic growth of $21 million and acquisitions, net of divestitures, added $12 million; however, our overall sales in the region declined $3 million or 2% after considering the adverse currency impact of $36 million. Sales in Asia Pacific were up $10 million or 12% due to organic growth, as a favorable currency impact of $6 million was offset by the effect of a divestiture.



     Our Strategic Business Units (SBUs) are Automotive Systems Group (ASG); Automotive Aftermarket Group (AAG); Engine and Fluid Management Group (EFMG); and Heavy Vehicle Technologies and Systems Group (HVTSG), our newest SBU which was formed by the April 2002 combination of Commercial Vehicle Systems (CVS) and Off-Highway Systems Group (OHSG). Our segment reporting is currently unaffected by the combination, as financial reporting to management of HVTSG reflects CVS and OHSG separately. We also provide lease financing services through Dana Credit Corporation (DCC), a wholly owned subsidiary. Accordingly, our segments are ASG, AAG, EFMG, CVS, OHSG and DCC.



     In 2001, we realigned certain businesses within our SBU structure. The most significant change was consolidating most of our Engine Systems and Fluid Systems Groups to form EFMG. Our segment information has been restated to reflect the changes made to the SBU alignment in 2001.



     Sales by segment for the second quarter of 2001 and 2002 are presented in the following table. The Other category in the table represents operations not assigned to the SBUs and facilities that have been closed or sold. DCC did not record sales in either year.



                                                                 % CHANGE EXCLUDING
                                                                   ACQUISITIONS &
                                     2001     2002    % CHANGE      DIVESTITURES
                                    ------   ------   --------   ------------------
                                     (IN MILLIONS)
ASG...............................  $1,022   $1,014      (1)              (1)
AAG...............................     673      684       2                1
EFMG..............................     570      570       0                5
CVS...............................     302      320       6               11
OHSG..............................     165      177       7                7
Other.............................      36       24     (33)             (33)



     ASG, which manufactures axles, driveshafts, structural components, modules and chassis systems, experienced a sales decline of $8 million or 1% in the second quarter of 2002 when compared to the second quarter of 2001. The North American region experienced a $29 million decline, as certain platforms with high Dana content did not keep pace with the overall light truck market. In particular, the success of General Motors, which reported a year-on-year production increase of more than 13% for the quarter, did not translate to sales gains for Dana. Production levels at Ford, our largest customer, were up 4% while DaimlerChrysler experienced a decline of nearly 2%. Nevertheless, the quarter marked an improvement of $54 million over the first quarter of 2002, continuing the gradual recovery from the sharp decrease seen in North America in the third quarter of last year. The recovery begun in the final quarter of 2001 has been steady, with sales climbing to within 4% of the level attained in the second quarter of last year. The other regions reported an aggregate sales increase of $21 million in the quarter. European sales experienced local growth of $3 million and increased $10 million overall due to a favorable currency impact of $7 million in the region. Sales in South America declined $1 million overall as the acquisition impact of $9 million and organic growth of $10 million were offset by $20 million of adverse currency impact. Sales in Asia Pacific increased $12 million due to local sales growth, while divestitures of $6 million were offset by a positive currency impact.



     AAG, which is primarily responsible for the distribution side of our automotive business, experienced a sales increase of $11 million during the second quarter of 2002 when compared to the second quarter of 2001. Sales in North America were up $7 million primarily due to $6 million in local growth. European sales were up $5 million, due equally to organic growth and positive currency effects. South American sales were up $1 million as an adverse currency effect of $6 million was not enough to offset $5 million of local growth and $2 million of acquisition impact. The $2 million decline in Asia Pacific was due to a decline in local markets.



     EFMG, which sells sealing products, internal engine hard parts and fluid management products to a variety of markets, had sales levels equal to the second quarter of 2001. North American sales in the second quarter increased $11 million in a year-over-year comparison, mostly due to a $10 million local sales increase. Sales in Europe declined $12 million as a divestiture impact of $32 million more than offset currency increases of $7 million and local growth of $13 million. Sales in South America and Asia Pacific were flat for the quarter.



     CVS, which sells heavy axles and brakes, drivetrain components, trailer products and heavy systems modular assemblies, experienced a sales increase of $18 million in the quarter when compared to the second quarter of 2001. North American sales saw an increase of $16 million overall as the local sales increase of $32 million was only partially offset by a divestiture impact of $15 million and a slightly unfavorable currency impact. The region's sales growth is largely attributed to pre-buying of Class 8 trucks in advance of an October change in U.S. emission requirements for heavy-duty diesel engines. Sales in Europe increased $3 million due to local market increases, as a divestiture impact of $1 million was offset by the favorable impact of exchange. Sales in South America declined $3 million, mostly due to unfavorable exchange impact of $2 million, and sales volume was flat in Asia Pacific for the quarter.



     OHSG, which sells off-highway axles, powershift transmissions, transaxles, torque converters and electronic controls, finished the second quarter of 2002 with sales up $12 million when compared to the second quarter of 2001, with no impact from acquisitions or divestitures. North American sales increased $9 million on local market growth, while European sales were up $3 million as favorable exchange impact of $5 million was partially offset by $2 million of local market declines. Both regions also experienced gains versus the first quarter of 2002. Sales in South America were even with the second quarter of 2001.



     Revenue from lease financing and other income was $48 million higher in the second quarter of 2002 when compared to the second quarter of 2001. The second quarter of 2002 included a gain of $27 million related to the divestiture of a portion of the DCC businesses and $8 million of foreign currency transaction gains. The second quarter of 2001 included $13 million of losses related to the sales of our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri EFMG operations.



     Gross margin for the second quarter of 2002 was 12.3%. Gross margin for the second quarter of 2001 was 12.8%, a measure which would improve to 13.1% if goodwill amortization were excluded. The decline is attributed, in part, to start-up expenses being incurred on several new product launches within the structural products business of ASG, recent increases in steel prices absorbed in cost of sales and changes in product mix since the middle of 2001.



     Selling, general and administrative expenses for the quarter decreased $26 million compared to the same period in 2001. Divestitures net of acquisitions caused $3 million of the decrease, while the effect of currency movement accounted for another $3 million of the reduction. Nearly all SBUs reported decreases in selling, general and administrative expenses for the quarter as a result of our restructuring programs.



     Operating margin for the quarter was 3.5% compared to 3.0% in the second quarter of 2001 for the above reasons.

     Interest expense in the second quarter of 2002 was $13 million lower than in the same quarter of last year, resulting mainly from decreased debt levels.



     The effective tax rate for the quarter ended June 30, 2002 was approximately 23%. The capital gain realized on the sale of the DCC subsidiaries was offset by capital losses and reduced tax expense by approximately $10 million. This benefit was partially offset by the impact of valuation allowances provided on deferred tax assets related to loss carryforwards in certain countries. Based on the magnitude of these loss carryforwards, we currently believe it is more likely than not that the full amount of these tax benefits will not be realized in the future. The effective tax rate for the second quarter of 2001 approximated 57%. Valuation allowances on deferred tax assets provided the largest impact, partially offset by tax credits generated primarily by our leasing operations.



     Minority interest in net income of consolidated subsidiaries decreased $1 million when compared to the second quarter of last year.



     Equity in earnings of affiliates for the quarter ended June 30, 2002 was $10 million higher than for the second quarter of 2001. Equity earnings from our investment in GETRAG, a German affiliate, accounted for $5 million of the increase. In 2001, this line item included $5 million related to losses incurred by Danaven, our Venezuelan affiliate. Danaven became a consolidated, wholly owned subsidiary as of June 30, 2001. Our operating income (reported net income of $52 million for the quarter, adjusted to exclude the $27 million gain realized on the divestiture of selected subsidiaries of DCC and $42 million of restructuring charges) was $67 million for the second quarter of 2002. This result compares to operating income of $26 million in 2001, which excluded $12 million of unusual charges related to the divestiture of three operations and our restructuring activities.



RESULTS OF OPERATIONS (SIX MONTHS 2002 VERSUS SIX MONTHS 2001)



     Our worldwide sales were $5,310 million in the first half of 2002, a decrease of $189 million or 3% from the $5,499 million recorded in the first half of 2001. The decline included $90 million related to the effect of divestitures, net of acquisitions, and $65 million of adverse effects of currency fluctuations. Excluding these effects, worldwide sales decreased $34 million or 1%. In the U.S., sales of $3,566 million in 2002 represented a decline of $144 million or 4% when compared to the first half of last year. Excluding the $40 million effect of divestitures, U.S. sales declined $104 million or 3%. No domestic acquisitions affected the comparison.



     Overall sales outside the U.S. declined $44 million or 2% compared to the first half of last year after absorbing $65 million of unfavorable exchange impact resulting from the strengthening of the U.S. dollar relative to foreign currencies. The currencies accounting for the largest components of the adverse impact were the Argentine peso ($32 million), the Brazilian real ($21 million), and the Canadian dollar ($10 million). Excluding the adverse effect of currency fluctuations and the $50 million impact of divestitures net of acquisitions, non-U.S. sales increased by $71 million or 4% compared to the first half of last year.



     Sales by region for the first half were as follows:



                                                                 % CHANGE EXCLUDING
                                                                   ACQUISITIONS &
                                     2001     2002    % CHANGE      DIVESTITURES
                                    ------   ------   --------   ------------------
                                     (IN MILLIONS)
North America.....................  $4,148   $4,019      (3)              (2)
Europe............................     928      871      (6)               1
South America.....................     260      251      (3)             (15)
Asia Pacific......................     163      169       4               11



     Sales in North America in the first half of 2002 decreased $129 million or 3% when compared to the same period in 2001. Excluding the effect of divestitures, the decline was $91 million or 2%. The relative weakness of the Canadian dollar accounted for $10 million of the reduction in sales. European sales were up $6 million or 1% in local currency, but the overall decrease of $57 million or 6% was mostly due to $64 million of divestiture impact. Conversion to U.S. dollars added $1 million as the euro rebounded in the second quarter to more than offset the impact of its first-quarter decline. South American sales improved in local currencies by $23 million and acquisitions net of divestitures added $28 million, but overall sales declined $9 million or 3% after an adverse currency impact of $60 million. Sales in Asia Pacific were up $6 million or 4% as $3 million of favorable currency impact and $15 million of local increases were partially offset by $12 million of divestiture impact.



     Sales by segment for the first half of 2001 and 2002 are presented in the following table.



                                                                 % CHANGE EXCLUDING
                                                                   ACQUISITIONS &
                                     2001     2002    % CHANGE      DIVESTITURES
                                    ------   ------   --------   ------------------
                                     (IN MILLIONS)
ASG...............................  $1,993   $1,950      (2)              (3)
AAG...............................   1,310    1,310       0                0
EFMG..............................   1,156    1,099      (5)               0
CVS...............................     623      570      (9)              (3)
OHSG..............................     343      335      (2)              (2)
Other.............................      74       46     (38)             (37)



     ASG experienced a sales decline of $43 million or 2% in the first half of 2002 when compared to the first half of 2001. The North American region experienced a $56 million decline, as the reduced 2001 production levels of our customers continued into the early part of this year. Adverse currency movement caused $4 million of the decline. The other regions reported an aggregate sales increase of $13 million in the first half. European sales experienced local growth of $6 million with no impact from currency movement. Sales in South America declined $4 million overall as the acquisition impact of $20 million and of local sales increases of $8 million were offset by $32 million of adverse currency impact. Sales in Asia Pacific increased $11 million as organic gains of $20 million and favorable currency impact of $3 million more than offset the $12 million of divestiture impact.



     AAG saw sales in the first half of 2002 equal to those reported in the first half of 2001. Sales in North America were up $2 million as a divestiture impact of $7 million and an adverse currency impact of $2 million were more than offset by the $11 million of local growth. European sales were up $2 million due to local market increases. South American sales were flat, as $12 million of adverse currency effect was offset by $8 million of local growth and $4 million of acquisition impact. The $4 million decline in sales in Asia Pacific was due to a decline in local markets.



     EFMG incurred a sales decline of $57 million when compared to the first half of 2001. North American sales declined $11 million in a year-over-year comparison, mostly due to a local sales decrease of $8 million, while adverse currency impact caused the remaining $3 million decline. Sales in Europe declined $48 million as a divestiture impact of $62 million absorbed the $14 million of local growth in the region. Sales in South America increased $5 million due to acquisition impact while adverse currency impact of $11 million was completely offset by local market increases. Asia Pacific sales decreased $3 million due to declines in local markets.



     CVS experienced a sales decline of $53 million in the period when compared to the first half of 2001. North American sales saw a decrease of $48 million overall as the divestiture impact of $32 million combined with $16 million in local sales declines when compared to the first half of 2001. Sales in Europe declined $2 million due solely to divestiture impact. Sales in South America declined $5 million due to a local market decrease of $2 million and adverse currency impact of $3 million, and Asia Pacific sales were up $2 million from local market increases.



     OHSG finished the first half of 2002 with sales down $8 million when compared to the first half of 2001, with no impact from acquisitions or divestitures. North American sales were up $4 million due to local markets, but Europe saw local declines of $12 million with no impact from currency movement. Sales in South America were even with the first half of 2001.



     Revenue from lease financing and other income was $79 million higher in the first half of 2002 than in the first half of 2001. Other income in 2002 included a $27 million gain related to the divestiture of selected subsidiaries of DCC and $9 million of foreign currency transaction gains. In the first half of 2001, we recorded a $35 million loss on the sale of our Mr. Gasket subsidiary, the Marion, Ohio forging facility and the assets of two operations in the EFMG; currency transactions resulted in a loss of $2 million in the period.



     Gross margin for the first half of 2002 was 11.8%. Gross margin for the first half of 2001 was 11.7%, a measure which would improve to 12.0% if goodwill amortization were excluded. The slight decline is attributed to the consolidation of Danaven, our Venezuelan operation in which we increased our ownership from 49% to 100% at the end of June 2001, and to start-up costs incurred by our structural products businesses.



     Selling, general and administrative expenses for the first half of 2002 decreased $40 million compared to the same period in 2001. Divestitures net of acquisitions caused $9 million of the decrease, with no impact from currency movement. Our operations in Europe and South America accounted for $26 million and $6 million of the decrease, respectively.



     Operating margin for the first half of 2002 was 2.5% compared to 2% in the first half of 2001 for the above reasons.



     Interest expense was $29 million lower than in the first half of last year, resulting from decreased debt levels.



     The effective tax rate for the six months ended June 30, 2002 was 45% after excluding the effect of the change in accounting. We have concluded that it is more likely than not that the full amount of tax benefits will not be realized on operating losses being generated in several countries; accordingly, we have provided valuation allowances of approximately $16 million to offset the related deferred tax assets. Tax expense was reduced by approximately $10 million of capital loss benefit, offsetting the capital gain resulting from the divestiture of selected subsidiaries of DCC. For the same period in 2001, the effective rate of 24% was impacted by certain tax credits, partially offset by operating losses generated outside the U.S.



     Minority interest in net income of consolidated subsidiaries increased $4 million compared to the first half of last year due to the gain realized by a majority-owned subsidiary in Taiwan on the sale of a portion of an affiliate.



     Equity in earnings of affiliates through June 30, 2002 was $19 million higher than in the first half of 2001. This line item was impacted unfavorably by $10 million in the first half of 2001 due to losses incurred by Danaven, a Venezuelan affiliate which became a consolidated subsidiary in July 2001. We also experienced increases of $6 million from our equity investments in Germany in 2002.



     Our reported net loss of $177 million for the first half of 2002 includes the $220 million effect of the change in accounting for goodwill, resulting from our adoption of SFAS 142 in January of this year. Excluding the effect of the accounting change, the $27 million divestiture gain and the $79 million of charges related to our restructuring programs, operating income totaled $95 million for the six-month period. This compares to operating income of $27 million in 2001, which was determined by excluding divestiture losses and restructuring charges totaling $40 million from the reported net loss of $13 million.



RESULTS OF OPERATIONS (2001 VERSUS 2000)


     Our worldwide sales decreased $2,046 million in 2001 to $10,271 million, a 17% decline from the $12,317 million recorded in 2000. The decline included $113 million related to the effect of divestitures, net of acquisitions, and $232 million of adverse effects of currency fluctuations. Excluding these effects, worldwide sales decreased $1,701 million or 14%. Our worldwide experience was largely based on our volume in the U.S., where 2001 sales of $6,863 million represented a decline of $1,689 million or 20% versus the prior year. Excluding the net effect of acquisitions and divestitures, U.S. sales declined $1,538 million or 18%.

     Overall sales outside the U.S. fared better, slipping $357 million or 9% compared to 2000. Nearly two-thirds of the decline resulted from the strengthening of the U.S. dollar relative to foreign currencies since 2000. The currencies accounting for the largest components of the approximately $232 million adverse impact were the Brazilian real ($87 million), the euro ($44 million), the Canadian dollar ($30 million), the

Australian dollar ($24 million), and the British pound ($21 million). Excluding the adverse effects of currency fluctuations and acquisitions and divestitures, sales decreased $89 million or 2%. The net decline related to acquisitions and divestitures was $36 million.

     Sales by region for 2000 and 2001 were as follows:

                                                                       % CHANGE EXCLUDING
                                                                         ACQUISITIONS &
                                           2000     2001    % CHANGE      DIVESTITURES
                                          ------   ------   --------   ------------------
                                           (IN MILLIONS)
North America...........................  $9,449   $7,684     (19)            (17)
Europe..................................   1,947    1,704     (12)            (11)
South America...........................     563      553      (2)            (15)
Asia Pacific............................     358      330      (8)             (9)

     Sales in North America decreased $1,765 million or 19% for 2001. Excluding the effect of divestitures, the decline was $1,614 million or 17%. As noted above, the relative weakness of the Canadian dollar accounted for $30 million of the reduction in sales. European sales were down 9% in local currency but conversion to U.S. dollars pared another $69 million for a total decline of $243 million or 12%. Sales lost through divestitures exceeded the amount added through acquisitions by $39 million. South American sales improved 16% in local currencies and net acquisitions added $73 million, but sales were down $10 million or 2% after absorbing $100 million of adverse currency effects. Sales in Asia Pacific were down $28 million as $35 million of adverse currency impact was partially offset by local growth of $3 million and a $4 million net effect of acquisitions and divestitures.

     Our SBUs at the end of 2001 were ASG, AAG, EFMG, CVS, OHSG, and DCC. We realigned certain businesses within our SBU structure in 2001. The most significant change was consolidating our Engine Systems and Fluid Systems Groups into EFMG. Our segment information has been restated to reflect the changes made to the SBU alignment in 2001.

     Sales by segment for 2000 and 2001 are presented in the following table. DCC did not record sales in either year.

                                                                       % CHANGE EXCLUDING
                                                                         ACQUISITIONS &
                                           2000     2001    % CHANGE      DIVESTITURES
                                          ------   ------   --------   ------------------
                                           (IN MILLIONS)
ASG.....................................  $4,522   $3,717     (18)            (20)
AAG.....................................   2,768    2,538      (8)             (7)
EFMG....................................   2,400    2,137     (11)            (10)
CVS.....................................   1,598    1,118     (30)            (27)
OHSG....................................     786      621     (21)            (20)
Other...................................     243      140     (42)            (32)

     ASG incurred a sales decline in 2001 of $805 million or 18% when compared to 2000. The North American region experienced $742 million of this shortfall. The decline in production volume, which began in the second half of 2000, continued for North American light vehicle and heavy truck manufacturers in 2001, with light vehicle production dropping to 15.5 million units from 17.2 million units in 2000. Sales in both markets were generally flat in the first quarter of 2001 when compared to the fourth quarter of 2000, but demand was sporadic and margins were adversely affected by the high volume of production shift cancellations by our OE customers. The production schedules improved in the second quarter of 2001 in terms of volume but still displayed some of the irregularities of the first quarter. In the third quarter of 2001, the number of production shifts cancelled by our OE customers was nearly identical to what we experienced in the first quarter of 2001, as our customers countered excess dealer inventories with incentives and reduced production. Record incentives late in the year were effective in reducing the overall dealer inventories of our customers to a 15-year low, but production levels declined further. In addition, Ford and Chrysler vehicles in general and certain models with high Dana content in particular declined more than the light vehicle market overall in

2001. The decline in heavy truck production which began in the middle of 2000 continued through the end of 2001. The North American heavy truck market saw more than a 40% reduction in volume when compared to 2000. Outside North America, the regions reported an aggregate sales decrease of $63 million. Sales in Europe were down $49 million as an adverse currency impact of $19 million and $42 million of organic declines (organic decline being the residual change after excluding the effects of acquisitions, divestitures and currency changes) more than offset acquisition benefits of $12 million. Sales in South America were $10 million below the same period in the prior year, as the $14 million of organic decline and $45 million of adverse effects of weaker currencies more than offset the net acquisition impact of $49 million. Sales in Asia Pacific were flat with currency declines of $29 million offsetting acquisition impact of $21 million and modest organic growth.

     AAG also ended the year 2001 with a decline in sales. Most of the decline was in North America, which represented more than three-fourths of its global market, where volumes were down $187 million or 8%. While there was a reported improvement in domestic aftermarket retail sales in 2001, this did not significantly improve our sales, as retailers generally met the higher demand with existing inventory. Divestitures also contributed $44 million to the decline. Sales in Europe declined $25 million due to $8 million in adverse currency effects and a $17 million decline in organic sales. Sales in South America were down $2 million as a $23 million currency decrease was partially offset by local growth of $15 million and $6 million of acquisition impact. Divestitures accounted for $13 million of the $16 million sales decline recorded in Asia Pacific.

     EFMG experienced a sales decrease of $263 million or 11% for 2001 versus 2000. Sales for the final quarter of 2001 held even with the third quarter, which had shown a 14% decline from the second quarter of the year. The Fluid Systems business in this group benefited from having content on models that avoided the severe OE production cuts that affected most of the other SBUs. Sales in North America were down $231 million or 14% as the automotive, commercial vehicle and aftermarket sectors all trailed prior year volumes. Sales in Europe were down $31 million or 5% with adverse currency effects of $25 million playing a significant role. Sales were generally flat in South America as adverse currency effects of $22 million were nearly offset by organic growth of $15 million and a net acquisition impact of $5 million.

     CVS experienced a year-on-year decline in sales in 2001 of $480 million or 30% for the reasons cited relative to the heavy truck market in the discussion of ASG above. The decline in CVS sales included $60 million of divestiture impact, $56 million of which was in North America. Excluding this effect, sales in North America for the period were 26% below those of 2000. Aggregate sales for the other three regions declined $33 million or 36% in a year-on-year comparison with $7 million due to divestitures and adverse currency effects.

     OHSG finished the year down $165 million or 21% in sales versus 2000, with $9 million resulting from divestitures, all in North America. Currency impact accounted for $19 million of the decline, and organic sales fell $92 million in North America, where overall markets were weak, and $49 million in Europe, where the construction market softened and the agricultural market remained weak.

     Sales in Other decreased $104 million or 43% compared to 2000, reflecting the sale of most of the Warner Electric businesses at the end of February 2000.

     Revenue from lease financing decreased $28 million or 20% in 2001 as DCC realized a decline of $24 million on reduced leasing activity, including a $10 million decline in income realized on the sale of leased assets, and a $4 million decline in its interest income.

     In 2001, other income included a $50 million gain on the divestitures of our Chelsea power take-off business and of our Glacier industrial bearings businesses. Also included in 2001 was a $35 million loss on the sales of our Mr. Gasket subsidiary, our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri EFMG operations. Included in the total for 2000 was $179 million of gains on the divestitures of the Gresen hydraulics business, certain portions of our constant velocity joint business, most of the global Warner Electric businesses and the Commercial Vehicle Cab Systems Group. In addition, a $10 million net charge related to final settlement of the Midland Grau divestiture was recorded in the third quarter of 2000, bringing to $169 million the amount of net non-recurring income included in other income.

     Gross margin for 2001 was 9.8% versus 13.9% in 2000. Margins in all our SBUs were severely affected as the decline in volume reduced our ability to absorb fixed operating expenses. Cost of sales included charges of $86 million in 2001 and $17 million in 2000 in connection with our restructuring activities.

     Selling, general and administrative (SG&A) expenses decreased $147 million during 2001 compared to 2000. The net effect of divestitures accounted for $21 million of this change, and currency exchange caused another $20 million of the decline. The largest changes occurred in Europe, where currency fluctuations caused $7 million of the $33 million non-divestiture related decrease. Most of the remaining decrease was from the North American region, where our operating units scaled their capacity in reaction to severely reduced customer production schedules in the light truck and commercial vehicle markets.

     Operating margin (our gross margin reduced by SG&A expenses) was 0.2% in 2001 compared to 4.8% in 2000 for the above reasons.

     Interest expense was $14 million lower as a result of lower debt and reduced rates.

     Both the effective tax rates and the comparison of the effective tax rates for 2001 and 2000 were impacted by the substantial pre-tax loss reported in 2001. Because of the pre-tax loss in 2001, certain permanent differences between financial accounting rules and tax regulations that increase the tax rate when we report pre-tax income served to reduce the effective rate.

     Equity in earnings of affiliates in 2001 was $22 million lower than in 2000. The $39 million reduction in equity earnings in Mexico and the $11 million decrease in earnings from DCC's equity investments adversely affected this line item. Partially offsetting these items were the earnings related to our investment in GETRAG and the loss reduction that occurred when we acquired the remaining interest in Danaven and began consolidating its results.

     We reported a $298 million net loss in 2001 versus net income of $334 million reported in 2000. Comparisons are made difficult by the unusual charges and one-time gains recorded in both years. In 2001, we recorded after-tax charges of $313 million in connection with our restructuring efforts and $10 million of gains on divestitures. In 2000, we recorded $43 million of restructuring and other unusual charges net of the gains recorded on several divestitures. Excluding these items, earnings would have been $5 million in 2001 and $377 million in 2000.

     Unusual items in 2001 included net after-tax charges of $41 million in ASG, $85 million in AAG, $108 million in EFMG, $12 million in CVS and $43 million in OHSG; a net charge of $14 million was reflected in the Other category. In 2000, unusual charges were $47 million in ASG, $39 million in AAG and $32 million in EFMG, while one-time gains were $27 million in CVS, $16 million in OHSG and $32 million in Other.

RESULTS OF OPERATIONS (2000 VERSUS 1999)

     Our worldwide sales were $12,317 million in 2000, a 6% or $842 million decline from the $13,159 million recorded in 1999. The divestitures completed in the first quarter of 2000 were a significant factor in the decline. Net of the effect of acquisitions, these divestitures accounted for a $410 million reduction in sales for the year. Currency fluctuations accounted for an additional $279 million decline in sales.

     U.S. sales were $8,552 million, a 9% or $861 million decline from the 1999 level, with divestitures net of acquisitions accounting for $408 million of the decrease. Exports from the U.S. declined from $939 million in 1999 to $832 million in 2000.

     Sales by region for 1999 and 2000 are presented in the following table.

                                                                       % CHANGE EXCLUDING
                                                                         ACQUISITIONS &
                                          1999      2000    % CHANGE      DIVESTITURES
                                         -------   ------   --------   ------------------
                                          (IN MILLIONS)
North America..........................  $10,308   $9,449      (8)             (4)
Europe.................................    2,051    1,947      (5)             (8)
South America..........................      549      563       3              14
Asia Pacific...........................      251      358      43              43

     In 2000, overall sales outside the United States increased $20 million despite the $279 million adverse impact of further strengthening of the U.S. dollar. Sales for our operations in Canada and Mexico were flat after considering a $4 million benefit from currency changes; acquisitions and divestitures were not a factor in those countries. Sales in Europe benefited from a net $65 million increase related to acquisitions net of divestitures and organic growth added another $79 million. These positive effects were more than offset by $247 million of adverse currency impact as the U.S. dollar equivalent of sales denominated in euros and pounds declined $207 million and $32 million, respectively, due to weakness in those currencies. In South America, where currency weakness resulted in an $11 million sales decline, the effect of divestitures net of acquisitions was a $66 million drop in sales. Continuing recovery in the region was evident however in the $90 million of organic growth. Organic growth in Asia Pacific sales totaled $133 million, more than offsetting the $25 million of adverse currency effects. Sales due to acquisitions equaled those lost by way of divestitures.

     Sales by segment for 1999 and 2000 are presented in the following table. DCC did not record sales in either year.

                                                                       % CHANGE EXCLUDING
                                                                         ACQUISITIONS &
                                           1999     2000    % CHANGE      DIVESTITURES
                                          ------   ------   --------   ------------------
                                           (IN MILLIONS)
ASG.....................................  $4,403   $4,522       3              --
AAG.....................................   2,955    2,768      (6)             (5)
EFMG....................................   2,495    2,400      (4)             (4)
CVS.....................................   1,904    1,598     (16)            (11)
OHSG....................................     870      786     (10)              1
Other...................................     532      243     (54)             (1)

     ASG sales in North America decreased $103 million or 3% in 2000 as a result of light vehicle and heavy truck OEM production cuts intended to reduce dealer inventory. Light vehicle production in North America started the year near all-time record levels but declined in the second half of 2000 to end at 17.2 million units. SUVs and light trucks displayed a similar trend line while maintaining their share of overall production. While sales appeared flat in South America, internal growth in Brazil across all the ASG product lines was slightly more than the combined negative effect of currency ($8 million) and net divestitures ($55 million). Sales in Europe benefited from our acquisition of the GKN driveshaft business early in the year, which added sales of $142 million, but gave back $75 million to currency effects. ASG's internal growth of nearly $40 million resulted from improvement in both driveshaft and axle sales. The acquisition of the automotive axle manufacturing and stamping business of Invensys plc added $34 million of sales in Asia Pacific, more than offsetting the $22 million adverse currency effect and complementing the $141 million of organic growth resulting mainly from new modular systems business.

     AAG ended 2000 with a $187 million decrease in sales, of which nearly $44 million related to the late 1999 divestiture of Sierra. Inefficiencies in consolidating parts of its warehousing operations and softness in the North American automotive aftermarket were key factors in the $85 million sales decline at AAG's operating units in this region. Sales in Europe were marginally higher than they were in 1999 but the region lost $40 million to currency movements. Modest sales improvement in South America was offset by decreases in Asia Pacific. There were no acquisitions or divestitures in either region and currency effects were minimal.

     Sales in EFMG declined $95 million in 2000 as North America lost $42 million in its ongoing operations and another $6 million due to a divestiture. Operations in Europe incurred currency losses of $78 million to account for their $52 million sales decline after $27 million of organic growth. Sales in South America were up slightly due to modest internal growth.

     CVS continued its success of 1999 during the first half of 2000, growing sales 4% after excluding the effects of two divestitures in the first quarter of 2000. However, early in the second half of the year, heavy truck manufacturers sharply reduced production in response to falling demand and excess inventory. CVS sales fell by one-third in the second half and finished the full year $306 million below 1999 results. The divestiture impact for the full year was $106 million and currency losses pared another $9 million, leaving $190 million of organic sales reductions.

     OHSG sales fell $84 million overall in 2000 as the divestiture of the Gresen Hydraulics business in January 2000 resulted in a $99 million decline in sales and adverse currency impacts accounted for another $44 million. Organic growth was unchanged compared with the prior year. North American sales declined $96 million with $86 million attributable to the Gresen divestiture. In Europe, sales were $14 million higher as much of the $58 million added through acquisitions was offset by a $44 million adverse effect from weakness in the euro. South American sales were down $3 million as $8 million of organic growth was negated by $11 million lost through the Gresen divestiture.

     Revenue from lease financing increased $32 million or 29% in 2000 on a $15 million increase in direct finance lease income and a $17 million increase in interest income and income from property rentals recognized by DCC.

     Other income increased $148 million in 2000, primarily the result of a $156 million increase in gains on divestitures that was partially offset by a $9 million decrease in interest income exclusive of the DCC interest income which is included in lease financing revenue.

     Gross margin in 2000 was 13.9%, well below the 16.7% reported in 1999. Results in all regions reflected lower gross margins, but the declines were most severe in North America and Asia Pacific. In North America, ASG and CVS were both affected by producing above optimum capacity in the first half of the year. In the second half, these units were impacted by erratic demand from their major customers and generally fell well below efficient production levels. AAG margins were impacted by softness in the automotive aftermarket. In Asia Pacific, ASG margins were affected by startup costs related to our new modular business in Australia. We incurred $17 million in 2000 in connection with discontinuing certain lines of business and $57 million in 1999 related to impairment and other rationalization adjustments and charged these amounts to cost of sales. Gross margins excluding these items would have been 14.1% in 2000 and 17.1% in 1999.

     SG&A decreased $60 million in 2000, slightly exceeding the $56 million attributed to the net effect of divestitures and acquisitions. DCC increased its general and administrative expenses by $9 million with higher depreciation on leased assets and expenses related to a real estate investment being the largest components. SG&A as a percentage of sales was 9.2% in 2000 and 9.1% in 1999.

     Interest expense rose $44 million or nearly 16% in 2000 as overall debt increased by almost 11%. Average short-term borrowings rose $452 million to $1,614 million and the average interest rate increased from 5.4% to 6.6%.

     Our effective tax rate was 36.8% in 2000. We continued to benefit from tax credits generated by our leasing operations and from relatively low state and local tax rates.

     Minority interest was unchanged in 2000. The minority interest in the gain recognized by Albarus S.A. on the sale of its interest in one of its affiliates was generally offset by the absence of the minority interest's participation in operating earnings.

     We recorded $54 million of equity in the earnings of our affiliates in 2000. Increased earnings at our affiliate in Mexico and expansion of the portion of leasing revenue earned on DCC's equity investments more than offset the $27 million loss recorded in the fourth quarter at our 49%-owned affiliate in Venezuela.

     Net income was $334 million in 2000 versus $513 million reported in 1999. Comparisons are made difficult by restructuring and other unusual items recorded in both years. In 1999 we recorded $165 million of such charges net of the gain recorded in the AAG on the sale of Sierra. In 2000, we recorded $43 million of restructuring and other unusual charges net of the gains recorded on several divestitures. Excluding these items, earnings would have been $377 million in 2000 and $678 million in 1999.

     Unusual items in 2000 included net charges of $47 million in ASG, $39 million in AAG, $32 million in EFMG and net credits of $27 million in CVS and $16 million in OHSG; a net gain of $32 million was reflected in the Other category. In 1999, unusual charges were $59 million in ASG, $40 million in AAG, $3 million in CVS, $34 million in EFMG, $1 million in OHSG and $28 million in Other.

MARKET TRENDS


     Dealer inventories in North America at June 30, 2002 were even with levels reported at the mid-point of 2001 and slightly higher than historical averages when viewed relative to sales volume. Although Ford, DaimlerChrysler and General Motors dealers had inventory above the industry average, these original equipment manufacturers (OEMs) generally did not adjust their production schedules for the summer. In July, General Motors led a new surge in incentives that saw an average increase for North American manufacturers of nearly 17% over June incentives. In addition to General Motors, Ford, DaimlerChrysler and even Volkswagen and Honda raised incentives. Consumers reacted favorably, pushing General Motors' July sales up 37% over July 2001 and also helping Ford and DaimlerChrysler register sales increases. Incentives and increased sales of light vehicles continued into August, with General Motors reporting an 18% increase over August 2001 sales, Ford reporting a 12% increase (its highest monthly sales to date in 2002) and DaimlerChrysler reporting a 24% increase. General Motors and DaimlerChrysler have also announced that 0% financing will continue on their 2003 models. The non-U.S. based OEMs also experienced higher August sales, with Mitsubishi, Nissan and Toyota all reporting sales growth of 10% or more compared to August 2001. While these results have reduced dealer inventory levels and support existing production schedules, we remain concerned that the incentives are influencing not only the model selection, but also the timing of buyers' decisions. The result could be that sales are being "pulled forward" from future periods, and that a decline in incentives later in the year will have an adverse effect on sales volume. Considering these factors, we presently estimate that North American light vehicle production will approximate
15.8 million units in 2002. In Europe, we are seeing signs of softening in the vehicular markets and expect this trend to continue through the end of 2002.



     Heavy truck production in North America continued to improve in the second quarter, mainly due to pre-buying of Class 8 trucks in advance of an October 2002 change in the U.S. emission requirements for heavy-duty diesel engines. We expect demand to increase in the third quarter before softening in the fourth quarter to less than 30,000 units. We project volume will be in the range of 150,000 to 155,000 units for the year.



     The automotive aftermarket in North America remains steady. We still expect to realize modest growth in the aftermarket during 2002, mainly the result of price increases on volume that will remain flat through the remainder of the year. Higher fuel prices could alter this projection if spending by owners were shifted away from maintenance items.



     Price increases in the steel industry are beginning to have an adverse impact on our operating results. Many of the domestic steel producers increased prices on rolled steel significantly after tariffs were placed on steel imports earlier this year. These increases are holding because demand for domestically produced steel has increased significantly. As a result, we are concerned about both pricing and the ability of domestic mills to meet this higher level of demand. It is also possible that prices will be increased in other sectors of the steel industry. We are presently unable to quantify the impact these price increases will have on our cost of sales for 2002, in part because we cannot estimate the portion of such costs that we will be able to recover from our customers.



     We expect to benefit from net new business of nearly $500 million in 2002 and approximately $7.7 billion in the aggregate through 2006, based on our review of the production projections of our OEM customers.


                              RECENT DEVELOPMENTS

     In the second quarter of 2002, we were informed by Mack Trucks, Inc.
(Mack), a part of the Volvo Group, that Mack does not plan to extend its current agreements with Dana for the supply of chassis assemblies and groomed axles for Mack's on-highway and vocational trucks. The chassis assembly agreement expires at the end of 2003 and the axle agreements expire in May 2004. This business generated revenue of approximately $293 million for Dana in 2001. We have factored the loss of this business into our latest net new business estimates for the period from 2002 through 2006.


     In connection with our divestiture of DCC's businesses, we sold certain DCC assets and subsidiaries engaged in real estate services businesses in the third quarter of 2002 and received proceeds of $152.5 million from this sale.

                                    BUSINESS

     We were founded in 1904 as the first supplier of universal joints to the automotive industry. Today, we are one of the world's largest independent suppliers of components, modules and systems to global vehicle manufacturers and related aftermarkets. Our products are sold to the automotive, commercial vehicle, and off-highway markets, and are used in the manufacturing of passenger cars and vans, light trucks, SUVs, and medium and heavy duty vehicles, as well as in a range of off-highway applications. Each of the markets we serve consists of OE production, OE service, and aftermarket segments. At December 31, 2001, we had over 430 facilities in 34 countries and employed approximately 70,000 people. For the year ended December 31, 2001, we generated consolidated sales of $10.3 billion.

     Our foundation businesses focus on:

     - axles

     - brake and chassis products

     - driveshafts

     - fluid systems

     - bearings and sealing products

     - structures

     - filtration products

Each of these businesses has a strong market position and brand equity and provides our customers with value-added manufacturing. We have long been a leader in technological innovation in our industry and many of our products possess features that are unique and patented. As evidenced by our numerous supplier quality awards, we are highly focused on product quality, as well as delivery and service. As a result, we have developed long-standing business relationships with many of the thousands of customers that we serve worldwide.

     In order to optimally align our foundation businesses with the markets they support, our operations are organized into the following SBUs:

     - Automotive Systems Group -- ASG produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market. The group had over 120 facilities and employed over 21,000 people in 23 countries, as of December 31, 2001. Among this group's largest customers are Ford, DaimlerChrysler and General Motors.

     - Automotive Aftermarket Group -- AAG sells hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products and a complete line of filtration products for a variety of applications. In addition, it sells electrical, brake, power transmission, steering and suspension system components in the United Kingdom and continental Europe. AAG has over 120 facilities and over 19,000 people in 26 countries. Among this group's largest customers are Genuine Parts/NAPA, CARQUEST and AutoZone.


     - Engine and Fluid Management Group -- EFMG serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, and an extensive line of products for the pumping, routing and thermal management of fluid systems. The group has over 120 facilities and over 20,000 people in 17 countries. Among this group's largest customers are Ford, DaimlerChrysler and General Motors.


     - Heavy Vehicle Technologies and Systems Group (HVTSG) -- HVTSG was formed in April 2002, by the combination of two SBUs, Commercial Vehicle Systems
       (CVS) and the Off-Highway Systems Group (OHSG). CVS is a major supplier of heavy axles and brakes, drivetrain components and trailer products to the medium and heavy truck markets. It also assembles modules and systems for heavy trucks. The group has 20 facilities and over 4,000 people in eight countries. Among this group's largest customers are Volvo/Renault/Mack Trucks, PACCAR and Navistar International. OHSG sells axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls. These products serve the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets. OHSG has 13 facilities and over 3,000 people in seven countries. Among this group's largest customers are Manitou, AGCO and Sandvik Tamrock. Because management will continue to review the operating results of CVS and OHSG separately, we will continue to treat them as separate segments.

     For some time, we have been a leading provider of lease financing services in selected markets through our wholly-owned subsidiary, DCC. With an asset base of $2.3 billion at March 31, 2002, DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe. In October 2001, we determined that the sale of the businesses of DCC would allow us to focus on our foundation businesses and create an opportunity for DCC's businesses to enhance their competitive positions within other corporate structures. We are presently pursuing the sale of DCC's businesses.

OUR COMPETITIVE STRENGTHS

     Our key competitive strengths include the following:

     Strong Market Positions. We are one of the world's largest independent suppliers of components, modules and systems for light, medium and heavy duty vehicle manufacturers and the related aftermarkets. Our products, which are focused on under-the-vehicle and under-the-hood applications, are used in SUVs and other light vehicles by automotive customers such as Ford, DaimlerChrysler and General Motors; in medium and heavy commercial vehicles by customers such as Renault/Mack Trucks, PACCAR and Navistar International; and in a variety of off-highway vehicles and equipment by customers such as Manitou, AGCO and Sandvik Tamrock. In addition, in 2001 we were awarded new business by such non-U.S.-based OE manufacturers as BMW, Isuzu, Nissan, Toyota and Volkswagen. We also supply replacement parts to these markets through OE service organizations and independent aftermarket channels. Our aftermarket customers include Genuine Parts/NAPA, CARQUEST and AutoZone.

     Global Presence. At December 31, 2001, we had approximately 270 manufacturing facilities, 90 distribution facilities, and 70 research centers, service branches and offices located in 34 countries around the world. We maintain regional administrative organizations in North America, Europe, South America and Asia/Pacific which support the SBUs. In 2001, non-U.S. sales represented 33% of our total consolidated sales. Our global presence gives us proximity to our customers and enables us to provide marketing and manufacturing support, meet just-in-time delivery requirements and provide engineering solutions around the clock through our Virtual Time Engineering(TM) program.

     Recognized Brand Names. We believe that our OE and aftermarket customers alike recognize our branded products for quality and reliability. Among our significant trademarked products are:

     - Spicer(R) axles, transaxles, driveshafts, steering shafts and universal joints;

     - Victor Reinz(R) gaskets;

     - Wix(R) filters;

     - Perfect Circle(R) piston rings and cylinder liners;

     - FTE(R) clutch and brake actuation systems; and

     - Glacier(R) Vandervell(R) bearings.

     Innovative, Value-Added Products. Since our founder Clarence Spicer designed the first automotive universal joint, we have been dedicated to the rapid development of new, value-added products. By continually broadening and enhancing our product offerings, we are able to attract new customers and to strengthen and expand our existing customer relationships. Recent new products include temperature-responsive cooling systems with electronic sensors, fluid steering systems with electronic interfaces, innovative materials that make components both lighter and stronger, and new traction control products that improve on-demand, all-wheel drive performance, such as our TXT(TM) torque-management differential. We are also engaged in fuel cell engineering for alternate-energy systems.

OUR BUSINESS STRATEGY

     Our overall strategic direction is set out in our Transformation 2005 business plan. Our goals under this plan represent an increased emphasis on anticipating the needs of our markets and serving our customers. The following are key elements of our plan:

     Focus and Expand Foundation Businesses. We believe that our foundation businesses are the key to the long-term profitable growth of our company. These businesses have leading market positions and brand equity and provide our customers with value-added solutions and products. In connection with the restructuring actions announced last October, we are accelerating the alignment of these businesses with the markets they serve. As our OE customers target improved asset utilization, speed to market, lower cost, lower investment risk and greater flexibility, they increasingly look for outsourcing alternatives. We expect that our global presence and technological and engineering capabilities, as well as our experience, scale of operations and long-standing relationships with major OE customers, will enable us to continue to take advantage of this opportunity. We have been awarded net new business expected, based on our latest review of our customers' production projections, to total approximately $7.7 billion for the period from 2002 through 2006. We are encouraged by the new awards, especially since they include business not only from our traditional U.S.-based OE customers, but also from non-U.S.-based OE customers.

     Focus on Capital and Operating Efficiency. We continue to focus on optimizing our resources and reducing our manufacturing costs. We expect the 2001 combination of our Engine Systems and Fluid Systems business units and the 2002 combination of our Commercial Vehicle Systems and Off-Highway Systems business units to improve our capital efficiency and better leverage the manufacturing, engineering and support capabilities of the combined units. On the operational side, we are focused on outsourcing non-core manufacturing activity, reducing working capital and managing for cash.

     Evaluate Strategic Alliances, Joint Ventures and Selected Divestiture and Acquisition Opportunities. Among the keys to our business model is the concept of capitalizing on strategic alliances and joint ventures. Such relationships offer opportunities to expand our capabilities with a reduced level of investment and enhance our ability to provide the full scope of services required by our customers. We have formed a number of innovative alliances, starting with our Roadranger(TM) marketing program with Eaton, which has been highly successful in leveraging our collective strengths to market Dana and Eaton products for heavy truck drivetrain systems. We also have strategic alliances with GETRAG, to strengthen our portfolio of advanced axle technologies; Motorola, to integrate its electronic expertise into the development of advanced technology for traditionally mechanical components; and Buhler, to provide advanced automotive motor-module technologies and manufacturing expertise to support our product applications. We continue to evaluate potential strategic alliances and joint ventures in order to gain access to advanced technology, strengthen our market position and our global presence and reduce our overall manufacturing costs.


     We are also continuing to evaluate non-core or under-performing operations for possible divestiture. In October 2001, we determined that the sale of DCC's businesses would allow us to focus on our foundation businesses, while giving DCC's businesses an opportunity to enhance their competitive positions within other corporate structures. We are presently pursuing the sale of DCC's businesses and expect to divest certain other businesses which are regarded as non-core. Since the beginning of 2000, we have divested a number of businesses and operations, including those indicated in "Acquisition and Divestiture Summary," and have received proceeds of approximately $899 million through June 30, 2002.


     We also evaluate potential acquisition candidates that have product platforms complementary to our foundation businesses, strong operating potential and strong existing management teams. Although our current focus is on divestitures, we believe that targeted acquisitions will help us achieve our long-term objectives. We have substantial experience in completing and integrating acquisitions that have provided us with opportunities to reduce costs and improve operational efficiency through synergies in manufacturing processes, coordination of raw material purchases, rationalization of administrative staff, and technical capabilities.

PRODUCTS, PATENTS AND TRADEMARKS

     The following table presents our sales in 2001 by foundation business, net of intercompany sales:

                                                                               PERCENTAGE
                                                                 AMOUNT            OF
                                                                   OF         CONSOLIDATED
FOUNDATION BUSINESS                                               SALES          SALES
-------------------                                           -------------   ------------
                                                              (IN MILLIONS)
Axles.......................................................     $ 3,188           31%
Brake and chassis products..................................       1,344           13
Driveshafts.................................................         982           10
Fluid systems...............................................         831            8
Bearings and sealing products...............................         743            7
Structures..................................................         667            6
Filtration products.........................................         573            6
Other.......................................................       1,943           19
                                                                 -------          ---
                                                                 $10,271          100%
                                                                 =======          ===

     We do not consider our leasing service revenue to be sales.

     In each of these product lines, we manufacture and sell our products under a number of patents which have been obtained over a period of years and expire at various times. We consider each of these patents to be of value and aggressively protect our rights throughout the world against infringement. Because we are involved with many product lines, the loss or expiration of any particular patent would not materially affect our sales and profits.

     We own or have licensed numerous trademarks which are registered in many countries, enabling us to market our products worldwide. Our Spicer(R) (axles, transaxles, driveshafts, steering shafts and universal joints), Victor Reinz(R) (gaskets), Wix(R) (filters), Perfect Circle(R) (piston rings and cylinder liners), FTE(R) (clutch and brake actuation systems), and Glacier(R) Vandervell(R) (bearings) trademarks, among others, are widely recognized in their respective markets.

RESEARCH AND DEVELOPMENT

     Our objective is to offer superior quality, technologically advanced products and systems to our customers at competitive prices. To this end, we engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of existing products and to design and develop new products for existing and new applications. Our spending on engineering, research and development and quality control programs was $290 million in 1999, $287 million in 2000 and $260 million in 2001. Research and development activities are concentrated in specialized research and development centers located around the world. Many of our research and development activities are performed on a collaborative basis with our OE customers.

CUSTOMERS

     We have thousands of customers around the world and have developed long-standing business relationships with many of them. Our attention to quality, delivery and service has been recognized by numerous customers who have presented us with supplier quality awards. Ford and DaimlerChrysler were the only individual customers accounting for more than 10% of our consolidated sales in 2001. We have been supplying products to these companies and their subsidiaries for many years. In 1999, 2000 and 2001, sales to Ford, as a percentage of total sales, were 16%, 19% and 18%, respectively, and sales to DaimlerChrysler were 14%, 14% and 11%, respectively.

GEOGRAPHICAL AREAS

     We maintain administrative organizations in four regions -- North America, Europe, South America and Asia/Pacific -- to facilitate financial and statutory reporting and tax compliance on a worldwide basis and to support the SBUs.

     Our operations are located in the following countries (shown by the regions in which we administer them):

NORTH AMERICA            EUROPE             SOUTH AMERICA   ASIA/PACIFIC
-------------  ---------------------------  -------------   ------------
Canada         Austria      Poland          Argentina       Australia
Mexico         Belgium      Russia          Brazil          China
United States  France       Slovakia        Colombia        Indonesia
               Germany      Spain           South Africa    Japan
               Hungary      Sweden          Uruguay         Singapore
               India        Switzerland     Venezuela       South Korea
               Ireland      Turkey                          Taiwan
               Italy        United Kingdom                  Thailand
               Netherlands

     Our non-U.S. subsidiaries and affiliates manufacture and sell a number of products similar to those produced in the U.S. Consolidated non-U.S. sales were $3.4 billion, or 33% of our 2001 sales. Including U.S. exports of $649 million, non-U.S. sales accounted for 39% of 2001 consolidated sales. Non-U.S. net income was $10 million, as compared to a consolidated net loss of $298 million in 2001. Included in net income was $24 million of equity in earnings of non-U.S. affiliates in 2001.

PROPERTIES

     As shown in the following table, at December 31, 2001, we had more than 430 manufacturing, distribution and service branch or office facilities worldwide. We own the majority of our manufacturing and larger distribution facilities. We lease certain manufacturing facilities and most of our smaller distribution outlets and financial service branches and offices.

                        FACILITIES BY GEOGRAPHIC REGION
                           (AS OF DECEMBER 31, 2001)

                                                        NORTH              SOUTH     ASIA/
TYPE OF FACILITY                                       AMERICA   EUROPE   AMERICA   PACIFIC   TOTAL
----------------                                       -------   ------   -------   -------   -----
Manufacturing........................................    152       62       44        11       269
Distribution.........................................     37       13       40         3        93
Service branches, offices............................     49       10        6         4        69
                                                         ---       --       --        --       ---
  Total..............................................    238       85       90        18       431
                                                         ---       --       --        --       ---

MATERIAL SOURCE AND SUPPLY

     Most of the raw materials (such as steel) and semi-processed or finished items (such as forgings and castings) used in our products are purchased from long-term suppliers located within the geographic regions of our operating units. Generally, these materials are available from numerous qualified sources in quantities sufficient for our needs. Temporary shortages of a particular material or part occasionally occur, but we do not consider the overall availability of materials to be a significant risk factor for our operations.

SEASONALITY

     Our businesses are not highly seasonal. However, sales to our OEM customers are closely related to the production schedules of those manufacturers and historically these schedules have been strongest in the first two quarters of each year.

BACKLOG


     Generally, our products are not on a backlog status, since they are produced from readily available materials and have relatively short manufacturing cycles. Each of our operating units maintains its own inventories and production schedules and many of our products are available from more than one facility. In connection with our October 2001 restructuring plan, we have been evaluating the production capacity for many of our products and the potential for outsourcing non-core content. As of June 30, 2002, we had closed or announced the closure of 28 facilities, and we expect to announce additional closures in 2002 as we continue to implement this plan. These actions will enable us to eliminate excess capacity and lower our break-even point.


COMPETITION

     In our foundation businesses, we compete worldwide with a number of other manufacturers and distributors which produce and sell similar products. These competitors include Visteon and Delphi, large parts manufacturers that previously were vertically-integrated units of Ford and General Motors, and a number of other U.S. and non-U.S. suppliers. Our traditional U.S.-based OE customers, facing substantial foreign competition, have expanded their worldwide sourcing of components to better compete with lower cost imports. In addition, these customers have been shifting research and development, design and validation responsibilities to their key suppliers, focusing on stronger relationships with fewer suppliers. We have established operations throughout the world to enable us to meet these competitive challenges and to be a strong global supplier of our core products.

     In the area of leasing services, we compete in selected markets with various international, national and regional leasing and finance organizations.

EMPLOYMENT


     Our worldwide employment (including consolidated subsidiaries) was approximately 70,000 at June 30, 2002. We believe that our relations with our employees are good.


ENVIRONMENTAL COMPLIANCE

     We make capital expenditures in the normal course of business as necessary to ensure that our facilities are in compliance with applicable environmental laws and regulations. The cost of environmental compliance was not a material part of our capital expenditures and did not have a material adverse effect on our earnings or competitive position in 2001. We do not anticipate that future environmental compliance costs will be material.

ACQUISITION AND DIVESTITURE SUMMARY

     In 2000, we completed several divestitures in the first quarter, including Gresen Hydraulics and portions of our constant velocity joint business, most of Warner Electric, and Commercial Vehicle Cab Systems. A number of strategic acquisitions and investments also closed in 2000, including the cardan driveshaft business of GKN plc in January, the automotive axle manufacturing and stamping operations of Invensys plc in July and equity interests in GETRAG, a manufacturer of transmissions, transaxles, axles and other automotive components operating in Europe and North America in November. We also continued integrating AAG warehouse operations obtained as part of the Echlin merger.

     In 2001, we completed several divestitures, including Mr. Gasket, Inc., a wholly-owned subsidiary that distributed performance replacement parts, in the first quarter; our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri EFMG operations in the second quarter; and our Chelsea power take-off and Glacier industrial polymer bearings businesses in the third quarter. In the fourth quarter, we announced our intention to sell the businesses of DCC. Our acquisition activity was limited in 2001. In the second quarter, we acquired the remaining 51% equity interest in Danaven, a Venezuelan operation in which we had previously held a minority position.

     In the second quarter of 2002 we sold selected DCC subsidiaries, pursuant to our previously announced plans to divest DCC's businesses.

LEGAL PROCEEDINGS

     We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. After reviewing the proceedings that are currently pending (including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage, and our established reserves for uninsured liabilities), we do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of pending claims, including those relating to asbestos exposure.

     We are not currently a party to any of the environmental proceedings involving governmental agencies which the SEC requires companies to report.

                                   MANAGEMENT

     The following table sets forth the name, age and position of our directors and executive officers. The first four persons listed in the table are the members of our Policy Committee, which is responsible for our corporate strategies and partnership relations, as well as the development of our people, policies and philosophies.


                NAME                   AGE*                                 TITLE
                ----                   ----                                 -----
Joseph M. Magliochetti...............   60         Chairman of the Board, Chief Executive Officer,
                                                   President and Chief Operating Officer
Robert C. Richter....................   50         Vice President and Chief Financial Officer,
                                                   Chairman -- Dana Credit Corporation
William J. Carroll...................   57         President -- Automotive Systems Group
Marvin A. Franklin, III..............   54         President -- Dana International & Global Initiatives
Bernard N. Cole......................   60         President -- Heavy Vehicle Technologies and Systems
                                                   Group
James M. Laisure.....................   50         President -- Engine and Fluid Management Group
Terry R. McCormack...................   52         President -- Automotive Aftermarket Group
Richard J. Westerheide...............   50         Chief Accounting Officer and Assistant Treasurer
Benjamin F. Bailar...................   68         Director
A. Charles Baillie...................   62         Director
Edmund M. Carpenter..................   60         Director
Eric Clark...........................   67         Director
Glen H. Hiner........................   67         Director
James P. Kelly.......................   59         Director
Marilyn R. Marks.....................   49         Director
Richard B. Priory....................   56         Director
Fernando M. Senderos.................   52         Director


---------------


* At June 30, 2002


     Joseph M. Magliochetti has been Chairman of the Board since 2000, Chief Executive Officer since 1999, President since 1996, Chief Operating Officer since 1997 and a director since 1996. He is also a director of BellSouth Corporation and CIGNA Corporation.

     Robert C. Richter has been Vice President and Chief Financial Officer since 1999 and Chairman -- Dana Credit Corporation since February 1, 2002. He was previously Vice President -- Finance and Administration, 1998-99; Vice
President -- Administration, 1997-98; General Manager -- Perfect Circle Sealed Power Europe, 1997; and Vice President and General Manager -- Perfect Circle Europe, 1994-97.

     William J. Carroll has been President -- Automotive Systems Group and Chairman of DTF Trucking, Inc. since 1997. He was previously
President -- Diversified Products & Distribution, 1996-97; President -- Dana Distribution Service Group, 1995-97; President -- DTF Trucking, 1985-97; Chairman of the Board of Dana Canada Inc. (a Dana subsidiary in Canada), 1995-97, and President, 1993-97.

     Marvin A. Franklin, III has been President -- Dana International & Global Initiatives since 2000. He was previously President -- Dana International, 1997-2000, and President -- Dana Europe, 1993-97.

     Bernard N. Cole has been President -- Heavy Vehicle Technologies and Systems Group since April 2002. He was previously President -- Off-Highway Systems Group, 1997-2002 and President -- Commercial Vehicle Systems,
February -- April 2002. He has also been Chairman of Dana India Pvt. Ltd. since 2001. He was previously President -- Structural Components Group, 1995-97.

     James M. Laisure has been President -- Engine and Fluid Management Group since November 2001. He was previously President -- Fluid Systems Group, 2000-01; Group Vice President -- Fluid Systems Group, 1999-2000; and Vice President -- Modules and Systems Group, 1996-99.

     Terry R. McCormack has been President -- Automotive Aftermarket Group since 2000. He was previously President of Wix Worldwide Filtration, 2000; Vice President and General Manager -- Wix Division -- North America, 1998-2000; and Vice President -- Distribution Services Division, 1996-98, and General Manager, 1995-98.

     Richard J. Westerheide has been Chief Accounting Officer since June 1, 2002, and Assistant Treasurer since April 16, 2002. He was previously Group Controller-Engine Management Group, 2000-02; Vice President -- Finance, Dana Credit Corporation, 2000, and Director of Accounting and Financial Reporting, 1998-2000; and Director of Accounting and Business Advisory Services, Price Waterhouse LLP, 1991-98.

     Benjamin F. Bailar has been a director since 1980. He has been Dean and Professor of Administration Emeritus, Jesse H. Jones Graduate School of Administration, Rice University, since 1997, and was Dean and Professor of Administration from 1987 to 1997. He is also a director of Smith International, Inc. and Trico Marine Services, Inc.


     A. Charles Baillie has been a director since 1998. He has been Chairman and Chief Executive Officer of The Toronto-Dominion Bank since 1997 and President of Toronto-Dominion since 1995. He is also a director of Ballard Power Systems Inc.


     Edmund M. Carpenter has been a director since 1991. He has been President and Chief Executive Officer of the Barnes Group (a diversified international company that serves a range of industrial and transportation markets) since 1998. He was previously Senior Managing Director of Clayton, Dubilier & Rice (a private equity firm specializing in management buyouts) from 1996 to 1998. He is also a director of Campbell Soup Company.

     Eric Clark has been a director since 1994 and was a member of the Dana Europe Advisory Board from 1991 to 1999. He was a director of BICC plc (a United Kingdom company serving the international market for infrastructure development), 1985 to 1996, and Chairman and Managing Director of BICC Cables Limited, 1986 to 1996.

     Glen H. Hiner has been a director since 1993. He was Chairman and Chief Executive Officer of Owens Corning (a manufacturer of advanced glass and composite materials) from 1992 through April 18, 2002. In October 2000, Owens Corning filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. He is also a director of Prudential Financial Inc. and Kohler Company.


     James P. Kelly has been a director since April 2002. He was Chairman and Chief Executive Officer of United Parcel Service, Inc. from 1997 to January 2002. He is also a director of BellSouth Corporation, Hewitt Associates Inc. and United Parcel Service, Inc.


     Marilyn R. Marks has been a director since 1994. She was Chairman of the Board of Dorsey Trailers, Inc. (a manufacturer of truck trailers) from 1987 to 2000 and Chief Executive Officer of Dorsey from 1987 to 1999. She was Chairman and Chief Executive Officer of TruckBay.com, Inc. (an internet source for goods and services serving the trucking industry) from December 1999 to December 2000. In December 2000, Dorsey Trailers, Inc. filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. She is also a director of the Eastman Chemical Company.

     Richard B. Priory has been a director since 1996. He has been Chairman, President and Chief Executive Officer of Duke Energy Corporation (a supplier of energy and related services) since 1997. He was previously President and Chief Operating Officer of Duke Power Company, from 1994 to 1997. He is also a director of U.S. Airways, Inc. and Duke Fluor Daniel Company.

     Fernando M. Senderos has been a director since 2000. He has been Chairman of the Board and Chief Executive Officer of DESC, S.A. de C.V. (a Mexican diversified holding company engaged in the auto parts, chemical, food and real estate businesses) since 1989. He was Chairman of the Board of the following wholly-owned subsidiaries of DESC: Unik, S.A. de C.V. (Unik) from 1991 through 2001, Girsa, S.A. de C.V. from

1989 through 2001, and Dine, S.A. de C.V. from 1981 through 2001. He is also a director of Industrias Penoles, S.A. de C.V. (a Mexican natural resources industrial group), Televisa, S.A. de C.V. (a Spanish language entertainment business), Telefonos de Mexico, S.A. de C.V. (a business providing telephone and internet access services throughout Mexico), Kimberly Clark de Mexico, S.A. de C.V. (a manufacturer and distributor of consumer, industrial, and institutional hygiene products), and Alfa, S.A. de C.V. (which, through subsidiaries, operates petrochemical, steel, synthetic fiber, food, auto parts, and telecommunications businesses). Unik owns a majority interest in Spicer S.A. de C.V., a Dana affiliate in Mexico.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES

     At December 31, 2001, Dana Corporation had issued and there were outstanding notes in aggregate principal amount of $2,201 million. The following series of notes are collectively referred to as the "Prior Notes":

     - 9% Notes due 2011, in aggregate principal amount of $575 million;

     - 9% Notes due 2011, in aggregate principal amount of E200 million;

     - 6.25% Notes due 2004, in aggregate principal amount of $250 million;

     - 6.50% Notes due 2009, in aggregate principal amount of $350 million;

     - 6.50% Notes due 2008, in aggregate principal amount of $150 million;

     - 7.00% Notes due 2028, in aggregate principal amount of $197 million; and

     - 7.00% Notes due 2029, in aggregate principal amount of $375 million.

     The 9% Notes due 2011 were issued pursuant to an indenture dated as of August 8, 2001, between Dana, Citibank, N.A., as Trustee and as Registrar and Paying Agent for the $575 million of Notes denominated in U.S. dollars, and Citibank, N.A., London Branch, as Registrar and Paying Agent for the E200 million of Notes denominated in euros. This indenture is referred to as the "2001 Indenture."

     The Prior Notes, other than the 9% Notes due 2011, were issued pursuant to an indenture dated as of December 15, 1997, between Dana and Citibank, N.A. as Trustee and a First Supplemental Indenture and a Second Supplemental Indenture dated as of March 11, 1998 and February 26, 1999, respectively. This indenture and its supplements are referred to as the "1997 Indenture."

     On March 11, 2002, we issued the Outstanding Notes. See "Description of the Notes," below.

     All series of the Prior Notes, as well as the Outstanding Notes, are unsecured and are ranked pari passu with one another and with all of our other unsecured and unsubordinated indebtedness. Neither the Prior Notes nor the Outstanding Notes have the benefit of a sinking fund. We may redeem the Prior Notes pursuant to the 1997 Indenture and the 2001 Indenture, as applicable, in whole or in part at any time prior to their maturity pursuant to make-whole provisions.

     There are covenants in the 1997 Indenture which prohibit us from engaging in:

     - the incurrence or guarantee of debt secured by real property of value in excess of 2% of our consolidated net tangible assets; and

     - certain sale and leaseback transactions of a term longer than three years.

     There are covenants in the 2001 Indenture which, among other things, limit our ability and the ability of our restricted subsidiaries to:

     - incur additional indebtedness and issue preferred stock;

     - pay dividends or make certain other restricted payments, including investments;

     - incur liens;

     - sell assets;

     - enter into agreements that restrict distributions from restricted subsidiaries;

     - enter into sale and leaseback transactions;

     - engage in transactions with affiliates; and

     - enter into certain mergers and consolidations.

     These covenants are substantially the same as the covenants related to the Notes. If the 9% Notes due 2011 and the Notes receive investment grade ratings by both S&P and Moody's, subject to certain additional conditions, we will no longer be required to comply with these covenants, and substituted forms of negative pledge, sale and leaseback, and merger and consolidation covenants will apply to us and our restricted subsidiaries. See "Description of the Notes -- Certain Covenants -- Application of Fall Away Covenants and Covenant Substitution."

     The foregoing summary of the material provisions of the 1997 Indenture and the 2001 Indenture is qualified in its entirety by reference to the documents themselves, which have been filed with the SEC. See "Where You Can Find More Information."

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM


     In March 2001, we established a $400 million accounts receivable securitization program which has a term expiring in 2006. Under the program, certain of our divisions and subsidiaries either sell or contribute accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases in part by pledging the receivables it purchases as collateral for short-term loans from participating banks. At June 30, 2002, DAF had borrowed $280 million under the program and used the proceeds to fund the purchase of accounts receivable. We have used the sale proceeds received from DAF to reduce other debt.


     We own, directly or indirectly, virtually all of the membership interests in DAF. The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to proceeds from the liquidation of DAF's assets upon the termination of the securitization program and the dissolution of DAF. DAF's receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a "qualifying special purpose entity" under GAAP. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and the loans to DAF are reflected as short-term borrowings in our consolidated financial statements.


     Although we are entitled to any dividends paid by DAF, our agreements with the banks and receivables investors prevent DAF from declaring or making any distributions of assets or cash. The accounts receivable securitization program is subject to certain events of termination, including events of termination based upon tests with respect to our credit rating and the quality of our receivables. As of June 30, 2002, we were rated BB by S&P and Ba3 by Moody's. At these ratings, a downgrade of two levels by S&P or any downgrade by Moody's would entitle the lenders to terminate this program.


MEDIUM-TERM BANK LOANS

     As of December 31, 2001, we had an aggregate principal amount of $135 million outstanding under medium-term bank loans (the Medium-Term Loans), pursuant to loan agreements with three banks dated variously from January 6, 1997 through January 28, 1997. All of the Medium-Term Loans matured and were repaid in January 2002.

REVOLVING CREDIT FACILITIES

     On December 19, 2001, we entered into a new 364-day facility maturing on December 18, 2002 (the 364-day facility) and amended our 5-year facility maturing on November 15, 2005 (the 5-year facility, and together with the 364-day facility, the Revolver Facilities). Citibank, N.A. is the administrative agent, on behalf of itself and the other banks, who are parties to the Revolver Facilities (the Revolver Lenders). The 364-day facility had a maximum borrowing capacity of $250 million and the 5-year facility has a maximum borrowing capacity of $500 million. On July 15, 2002 the 364-day facility was amended, reducing the maximum borrowing capacity thereunder to $100 million.

     Advances under the Revolver Facilities may be made as revolving credit advances. The interest rates payable upon advances are based on floating reference rates, either Citibank's base rate or LIBOR, plus a margin based upon our then-current credit ratings.

     Our obligations to the lenders under the Revolver Facilities are unsecured.

     Both Revolver Facilities require us to maintain financial ratios at fiscal quarter ends of:


     - net senior debt to tangible net worth of not more than: 1.40:1 as of September 30, 2002 and December 31, 2002; and 1.10:1 thereafter;



     - EBITDA minus capital expenditures to interest expense of not less than:
       1.40:1 as of September 30, 2002; and 2.50:1 as of December 31, 2002 and thereafter; and



     - net senior debt to EBITDA of not greater than: 3.75:1 as of September 30, 2002; 3:00:1 as of December 31, 2002; and 2.50:1 as of March 31, 2003 and
       thereafter.


For purposes of these ratios, EBITDA means net income or net loss, plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring non-cash charges and (f) pre-tax cash restructuring expenses in an amount up to $500 million from October 1, 2001 and before March 31, 2003, minus (x) non-cash non-recurring gains, (y) minority interest in net income of consolidated subsidiaries and (z) equity in earnings of affiliates, in each case as determined in accordance with GAAP. For purposes of these ratios, Dana's investment in DCC is accounted for on the equity method of accounting.

     The Revolver Facilities also subject us and certain of our subsidiaries to various customary non-financial covenants. In addition, any acquisition of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 20% or more of our common stock by any person(s) may be treated as an event of default.


     As of June 30, 2002, there were no amounts outstanding under the 364-day facility, and $10 million was outstanding under the 5-year facility. Borrowings under the 5-year facility had a weighted average interest rate as of June 30, 2002, of approximately 5.75%.


DCC OPERATING AGREEMENT

     Dana and DCC are parties to an operating agreement (the Operating Agreement) pursuant to which Dana has agreed, so long as any debt of DCC is outstanding, to maintain DCC's fixed charge coverage ratio, debt to capital ratio, ownership and consolidated net worth at certain levels.

DCC MEDIUM-TERM BANK/INSURANCE COMPANY LOANS


     As of December 31, 2001, DCC had an aggregate principal amount of $472 million outstanding under medium-term bank loan agreements with seven banks dated variously from February 14, 1996 to November 6, 2000, and medium-term loan agreements with 22 insurance companies dated variously from March 20, 1997, to June 20, 2000 (the DCC Medium-Term Loans). Of this amount, $58 million matured and was repaid in the first half of 2002, and $15 million matured and was repaid in July 2002.



     The $399 million of DCC Medium-Term Loans currently outstanding mature from 2003 through 2007.



     The DCC Medium-Term Loans are unsecured and are ranked pari passu with each other and with all of DCC's other unsecured and unsubordinated debt. The DCC Medium-Term Loans had a weighted average interest rate as of June 30, 2002, of 6.76%.


     The DCC Medium-Term Loans prohibit any termination or amendment (other than certain permitted amendments) of the Operating Agreement without the consent of the lenders under the DCC Medium-Term

Loans. In addition, if the covenants set forth in the Operating Agreement are not satisfied an event of default may occur under the DCC Medium-Term Loans.

DCC MEDIUM-TERM NOTES


     During 1999, DCC established a $500 million Medium-Term Note Program. Notes under this program (DCC Medium-Term Notes) are offered on terms determined at the time of issuance. As of June 30, 2002, the aggregate principal amount outstanding was $500 million, consisting of the following:


     - 7.25% Notes due December 16, 2002, in aggregate principal amount of $175 million;

     - 7.95% Notes due September 15, 2003, in aggregate principal amount of $5 million;


     - LIBOR-based floating rate notes due September 15, 2003, in aggregate principal amount of $20 million;



     - LIBOR-based floating rate notes due October 2, 2003, in aggregate principal amount of $25 million; and



     - 8.375% Notes due August 15, 2007 in aggregate principal amount of $275 million.



     The DCC Medium-Term Notes are unsecured and are ranked pari passu with each other and with all of DCC's other unsecured and unsubordinated indebtedness.


     The DCC Medium-Term Notes contain certain customary non-financial covenants and a negative pledge covenant. In addition, if there is a failure to comply with any material provision of the Operating Agreement or the Operating Agreement ceases to be in full force and effect, an event of default under the DCC Medium-Term Notes may occur.

DCC REVOLVING CREDIT FACILITIES

     DCC currently has a 5-year revolving credit facility, which has an aggregate maximum borrowing capacity of $250 million. Bank of America, N.A. is administrative agent on behalf of itself and 13 other banks (the DCC 5-Year Revolver Lenders). The DCC 5-year facility matures on June 28, 2004.

     Interest rates payable upon advances under the facility are based upon floating reference rates, plus a margin based in part upon DCC's then-current credit rating.

     Advances under the DCC 5-year facility may be made as revolving credit advances (either as base rate advances or LIBOR-based advances) or as competitive bid advances (either as fixed rate advances or LIBOR-based advances).

     Obligations to the DCC 5-Year Revolver Lenders are unsecured and are ranked pari passu with all of DCC's other unsecured and unsubordinated indebtedness.


     As of June 30, 2002, approximately $119 million was outstanding under the DCC 5-year facility and the weighted average interest rate was 3.14%.



     The DCC 5-year facility contains certain customary non-financial covenants, requires DCC to maintain the same financial covenants as are set forth in the Operating Agreement, and prohibits the termination or amendment (other than certain permitted amendments) of the Operating Agreement without the consent of the lenders. In addition, any acquisition of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 20% or more of Dana's common stock by any person(s) may be treated as an event of default.

                                 EXCHANGE OFFER

REASONS FOR THE EXCHANGE OFFER

     Dana and the initial purchasers entered into a registration rights agreement in connection with the issuance of the Outstanding Notes. The registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the Outstanding Notes:

     - we will file the exchange offer registration statement, of which this prospectus is a part. The Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes except that the Exchange Notes will not contain transfer restrictions;

     - we will cause the exchange offer registration statement to be declared effective under the Securities Act by December 11, 2002; and

     - we will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

     The holder of each outstanding note surrendered in the exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of
(1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from March 11, 2002.

     If:

     - we determine that because of any change in law or in applicable interpretations of the law by the staff of the SEC, we are not permitted to effect an exchange offer;

     - the exchange offer is not consummated by December 11, 2002; or

     - the exchange offer has been completed and in the reasonable opinion of counsel for the initial purchasers a resale registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of registrable securities, then we will file as promptly as practicable, with the SEC, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Any holder may tender some or all of its Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes except that:

     (1) the Exchange Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

     (2) the holders of the Exchange Notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the Outstanding Notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the indenture.

     The exchange offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.


     As of the date of this prospectus, $250 million aggregate principal amount of the Outstanding Notes were outstanding. We have fixed the close of business on September 10, 2002 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.


     Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the Virginia Stock Corporation Act or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses" and "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" will mean 5:00 p.m., New York City time, on October 16, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term will mean the latest date and time to which the exchange offer is extended.


     In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of Outstanding Notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Outstanding Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on September 15, 2002. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes will be payable semi-annually on each March 15 and September 15, commencing on September 15, 2002. For more information regarding the terms of the Exchange Notes, see "Description of the Notes."

PROCEDURES FOR TENDERING

     We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. Because all of the Outstanding Notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder need not submit a letter of transmittal if the holder tenders Outstanding Notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program (ATOP). To tender Outstanding Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

     Only a holder of record may tender Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC and either:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the Outstanding Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     In addition, either:

     - the exchange agent must receive the Outstanding Notes along with the letter of transmittal; or

     - with respect to the Outstanding Notes, the exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

     - the holder of Outstanding Notes must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "-- Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of Outstanding Notes, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its Outstanding Notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of Outstanding Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If the Outstanding Notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or Outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Outstanding Notes, either:

     - make appropriate arrangements to register ownership of the Outstanding Notes in the owner's name; or

     - obtain a properly completed bond power from the registered holder of Outstanding Notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     If the letter of transmittal is signed by the record holder(s) of the Outstanding Notes tendered, the signature must correspond with the name(s) written on the face of the Outstanding Notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Outstanding Notes.

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the Outstanding Notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Outstanding Notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of Outstanding Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - Outstanding Notes or a timely book-entry confirmation that Outstanding Notes have been transferred in the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the Outstanding Notes from the exchange agent at its offices listed under the caption "-- Exchange Agent". By signing the letter of transmittal, or causing DTC to transmit an agent's message to the exchange agent, each tendering holder of Outstanding Notes will represent to us that, among other things:

     - any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

     - if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those Exchange Notes (see the caption "Plan of Distribution"); and

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

DTC BOOK-ENTRY TRANSFER

     The exchange agent has established an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer.

     With respect to the Outstanding Notes, any participant in DTC may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

     However, the exchange for the Outstanding Notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of the Outstanding Notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Outstanding Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their Outstanding Notes but whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

     - the tender is made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

        - setting forth the name and address of the holder and the registered number(s) and the principal amount of Outstanding Notes tendered:

        - stating that the tender is being made by guaranteed delivery;

        - guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the Outstanding Notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered Outstanding Notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of Outstanding Notes may withdraw their tenders at any time before expiration of the exchange offer.

     For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption "-- Exchange Agent".

     Any notice of withdrawal must:

     - specify the name of the person who tendered the Outstanding Notes to be withdrawn;

     - identify the Outstanding Notes to be withdrawn, including the principal amount of the Outstanding Notes to be withdrawn; and

     - where certificates for Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes were registered, if different from that of the withdrawing holder.

     If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. Outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, will be credited to an account maintained with DTC for Outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Outstanding Notes by following one of the procedures described under the caption "-Procedures for Tendering" above at any time on or before expiration of the exchange offer.

     A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "-- Exchange Agent".

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the Exchange Notes for, any Outstanding Notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the Outstanding Notes, if:

          (1) in our reasonable judgment, the Exchange Notes to be received will not be tradeable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States; or

          (2) any action of proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

          (3) any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

          (4) any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (2) extend the exchange offer and retain all Outstanding Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the Outstanding Notes (see "-- Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered Outstanding Notes which have not been withdrawn.

EXCHANGE AGENT

     Citibank, N.A., has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

       By Registered or Certified Mail or By Hand or Overnight Delivery:

                                 Citibank, N.A.
                                111 Wall Street
                                   15th Floor
                            New York, New York 10005
                      Attention: Agency and Trust Services
                          Reference: Dana Corporation

   By Facsimile Transmission (for eligible institutions only): (212) 825-3483

        To Confirm by Telephone or for Information Call: (800) 422-2066

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

     - Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Outstanding Notes;

     - tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offer;

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

FEES AND EXPENSES

     We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. Expenses incurred in connection with the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only:

          (1) to us upon redemption thereof or otherwise;

          (2) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144A, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the Exchange Notes will be freely transferable by holders of the Notes, except as set forth below, without further registration under the Securities Act. See Shearman &

Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991); and Exxon Capital Holdings Corporation (available May 13, 1989). Holders of Outstanding Notes, however, who are our affiliates, who intend to participate in the exchange offer for purposes of distributing the exchange securities, or who are broker-dealers who purchased the Outstanding Notes from us for resale, will not be able to freely offer, sell or transfer the Exchange Notes pursuant to this prospectus, and will need to comply with separate (resale) registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of Notes.

     Each holder who is eligible to and wishes to exchange its Outstanding Notes for Exchange Notes will be required to make the following representations:

     - any Exchange Notes to be received by the holder will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

     - the holder is not an affiliate as defined in Rule 405 promulgated under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act;

     - if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes;

     - if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities (we refer to these broker-dealers as participating broker-dealers), the holder will deliver a prospectus in connection with any resale of the Exchange Notes; and

     - the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Outstanding Notes were, and the Exchange Notes will be, issued under an indenture dated as of March 11, 2002 (the indenture) between Dana and Citibank, N.A., as trustee (the Trustee). The Outstanding Notes were, and the Exchange Notes will be, subject to all the terms of the indenture, and holders of Notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain capitalized terms used below. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions" or are otherwise defined in the indenture. Unless otherwise specifically indicated, all references in this section to "Dana" are to Dana Corporation and not to any of its Subsidiaries.

     The Outstanding Notes have been issued in an aggregate principal amount of $250 million and were issued in denominations of $1,000 and integral multiples of $1,000. The indenture allows Dana to issue additional Notes, subject to any such additional issuance complying with the covenant described below under the heading "-- Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Any such additional Notes will be issued with the same terms as the Notes so that such additional Notes will form a single series with the Notes.

     The Notes will mature on March 15, 2010 and bear interest at the rate of 10 1/8% per annum. Interest will be payable semiannually (to holders of record of Notes at the close of business on the March 1 or September 1 immediately preceding the interest payment date) on March 15 and September 15 of each year, respectively, commencing September 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of and premium, if any, and interest on the Notes is payable, and the Notes may be presented for registration of transfer and exchange, at the offices of agencies of Dana maintained for that purpose in the Borough of Manhattan, the City of New York, provided that, at the option of Dana, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the note registers; and provided further that all payments of principal (and premium, if any) and interest on Notes, the holders of which have given wire transfer instructions to Dana or its agent at least 10 business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Until otherwise designated by Dana, such office or agency will be as set forth on the inside back cover of this prospectus.

     The Notes may only be issued in fully registered form, without coupons. No service charge will be made for any registration of transfer or exchange of Notes, but Dana may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Notes do not have the benefit of any sinking fund.

RANKING


     The Notes are general unsecured obligations of Dana and rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of Dana and senior in right of payment to all existing and future subordinated Indebtedness of Dana. The Notes are effectively subordinated to all secured Indebtedness of Dana, if any. In addition, the Notes are structurally subordinated to all of the liabilities of Dana's subsidiaries. As of June 30, 2002:



     - Dana had $2,381 million of total indebtedness outstanding (including the Notes), all of which ranked equally with the Notes and none of which have been secured; and



     - Dana's subsidiaries had $4,051 million of liabilities, including, without limitation, trade payables, outstanding.

OPTIONAL REDEMPTION

     The Notes are redeemable, at the option of Dana, in whole or from time to time in part at any time after March 15, 2006, on at least 30 days but not more than 60 days' prior notice mailed to the registered address of each holder of Notes to be so redeemed, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to but excluding the date of redemption, if redeemed during the 12-month period commencing on or after March 15 of the years set forth below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2006........................................................   105.063%
2007........................................................   102.531%
2008 and thereafter.........................................   100.000%

     If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by Dana.

     In the case of any redemption of less than all of the Notes, selection of Notes for any redemption shall be made by the Trustee under the indenture in accordance with the rules of any securities exchange on which the Notes may be listed or if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

     Application of Fall Away Covenants and Covenant Substitution. After such time as:

          (1) the Notes have been assigned an Investment Grade rating by both Rating Agencies;

          (2) if the Investment Grade rating is BBB-, in the case of S&P, or Baa3, in the case of Moody's, it shall not be accompanied by either (i) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof or (ii) in the case of Moody's, a negative outlook, a review for possible downgrade or the equivalent thereof; and

          (3) no Default under the indenture has occurred and is continuing,

(all such events collectively constituting an "Investment Grade Rating Event") and notwithstanding that the Notes may later cease to have an Investment Grade rating by either or both Rating Agencies or that the Investment Grade rating may later be accompanied by either items (i) or (ii) set forth in paragraph (2) above, Dana and its Restricted Subsidiaries will not be subject to the following agreements and covenants contained in the indenture:

     - "Limitation on Incurrence of Indebtedness and Issuance of Preferred
       Stock";

     - "Limitation on Certain Asset Dispositions";

     - "Limitation on Restricted Payments";

     - "Limitation on Transactions with Affiliates";

     - "Limitation on Payment Restrictions Affecting Restricted Subsidiaries";

     - "Limitation on Guarantees by Restricted Subsidiaries";

     - "Change of Control";

     - section (a) of "Limitation on Liens";

     - section (a) of "Limitation on Sale and Leaseback Transactions"; and

     - clause (3) of the first paragraph of "Merger, Consolidation, Etc."

and section (b) of "Limitation on Liens" and section (b) of "Limitation on Sale and Leaseback Transactions" shall become effective and apply to Dana and its Restricted Subsidiaries.

     A change in the rating on the Notes by either Rating Agency shall be deemed to have occurred on the date that such Rating Agency shall have publicly announced the change.

     Limitation on Liens. (a) The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

          (1) Liens granted by Dana on property or assets of Dana securing Indebtedness of Dana that is permitted by the indenture and that is pari passu with the Notes; provided, that the Notes are secured on an equal and ratable basis with such Liens;

          (2) Liens granted by Dana on property or assets of Dana securing Indebtedness of Dana that is permitted by the indenture and that is subordinated to the Notes; provided, that the Notes are secured by Liens ranking prior to such Liens;

          (3) Permitted Liens;

          (4) Liens in respect of Acquired Indebtedness permitted by the indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by Dana or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Dana, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of Dana or of any Restricted Subsidiary of Dana other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Dana; and

          (5) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders.

     (b) The indenture provides that, in the event that section (a) of this covenant no longer applies to Dana and its Restricted Subsidiaries in light of the circumstances described above under "-- Application of Fall Away Covenants and Covenant Substitution", except with respect to Indebtedness between Dana and any Restricted Subsidiaries, Dana will not incur or guarantee (or permit Restricted Subsidiaries to incur or guarantee) any Secured Debt other than Permitted Secured Debt without equally and ratably securing the Notes.

     Limitation on Incurrence of Indebtedness and Issuance of Preferred
Stock. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, and Dana will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock, except:

          (1) Indebtedness of Dana, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Coverage Ratio of Dana for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.25 to 1.00;

          (2) Indebtedness outstanding on the Issue Date;

          (3) Indebtedness under the Credit Facilities in an amount not to exceed $1.56 billion;

          (4) Indebtedness owed by Dana to any Restricted Subsidiary of Dana or Indebtedness owed by a Subsidiary of Dana to Dana or a Restricted Subsidiary of Dana; provided, that, upon either

             (a) the transfer or other disposition by such Restricted Subsidiary or Dana of any Indebtedness so permitted under this clause (4) to a Person other than Dana or another Restricted Subsidiary of Dana or

             (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than Dana or another such Restricted Subsidiary of Dana as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary of Dana, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

          (5) Indebtedness of Dana or its Restricted Subsidiaries under any Interest Rate Protection Agreement or Currency Agreement to the extent entered into to hedge any other Indebtedness permitted under the indenture;

          (6) Acquired Indebtedness to the extent Dana could have incurred such Indebtedness in accordance with clause (1) above on the date such Indebtedness became Acquired Indebtedness;

          (7) Indebtedness incurred by Dana or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance;

          (8) Indebtedness arising from agreements of Dana or a Restricted Subsidiary of Dana providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of Dana;

          (9) Obligations in respect of performance and surety bonds and completion guarantees provided by Dana or any Restricted Subsidiary of Dana in the ordinary course of business;

          (10) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

          (11) Guarantees by Dana or any of its Restricted Subsidiaries of Indebtedness of Dana or any Restricted Subsidiary permitted to be incurred under another provision of the covenant; provided that any Guarantee by a Restricted Subsidiary is given in compliance with "-- Limitation on Guarantees by Restricted Subsidiaries;"

          (12) Indebtedness of Dana under the Outstanding Notes and the Exchange Notes;

          (13) Indebtedness incurred to renew, extend or refinance (collectively for purposes of this clause (13) to "refinance") any Indebtedness incurred pursuant to clauses (1), (2) or (12) above; provided, that:

             (a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Dana as necessary to accomplish such refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of Dana or such Restricted Subsidiary incurred in connection therewith and

             (b) (I) in the case of any refinancing of Indebtedness that is pari passu with the Notes such refinancing Indebtedness is made pari passu with or subordinate in right of payment to such Notes, and, in the case of any refinancing of Indebtedness that is subordinate in right of payment to the

        Notes, such refinancing Indebtedness is subordinate in right of payment to such Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refinanced,

             (II) in either case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refinanced and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by Dana or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by Dana or any of its Restricted Subsidiaries) which is conditioned upon a change of control of Dana pursuant to provisions substantially similar to those contained in the indenture described under "-- Change of Control" below and

             (III) Indebtedness of a Restricted Subsidiary may not be incurred to refinance any Indebtedness of Dana unless otherwise permitted pursuant to clause (16) below; and

     provided, further, that any Indebtedness incurred pursuant to clauses (1) or (2) above may be refinanced pursuant to this clause (13) provided that such refinancing occurs not later than three months after the repayment of the Indebtedness being refinanced, notwithstanding an initial repayment of the Indebtedness being refinanced using Dana's available cash resources.

          (14) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by Dana or its Restricted Subsidiaries in the ordinary course of business;

          (15) Preferred Stock of Restricted Subsidiaries issued to Dana or any of its Restricted Subsidiaries, provided, that, upon either

             (a) the transfer or other disposition by such Restricted Subsidiary or Dana of any Preferred Stock so permitted under this clause (15) to a Person other than Dana or another Restricted Subsidiary of Dana or

             (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than Dana or another such Restricted Subsidiary of Dana as a result of which such Restricted Subsidiary ceases to be a Subsidiary of Dana, the provisions of this clause (15) shall no longer be applicable to such Preferred Stock and such Preferred Stock shall be deemed to have been issued at the time of any such issuance, sale, transfer or other disposition, as the case may be;

          (16) Indebtedness incurred by Restricted Subsidiaries to Persons other than Dana and its Restricted Subsidiaries and Preferred Stock of Restricted Subsidiaries issued to Persons other than Dana and its Restricted Subsidiaries, provided that (i) the principal amount of such Indebtedness plus (ii) the stated liquidation preference of such Preferred Stock shall not exceed in the aggregate $250.0 million;

          (17) the consummation of any Qualified Securitization Transaction; and

          (18) Indebtedness of Dana or its Restricted Subsidiaries, not otherwise permitted to be incurred pursuant to clauses (1) through (17) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (18), has an aggregate principal amount not in excess of $100.0 million at any time outstanding.

     Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Dana may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

     Limitation on Restricted Payments. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

          (A) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (a) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (b) in the case of any Restricted Subsidiary of Dana, dividends or distributions payable to Dana or a Restricted Subsidiary of Dana;

          (B) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of Dana or a Restricted Subsidiary of Dana, any securities convertible or exchangeable into shares of Capital Stock of Dana or a Restricted Subsidiary of Dana or any options, warrants or rights to purchase or acquire shares of Capital Stock of Dana or a Restricted Subsidiary of Dana, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by Dana or a Restricted Subsidiary of Dana;

          (C) make any Investment (other than a Permitted Investment) in any Person; or

          (D) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (each of the transactions described in clauses (A) through (D) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof:

          (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

          (2) upon giving effect to such Restricted Payment, Dana could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (1) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above, or

          (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

             (a) 50% of Consolidated Net Income of Dana (or, in the case cumulative Consolidated Net Income of Dana shall be negative, less 100% of such deficit) for the period (treated as an accounting period) from the Issue Date through the last day of Dana's most recently ended fiscal quarter for which financial statements are available; plus

             (b) 100% of the aggregate net cash proceeds received after the Issue Date, including the fair market value of readily marketable securities from the issuance of Qualified Capital Stock of Dana and warrants, rights or options on Qualified Capital Stock of Dana (other than in respect of any such issuance to a Subsidiary of Dana) and the principal amount of Indebtedness of Dana or a Subsidiary of Dana that has been converted into or exchanged for Qualified Capital Stock of Dana which Indebtedness was incurred after the Issue Date; plus

             (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; plus

             (d) an amount equal to the sum of (I) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to Dana or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (II) the portion (proportionate to Dana's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Dana or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date; plus

             (e) solely in connection with the payment of ordinary quarterly dividends on Dana's common stock, an aggregate of $270.0 million.

          For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1) any dividend on any class of Capital Stock of Dana or any of its Restricted Subsidiaries paid within 70 days after the declaration thereof if, on the date when the dividend was declared, Dana or any of its Restricted Subsidiaries, as the case may be, could have paid such dividend in accordance with the provisions of the indenture;

          (2) the renewal, extension or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the indenture described in clause (13) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above;

          (3) the exchange or conversion of any Indebtedness of Dana or any of its Restricted Subsidiaries for or into Qualified Capital Stock of Dana;

          (4) any Restricted Payments, including loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements or plans, in each case as such agreement, arrangement or plan is approved by the Board of Directors of Dana in its good faith judgment;

          (5) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Qualified Capital Stock of Dana; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

          (6) the redemption, repurchase, retirement or other acquisition of any Capital Stock of Dana in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Dana) of Qualified Capital Stock of Dana; provided, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

          (7) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of Dana in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Dana) of Qualified Capital Stock of Dana; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

          (8) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of Dana required pursuant to any shareholders agreement, management agreement or employee stock option or restricted stock agreement in accordance with the provisions of any such arrangement in an amount not to exceed $5.0 million in the aggregate;

          (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

          (10) so long as no Event of Default has occurred and is continuing, the redemption of any stock purchase rights under a rights plan in an aggregate amount not to exceed $5.0 million;

          (11) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures; provided, that after giving pro forma effect to such Investment, Dana could incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (1) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above;

          (12) Investments by Dana in Dana Credit Corporation made in the ordinary course of business for periods not exceeding 30 days at any time and in amounts not exceeding $20.0 million at any time outstanding; and

          (13) Restricted Payments by Dana or its Restricted Subsidiaries, not otherwise permitted to be made pursuant to clauses (1) through (12) above, in an aggregate amount not to exceed $75.0 million.

     Each Restricted Payment described in clauses (1), (4) and (8) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

     Limitation on Certain Asset Dispositions. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

          (1) Dana or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by Dana);

          (2) not less than 75% of the consideration for the disposition consists of cash or readily marketable Cash Equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the Notes) of Dana or such Restricted Subsidiary or other obligations relating to such assets (and release of Dana or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

          (3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in Related Business Assets (including capital expenditures or the Capital Stock of another Person (other than Dana); provided, that immediately after giving effect to any such investment such Person shall be a Restricted Subsidiary of Dana), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that Dana shall determine to make an Offer to Purchase), either to

             (a) the permanent reduction and prepayment of any Indebtedness of Dana (other than Indebtedness which is expressly subordinate to the Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

             (b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of Dana then outstanding (including a permanent reduction of commitments in respect thereof).

     The 361st day after such Asset Disposition shall be deemed to be the "Asset Sale Offer Trigger Date," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which Dana has determined not to so apply shall be referred to as the "Unutilized Net Available Proceeds." Within fifteen days after the Asset Sale Offer Trigger Date, Dana shall make an Offer to Purchase the outstanding Notes in the aggregate amount of the Unutilized Net Available Proceeds at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, Dana may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in Permitted Investments of the types described in clauses (1), (2) and (3) of the definition of "Permitted Investments."

     If any Indebtedness of Dana or any of its Restricted Subsidiaries ranking pari passu with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, Dana may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by Dana for any other purpose (subject to the other provisions of the indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the indenture described under "-- Merger, Consolidation, Etc." below.

     Dana will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

          (1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) in the event such Asset Swap involves the transfer by Dana or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Dana in good faith, in excess of $20.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Dana or such Restricted Subsidiary, as the case may be, as being fair to Dana or such Restricted Subsidiary, as the case may be, from a financial point of view; and

          (3) in the event such Asset Swap involves the transfer by Dana or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Dana in good faith, in excess of $500.0 million, Dana has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Dana or such Restricted Subsidiary, as the case may be, from a financial point of view.

     In the event that Dana makes an Offer to Purchase the Notes, Dana shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule l4e-l under, the Exchange Act and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

     Dana's ability to repurchase the Notes may be limited by other then-existing borrowing agreements of Dana and its Restricted Subsidiaries. There can be no assurance that Dana will be able to obtain a consent or a waiver of such limitations. See "-- Limitation on Restricted Payments."

     Limitation on Sale and Leaseback Transactions. (a) The indenture provides that Dana will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

          (1) Dana or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as determined by the Board of Directors of Dana or such Restricted Subsidiary, as the case may be, if the fair market value exceeds $20.0 million) of the property subject to such transaction;

          (2) Dana or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "-- Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds after the Sale and Leaseback Transaction) are satisfied at the time required to be satisfied pursuant to that covenant with respect to such Sale and Leaseback Transaction, treating all of the cash consideration (with the items constituting cash consideration to be determined in accordance with "-- Limitation on Certain Asset Dispositions") received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

     For the purposes of this section (a), the term "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Dana or a Restricted Subsidiary transfers such property to a person and Dana or a Restricted Subsidiary leases it from such Person.

     (b) The indenture provides that, in the event that section (a) of this covenant no longer applies to Dana and its Restricted Subsidiaries in light of the circumstances described above under "-- Application of Fall Away Covenants and Covenant Substitution", Dana will not engage in any Sale and Leaseback Transactions (except leases for a temporary period not exceeding 36 months) involving any Principal Property, or to permit any of its Restricted Subsidiaries which has been in operation for more than 180 days to do so, unless

          (1) Dana or such Restricted Subsidiary would be entitled to incur Secured Debt on such Principal Property equal to the amount realizable upon such sale or transfer as if such amount were secured by a mortgage, without equally and ratably securing the Notes; or

          (2) an amount equal to the greater of the net proceeds of the sale or the fair value of such Principal Property is applied within 180 days either to (A) the retirement of indebtedness of Dana that was Funded Debt at the time it was created or (B) the purchase of other Principal Property having a value at least equal to the greater of such amounts; or

          (3) the Sale and Leaseback Transaction involved an industrial revenue bond, pollution control bond or other similar financing arrangement between Dana or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or agency.

     For the purposes of this section (b), the term "Sale and Leaseback Transaction" means any arrangement with any person or entity providing for the leasing by Dana or any Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by Dana or a Restricted Subsidiary to such person or entity; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, of not more than three years.

     Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

          (1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by Dana or by any

     Restricted Subsidiary of Dana, or make payments on any Indebtedness owed to Dana or to any Restricted Subsidiary of Dana;

          (2) make loans or advances to Dana or to any Restricted Subsidiary of Dana; or

          (3) transfer any of their respective property or assets to Dana or to any Restricted Subsidiary of Dana.

     The preceding restrictions, however, do not apply to encumbrances or restrictions existing under or by reason of:

          (1) applicable law or regulations;

          (2) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary of Dana;

          (3) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

          (4) any agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary became a Subsidiary of Dana and outstanding on such date and not incurred in anticipation or contemplation of becoming a Subsidiary of Dana, provided, such encumbrance or restriction shall not apply to any assets of Dana or its Restricted Subsidiaries other than such Restricted Subsidiary;

          (5) any agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (3) or (4) of this paragraph or this clause (5) or contained in any amendment to an agreement referred to in clause (3) or (4) of this paragraph or this clause (5); provided, however, that the encumbrances and restrictions contained in any such agreement or amendment are no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (3) and (4) of this paragraph;

          (6) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary; or

          (7) the indenture.

     Limitation on Transactions with Affiliates. The indenture provides that Dana will not, and will not cause or permit any of its Restricted Subsidiaries to:

          (1) sell, lease, transfer or otherwise dispose of any of its property or assets to any Affiliate of Dana or of any Subsidiary,

          (2) purchase any property or assets from any Affiliate of Dana or of any Subsidiary,

          (3) make any Investment in any Affiliate of Dana or of any Subsidiary, or

          (4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of Dana or of any Subsidiary (each of (1) through (4) being an Affiliate Transaction), other than Affiliate Transactions that are on terms that are no less favorable to Dana or such Restricted Subsidiary of Dana than those that could be obtained in a comparable arm's length transaction by Dana or such Restricted Subsidiary of Dana from an unaffiliated party; provided, that if Dana or any Restricted Subsidiary of Dana enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $20.0 million, a majority of the disinterested members of the Board of Directors of Dana or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard.

     The foregoing restrictions shall not apply to:

          (1) any transaction between Restricted Subsidiaries of Dana, or between Dana and any Restricted Subsidiary of Dana if such transaction is not otherwise prohibited by the terms of the indenture;

          (2) transactions entered into in the ordinary course of business;

          (3) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of Dana or any Subsidiary as determined in good faith by Dana's Board of Directors or senior management;

          (4) any Qualified Securitization Transactions;

          (5) any agreement as in effect as of the Issue Date (including, without limitation, the Operating Agreement, the agreements relating to the Receivables Facility and the Tax Sharing Agreement between Dana and Dana Credit Corporation) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

          (6) Restricted Payments permitted by the indenture;

          (7) loans or advances to employees or consultants in the ordinary course of business;

          (8) joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture which are fair to Dana or its Restricted Subsidiaries, in the reasonable determination of the senior management of Dana, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (9) any employment or compensation arrangement entered into by Dana or any of its Restricted Subsidiaries in the ordinary course of business that is not otherwise prohibited by the indenture.

     Limitation on Guarantees by Restricted Subsidiaries. The indenture provides that Dana will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of Dana unless such Restricted Subsidiary of Dana simultaneously executes and delivers a supplemental indenture to the indenture providing for the guarantee of payment of the Notes (each a Subsidiary Guarantee) by such Restricted Subsidiary of Dana (a Subsidiary Guarantor); provided, any guarantee by a Subsidiary Guarantor of such other Indebtedness:

          (1) (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of Dana ranking pari passu with the Notes, the relevant Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of Dana subordinated to the Notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and

          (b) (I) in the case of any such guarantee of Indebtedness of Dana subordinated or junior to the Notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

          (2) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Dana or any other Subsidiary of Dana as a result of any payment by it under such Subsidiary Guarantees.

     Notwithstanding the foregoing, any Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the unconditional release or discharge of such Subsidiary Guarantor's guarantees of all other Indebtedness of Dana (other than a release resulting from payment under such Subsidiary Guarantor's guarantees) or (b) any sale, exchange or transfer, to any Person not an Affiliate of Dana, of all (but not less than all) of the Capital Stock of such Subsidiary Guarantor, or all or substantially all of the assets of such Subsidiary Guarantor, pursuant to a transaction which is in compliance with all of the terms of the indenture.

     Notwithstanding the foregoing, the provisions of this "Limitation on Guarantees by Restricted Subsidiaries" shall not apply with respect to

          (1) guarantees by Restricted Subsidiaries outstanding on the Issue
     Date;

          (2) guarantees of Acquired Indebtedness outstanding at the time that a Restricted Subsidiary becomes a Subsidiary of Dana; and

          (3) guarantees by Restricted Subsidiaries of Indebtedness to the extent such Indebtedness could have been incurred by such Restricted Subsidiaries pursuant to clause (16) of "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" (without duplication in the case of the same Indebtedness being guaranteed by one or more Restricted Subsidiaries).

     Change of Control. Upon the occurrence of a Change of Control (the date of each such occurrence being the "Change of Control Date"), Dana will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the "Change of Control Offer") all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by Dana to the Holders not more than 30 days after any Change of Control Date.

     None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of Dana. Dana could, in the future, enter into certain transactions, including certain recapitalizations of Dana, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that Dana would have sufficient funds to pay the redemption price for all Notes that Dana is required to redeem. In the event that Dana were required to purchase outstanding Notes pursuant to a Change of Control Offer, Dana expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Dana would be able to obtain such financing.

     With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture (including as set forth under "-- Merger, Consolidation, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the indenture and the Notes) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer.

     Dana's ability to repurchase Notes may be limited by other then-existing borrowing agreements of Dana and its Subsidiaries. There can be no assurance that Dana will be able to obtain such a consent or a waiver of such limitations. See "-- Limitation on Restricted Payments."

     If an offer is made to redeem Notes as a result of a Change of Control, Dana will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

     The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of Dana and, thus, the removal of incumbent management.

     Reports. So long as any Note is outstanding, Dana will file with the SEC and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause to be mailed, to the Holders at their addresses as set forth in the register of the Notes, copies of the annual reports and of the information, documents and other reports which Dana is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which Dana would be required to file with the SEC if Dana then had a class of securities registered under the Exchange Act. In addition, Dana shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee and mailed, no later than the date such materials are mailed or made available to Dana's stockholders, to the Holders at their addresses as set forth in the register of Notes.

     Merger, Consolidation, Etc. Dana will not consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless
(1) either (A) Dana shall be the continuing or surviving Person in such a consolidation or merger or (B) the Person (if other than Dana) formed by such consolidation or into which Dana is merged or to which all or substantially all of the properties and assets of Dana are transferred (Dana or such other Person being referred to as the Surviving Person) shall be a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume, by a supplemental indenture, all the obligations of Dana under the Notes and the indenture, (2) immediately after the transaction and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default will exist, (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Surviving Person could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and (4) an officer's certificate has been delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (1), (2) and, to the extent then applicable, (3), have been satisfied and an opinion of counsel (from a counsel who shall not be an employee of Dana) has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (1) and, to the extent then applicable, clause (3), have been satisfied.

     Upon any consolidation, merger or transfer in accordance with the foregoing, the Surviving Person will succeed to and be substituted for Dana with the same effect as if it had been named herein as a party hereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Notes and the indenture.

     Payments for Consents. Neither Dana nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

EVENTS OF DEFAULT

     The following are Events of Default under the indenture:

          (1) default in the payment of principal of, or premium, if any, on any Note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of Dana to repurchase any Note on the date required following a Change of Control; or

          (2) default in the payment of any installment of interest on any Note (including any additional interest to be paid as required by the registration rights agreement), when due and continuance of such Default for 30 days or more; or

          (3) failure to observe, perform or comply with any of the applicable provisions described under "Certain Covenants -- Merger, Consolidation, Etc." above; or

          (4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other applicable covenant or warranty of Dana or of any Restricted Subsidiary in the indenture and failure to remedy such default or breach within a period of 60 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Dana or any Restricted Subsidiary of Dana (or the payment of which is guaranteed by Dana or any Restricted Subsidiary of Dana), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $100.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

          (6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against Dana or any Restricted Subsidiary of Dana or any of their respective property or assets in an aggregate amount in excess of $100.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

          (7) certain events of bankruptcy, insolvency or reorganization involving Dana or any Material Subsidiary of Dana.

     If an Event of Default (other than an Event of Default referred to in clause (7) above involving Dana) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Notes then outstanding to be due and payable, by a notice in writing to Dana (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the Notes to the contrary. If an Event of Default referred to in clause (7) above involving Dana occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes then outstanding will ipso facto become due and payable without any declaration or other act on the part of the Trustee or any Holder.

     No Holder of any Note may enforce the indenture or the Notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from the failure of Dana to comply with the provisions of "-- Certain Covenants -- Change of Control" or "-- Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of such Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the indenture as it relates to the Notes and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of all Holders.

     Under the indenture, an officer of Dana is required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof (provided that an officer shall certify at least annually whether or not any Default or Event of Default has occurred).

AMENDMENT, SUPPLEMENT AND WAIVER

     From time to time, Dana, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the Holders, amend, waive or supplement the indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any Holder; provided that Dana has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the indenture and the Notes issued thereunder may be made by Dana, and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Notes then outstanding affected thereby.

     Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

          (1) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the indenture in a manner adverse to the Holders of such Notes;

          (2) reduce the principal amount of (or the premium) of any such Note;

          (3) reduce the rate of or extend the time for payment of interest on any Note;

          (4) change the place or currency of payment of principal of (or premium) or interest on any such Note or the obligation on the part of Dana to pay Additional Amounts;

          (5) modify any provisions of the indenture relating to the waiver of past defaults (other than to add sections to the indenture or the Notes subject thereto which do not adversely affect the Holders of Notes) or the right of the Holders of Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to any Notes or the modification and amendment of the indenture and any Notes (other than to add sections to the indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

          (6) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the applicable indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

          (7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the Notes by the Holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

          (8) modify the ranking or priority of the Notes; or

          (9) modify the provisions relating to any Offer to Purchase required under the covenants described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions" or "-- Certain Covenants -- Change of Control" in a manner materially adverse to the Holders of Notes affected thereby.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Dana may, at its option and at any time, terminate the obligations of Dana with respect to the Notes (defeasance). Such defeasance means that Dana shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

          (1) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

          (2) Dana's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

          (3) the rights, powers, trusts, duties and immunities of the Trustee; and

          (4) the defeasance provisions of the indenture.

     In addition, Dana may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the indenture with respect to the Notes, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased (covenant defeasance).

     In order to exercise either defeasance or covenant defeasance:

          (1) Dana must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes to be defeased cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to be defeased to redemption or maturity;

          (2) Dana shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

          (3) no Default or Event of Default under the indenture shall have occurred and be continuing immediately after giving effect to such deposit;

          (4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of Dana;

          (5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Dana is a party or by which it is bound;

          (6) Dana shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (7) Dana shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in such indenture) as to all outstanding Notes issued thereunder when:

          (1) either

             (a) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by Dana and thereafter repaid to Dana or discharged from such trust) have been delivered to the Trustee for cancellation or

             (b) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation have become due and payable and Dana has irrevocably deposited or caused to be deposited with the Trustee funds in U.S. dollars in an amount sufficient to pay and discharge the entire Indebtedness on such Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes issued thereunder to the date of deposit together with irrevocable instructions from Dana directing the Trustee to apply such funds to the payment thereof at maturity;

          (2) Dana has paid all other sums payable under such indenture by Dana; and

          (3) Dana has delivered to the Trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

NOTICES

     All notices shall be deemed to have been given by the mailing by first class mail, postage prepaid, of such notices to Holders of the Notes at their registered addresses as recorded in the note register.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Dana or any of its Subsidiaries, as such, will have any liability for any obligations of Dana under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Dana, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture

Act, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

REGISTRATION RIGHTS

     Dana entered into a registration rights agreement with the initial purchasers in which it agreed to use its reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Outstanding Notes for an issue of SEC-registered notes (Exchange Notes) with terms identical to the Outstanding Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rates as described below). This prospectus is part of the registration statement filed in compliance with these provisions.

     When the SEC declares the exchange offer registration statement effective, Dana will offer the Exchange Notes in return for the Outstanding Notes. The exchange offer will remain open for at least 20 business days after the date Dana mails notice of the exchange offer to noteholders. For each Outstanding Note surrendered to Dana under the exchange offer, the noteholder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Notes or, if no interest has been paid on the Notes, from the date of issuance of the Outstanding Notes.

     If applicable interpretations of the staff of the SEC do not permit Dana to effect the exchange offer, Dana will use its reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the Outstanding Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Notes covered by the shelf registration statement have been sold. Dana will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A noteholder that sells Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

     If the exchange offer is not completed on or before December 11, 2002, the respective annual interest rates borne by the Notes will be increased by 1.0% per annum until the exchange offer is completed. Whenever there is mentioned herein, in any context, the payment of interest on a note, such mention shall be deemed to include mention of the payment of any additional interest to the extent that, in such context, any such additional interest is, was or would be payable in respect thereof pursuant to the provisions of such note, the indenture and the registration rights agreement and express mention of the payment of additional interest (if applicable) in any provisions hereof shall not be construed as excluding additional interest in those provisions hereof where such express mention is not made.

     Dana will be entitled to close the exchange offer 20 business days after its commencement, provided that Dana has accepted all Outstanding Notes validly surrendered in accordance with the terms of the exchange offer. Outstanding Notes not tendered in the exchange offer shall bear interest at the rates set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

     This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from Dana upon request.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

     "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale and Leaseback Transaction) of:

          (1) shares of Capital Stock of a Restricted Subsidiary of Dana (other than directors' qualifying shares); or

          (2) property or assets of Dana or any of its Restricted Subsidiaries.

     Notwithstanding the foregoing, an Asset Disposition shall not include:

          (1) a disposition by a Restricted Subsidiary to Dana or by Dana or a Restricted Subsidiary to a Restricted Subsidiary;

          (2) the sale of Cash Equivalents in the ordinary course of business;

          (3) a disposition of inventory in the ordinary course of business;

          (4) a disposition of obsolete or worn out property or property that is no longer useful in the conduct of the business of Dana and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (5) transactions permitted under "Certain Covenants -- Merger, Consolidation, Etc.";

          (6) an issuance of Capital Stock by a Restricted Subsidiary of Dana to Dana or to a Restricted Subsidiary;

          (7) for purposes of "Certain Covenants -- Limitation on Certain Asset Dispositions" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants -- Limitation on Restricted Payments";

          (8) an Asset Swap effected in compliance with "Certain
     Covenants -- Limitation on Certain Asset Dispositions";

          (9) any sale, transfer or other disposition of defaulted receivables for collection;

          (10) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

          (11) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with "-- Certain Covenants -- Limitation on Liens" above and dispositions in connection with Permitted Liens;

          (12) sales of accounts receivable in connection with the Receivables Facility;

          (13) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP;

          (14) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction; and

          (15) any isolated sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve consideration in excess of $10.0 million.

     "Asset Sale Offer Trigger Date" has the meaning set forth in "-- Certain Covenants -- Limitation on Certain Asset Dispositions."

     "Asset Swap" means concurrent purchase and sale or exchange of Related Business Assets between Dana or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with "Limitation on Certain Asset Dispositions."

     "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the lower of the interest rates borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease before the first date such lease may be terminated without penalty.

     "Cash Equivalents" means

          (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a credit rating of "A" or better from either S&P or Moody's;

          (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P or "A" or the equivalent thereof by Moody's, and having combined capital and surplus in excess of $500.0 million;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
     (3) above;

          (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

          (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through
     (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by Dana, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dana representing 35% or more of the combined voting power of Dana's then outstanding Voting Stock;

          (2) the following individuals cease for any reason to constitute more than two-thirds of the number of directors then serving on the Board of Directors of Dana: individuals who, on the Issue Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Dana) whose appointment or election by the Board of Directors or nomination for election by Dana's stockholders was approved by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended;

          (3) the shareholders of Dana shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the indenture); or

          (4) Dana or any Restricted Subsidiary of Dana, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of Dana and the Restricted Subsidiaries of Dana (determined on a consolidated basis) to any Person; provided, that neither the merger of a Restricted Subsidiary of Dana into Dana or into any Restricted Subsidiary of Dana nor a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the property or assets of a Restricted Subsidiary of Dana into Dana or into any Restricted Subsidiary of Dana shall be deemed to be a Change of Control.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Dana, the Capital Stock of which constitutes all or substantially all of the properties and assets of Dana, shall be deemed to be the transfer of all or substantially all of the properties and assets of Dana.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1) if Dana or any Restricted Subsidiary:

             (a) has incurred any Indebtedness since the beginning of such four fiscal quarters that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and to the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

             (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2) if since the beginning of such period Dana or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

             (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

             (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Dana or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Dana and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Dana and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3) if since the beginning of such period Dana or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Dana) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Dana or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Dana or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Dana (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

          (1) Consolidated Interest Expense;

          (2) Consolidated Income Taxes;

          (3) consolidated depreciation expense;

          (4) consolidated amortization of intangibles; and

          (5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

     "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Dana and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

          (2) amortization of debt discount;

          (3) non-cash interest expense;

          (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

          (6) net costs associated with Hedging Obligations (including amortization of fees);

          (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

          (8) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Dana or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

          (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Dana) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Dana or any Restricted Subsidiary.

For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Dana and its Subsidiaries with respect to Interest Rate Protection Agreements.

     "Consolidated Net Income" means, for any period, the net income (loss) of Dana and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, Dana's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Dana or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (b) Dana's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Dana or a Restricted Subsidiary;

          (2) any net income (loss) of any Person acquired by Dana or a Subsidiary in a pooling of interests transaction for any period before the date of such acquisition;

          (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Dana, except that:

             (a) subject to the limitations contained in clauses (4), (5) and
        (6) below, Dana's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Dana or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

             (b) Dana's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Dana or its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (provided that sales of equipment and related assets (including contract rights) or Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course) and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) any extraordinary gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     "Consolidated Net Tangible Assets" means the total assets (less applicable reserved and other properly deductible items) on the balance sheet of Dana and its consolidated Subsidiaries for the most recent fiscal quarter, less (i) all current liabilities and (ii) goodwill, trade names, patents, organization expenses and other like intangibles of Dana and its consolidated Subsidiaries.

     "Consolidated Tangible Assets" means the total assets (less applicable reserved and other properly deductible items) on the balance sheet of Dana and its consolidated Subsidiaries for the most recent fiscal quarter, less goodwill, trade names, patents, organization expenses and other like intangibles of Dana and its consolidated Subsidiaries.

     "Credit Facilities" means (i) the 364-Day Credit Agreement dated as of December 19, 2001, as amended by Amendment No. 1 dated February 1, 2002, among Dana, as borrower, the initial lenders named therein, as initial lenders, and Citibank, N.A., as Administrative Agent, Deutsche Bank, AG, New York Branch and Bank of America, N.A., as Syndication Agents, JPMorgan Chase Bank, as Documentation Agent and Salomon Smith Barney Inc., as Lead Arranger and Book Manager, including any related notes, (ii) the Five-Year Credit Agreement dated as of November 15, 2000, as amended by Amendment No. 1 dated February 9, 2001, Amendment No. 2 dated December 19, 2001 and Amendment No. 3 dated February 1, 2002, among Dana, as borrower, the initial lenders named therein, as initial lenders, and Citibank, N.A., as Administrative Agent, Deutsche Bank, AG, New York Branch and Bank of America, N.A., as Syndication Agents, JPMorgan Chase Bank, as Documentation Agent and Salomon Smith Barney Inc., as Lead Arranger and Book Manager, including any related notes and (iii) the Receivables Facility, each as amended to the Issue Date and as such Facilities may from time to time thereafter be amended, restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders; provided that no amendment, restatement, supplement or other modification to such facilities shall permit a Restricted Subsidiary to be a borrower thereunder except to the extent permitted under clause (16) under "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock" or provide for the granting of a Lien other than as permitted by "Limitations on Liens"; and provided, further, that in no event shall the amount of Indebtedness which Dana may incur under the Credit Facilities, including any refinancing, refunding, replacement or extension thereof, exceed $1.56 billion.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Dana or any of its Restricted Subsidiaries against fluctuations in currency values to or under which Dana or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the indenture).

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Dana or a Restricted Subsidiary); or

          (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the Notes mature or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Dana to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that Dana may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by Dana with the provisions of the indenture described under the captions "Change of Control" and "Certain
Covenants -- Limitation on Certain Asset Dispositions" and such repurchase or redemption complies with "Certain Covenants -- Limitation on Restricted Payments."

     "Event of Default" has the meaning set forth under "-- Events of Default" herein.

     "Funded Debt" means indebtedness for borrowed money owed or guaranteed by Dana or any consolidated Restricted Subsidiary, and any other indebtedness which under GAAP would appear as debt on Dana's consolidated balance sheet, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Agreement.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided, further, that:

          (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of Dana shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Dana; and

          (2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

     "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

          (1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

     (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property, but excluding trade accounts payable of such Person arising in the ordinary course of business;

          (2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable of such Person arising in the ordinary course of business;

          (3) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business;

          (4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

          (5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

          (6) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

          (7) all obligations under Currency Agreements and Interest Rate Protection Agreements; and

          (8) all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by such person.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall he determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

     For the avoidance of doubt, neither the Operating Agreement nor the obligations thereunder shall constitute "Indebtedness" for the purposes of the indenture or the Notes.

     "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any Restricted Subsidiary against fluctuations in interest rates to or under which such

Person or any Restricted Subsidiary of such Person is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

     "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

          (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

          (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3) an acquisition of assets, Capital Stock or other securities by Dana or a Subsidiary for consideration to the extent such consideration consists of common equity securities of Dana.

     For purposes of "Certain Covenants -- Limitation on Restricted Payments",

          (1) "Investment" will include the portion (proportionate to Dana's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Dana at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Dana will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Dana's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Dana's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Dana in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

          (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Dana. If Dana or any Restricted Subsidiary of Dana sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Dana such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Dana, Dana shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of Dana in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

     "Investment Grade" means:

          (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB-; and

          (2) with respect to Moody's, any of the rating categories from and including Aaa to and including Baa3.

     "Issue Date" means the date on which the Notes are originally issued under the indenture.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

          (1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

          (2) accounts, general intangibles or chattel paper sold to the referent Person.

     "Material Subsidiary" means, at any date of determination, any Subsidiary of Dana that, together with its Subsidiaries,

          (1) for the most recent fiscal year of Dana accounted for more than 5% of the consolidated revenues of Dana or

          (2) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of Dana, all as set forth on the most recently available consolidated financial statements of Dana and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

     "Maturity Date" means March 15, 2010.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

          (2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

          (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant of the indenture described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions"); and

          (5) all distributions and other payments, made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

     "Offer to Purchase" means a written offer (the "Offer") sent by Dana by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of such Notes within five Business Days after the Expiration Date. Dana shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of Dana's obligation to make an Offer to Purchase, and the Offer shall be mailed by Dana or, at Dana's request, by such Trustee in the name and at the expense of Dana. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

          (1) the Section of the indenture pursuant to which the Offer to Purchase is being made;

          (2) the Expiration Date and the Purchase Date;

          (3) the aggregate principal amount of the outstanding Notes offered to be purchased by Dana pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");

          (4) the purchase price to be paid by Dana for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

          (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount of Notes;

          (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

          (7) that interest on any Note not tendered or tendered but not purchased by Dana pursuant to the Offer to Purchase will continue to accrue;

          (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

          (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if Dana or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Dana and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

          (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if Dana (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

          (11) that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Dana shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Dana shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

          (12) that in the case of any Holder whose Note is purchased only in part, Dana shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Operating Agreement" means the Operating Agreement dated as of May 23, 1995, between Dana and Dana Credit Corporation, as amended.

     "Permitted Investments" means:

          (1) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase;

          (2) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency;

          (3) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase;

          (4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

          (5) any acquisition of the Capital Stock of any Person; provided, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of Dana;

          (6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

          (7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

          (8) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the indenture (including, without limitation, any Currency Agreement and any Interest Rate Protection Agreement otherwise permitted by the indenture);

          (9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the indenture described under "-- Certain Covenants -- Limitation on Certain Asset Dispositions" above;

          (10) Investments for which the sole consideration provided is Qualified Capital Stock of Dana; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause (3) of the first paragraph of "-- Certain Covenants -- Limitation on Restricted Payments";

          (11) loans and advances to employees made in the ordinary course of business;

          (12) Investments outstanding on the Issue Date;

          (13) Investments in Dana or a Restricted Subsidiary;

          (14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor, supplier or customer;

          (15) Investments made by Dana in Dana Credit Corporation required pursuant to the Operating Agreement;

          (16) Investments in any Person after the Issue Date in an aggregate amount not in excess of $150.0 million at any one time outstanding; and

          (17) Investments in publicly traded equity or publicly traded Investment Grade debt obligations issued by a corporation (other than Dana or an affiliate of Dana) organized under the laws of any State of the United States of America and subject to the reporting requirements of
     Section 13 or 15(d) of the Exchange Act in an aggregate amount not in excess of $10.0 million at any one time outstanding.

     "Permitted Joint Venture" means any Person which is not a Restricted Subsidiary and which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in a Related Business, and the Capital Stock of which is owned by Dana or its Restricted Subsidiaries, on the one hand, and one or more Persons other than Dana or any Affiliate of Dana, on the other hand.

     "Permitted Liens" means:

          (1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

          (2) statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

          (3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

          (4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (5) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Dana or of any of its Restricted Subsidiaries;

          (7) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

             (a) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

             (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

             (c) any such Lien shall not extend to or cover any property or assets of Dana or of any Restricted Subsidiary of Dana other than such item of property or assets and any improvements on such item;

          (8) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Dana or of any Restricted Subsidiary of Dana;

          (9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the indenture;

          (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (11) Liens arising from the rendering of a final judgment or order against Dana or any Restricted Subsidiary of Dana that does not give rise to an Event of Default;

          (12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (13) Liens in favor of the Trustee arising under the indenture;

          (14) any lien existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of Dana or is merged with or consolidated into Dana or a Restricted Subsidiary of Dana or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to Dana or any Restricted Subsidiary of Dana;

          (15) Liens on property of any Subsidiary of Dana to secure Indebtedness for borrowed money owed to Dana or to another Restricted Subsidiary of Dana;

          (16) Liens in favor of Dana or any Restricted Subsidiary;

          (17) Liens existing on the Issue Date;

          (18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

          (19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under an Interest Rate Protection Agreement;

          (20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of Dana or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

          (21) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Dana or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

          (22) Liens securing Indebtedness which is incurred to refinance Indebtedness which had been secured by a Lien or Liens permitted under "Limitation on Liens" and which is incurred in accordance with the provisions of "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Liens do not extend to or cover any property or assets of Dana or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

          (23) Liens securing the Receivables Facility;

          (24) Liens granted in connection with any Qualified Securitization Transaction;

          (25) Liens securing Indebtedness incurred by Restricted Subsidiaries incurred in accordance with the provisions of "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (26) in addition to the items referred to in clauses (1) through (25) above, Liens of Dana and its Restricted Subsidiaries in an aggregate amount which, when taken together with the aggregate amount of all other Liens incurred pursuant to this clause (26) and then outstanding, will not exceed 5% of Consolidated Tangible Assets.

     "Permitted Secured Debt" means (1) Secured Debt existing at the date of the indenture; (2) liens on real or personal property acquired, constructed or improved by Dana or a Restricted Subsidiary after the date of the indenture which are created contemporaneously with, or within 12 months after, the acquisition, construction or improvement to secure all or any part of the purchase price of such property or the cost of such construction or improvement;
(3) mortgages on property of Dana or a Restricted Subsidiary created within 12 months of the completion of construction or improvement of any new plant(s) on such property to secure the cost of such construction or improvement; (4) liens on property existing at the time the property was acquired by Dana or any Restricted Subsidiary; (5) liens on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary; (6) liens on stock (except stock of Subsidiaries) acquired after the date of the indenture if the aggregate cost thereof does not exceed 15% of Consolidated Net Tangible Assets; (7) liens securing indebtedness of a successor corporation to Dana to the extent permitted by the indenture; (8) liens securing indebtedness of a Restricted Subsidiary at the time it became such; (9) liens securing indebtedness of any entity outstanding at the time it merged with, or substantially all of its properties were acquired by, Dana or any Restricted Subsidiary; (10) liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between Dana or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; (11) liens in connection with government or other contracts to secure progress or advance payments; (12) liens in connection with taxes or legal proceedings to the extent such taxes or legal proceedings are being contested or appealed in good faith or are incurred for the purpose of obtaining a stay or discharge in the course of such proceedings; (13) liens consisting of mechanics' or materialmen's or similar liens incurred in the ordinary course of business and easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in title thereto; (14) liens made in connection with or to secure payment of workers' compensation, unemployment insurance, or social security obligations; (15) liens in connection with the Sale and Leaseback Transactions which are not subject to the limitations described below under "Certain Covenants -- Limitations on Sale and Leaseback Transactions"; (16) mortgages to secure debt of a Restricted Subsidiary to Dana or to another Restricted Subsidiary; (17) extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof; and
(18) Secured Debt of Dana and its Restricted Subsidiaries not otherwise permitted or excepted if the sum of such Secured Debt plus the aggregate value of Sale and Leaseback Transactions subject to the limitation described "Certain Covenants -- Limitations on Sale and Leaseback Transactions", does not exceed 15% of the Consolidated Net Tangible Assets.

     "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

          (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

          (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

     "Preferred Stock" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

     "Principal Property" means any real property (including building and other improvements) of Dana or any Restricted Subsidiary, owned currently or hereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility) which has a book value in excess of 2% of Consolidated Net Tangible Assets.

     "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

     "Qualified Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of Dana in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of Dana may sell, convey or otherwise transfer to (1) a Securitization Subsidiary or (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of Dana, and any assets related thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

     "Rating Agency" means each of (1) S&P and (2) Moody's.

     "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of Dana of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

     "Receivables Facility" means the Receivables Purchase Agreement dated as of March 29, 2001, among Dana Asset Funding LLC, as the Seller, Corporate Receivables Corporation, Twin Towers Inc., Falcon Asset Securitization Corporation and Park Avenue Receivables Corporation, as Investors, Citibank N.A., Deutsche Bank AG, New York Branch, Bank One, NA (Main Office Chicago) and The Chase Manhattan Bank, as Banks, Citicorp North America, Inc., as Program Agent, Deutsche Bank AG, New York Branch, as Administrative Agent, Citicorp North America, Inc., Deutsche Bank AG, New York Branch, Bank One, NA (Main Office Chicago) and The Chase Manhattan Bank, as Investor Agents, Dana Corporation, as Collection Agent and an Originator and certain subsidiaries of Dana Corporation parties thereto, as Originators; the Purchase and Contribution Agreement, dated as of March 29, 2001, among Dana Corporation and certain of its subsidiaries parties thereto, as Sellers, and Dana Asset Funding LLC, as Purchaser; the Originator Purchase Agreement Performance Guaranty dated as of March 29, 2001, by Dana Corporation in favor of Dana Asset Funding LLC; the Seller Purchase Agreement Performance Guaranty dated as of March 29, 2001, made by Dana Corporation in favor of Citibank North America, Inc., as Program Agent; and related agreements and instruments, each as amended to the Issue Date and as such agreements and instruments may from time to time thereafter be amended, restated, supplemented, or otherwise modified, including any refinancing, refunding, replacement or extension thereof, whether by the same or any other group of parties.

     "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of Dana and its Subsidiaries on the date of the indenture.

     "Related Business Assets" means assets used or useful in a Related
Business.

     "Restricted Subsidiary" means any Subsidiary of Dana that is not an Unrestricted Subsidiary.

     "Secured Debt" means indebtedness (other than indebtedness among Dana and Restricted Subsidiaries) for money borrowed, or other indebtedness on which interest is paid or payable, which is secured by (1) a Lien on any Principal Property of Dana or a Restricted Subsidiary or on the stock or indebtedness of a Restricted Subsidiary, or (2) any guarantee of indebtedness of Dana by a Restricted Subsidiary.

     "Securitization Subsidiary" means a Subsidiary of Dana which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of Dana (as provided below) as a Securitization Subsidiary:
(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Dana or any Restricted Subsidiary of Dana, (b) is recourse to or obligates Dana or any Restricted Subsidiary of Dana in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or
(c) subjects any property or asset of Dana or any Restricted Subsidiary of Dana (other than those of a Securitization Subsidiary), directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction; (2) with which neither Dana nor any Restricted Subsidiary of Dana (a) provides any credit support or
(b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to Dana or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and (3) with which neither Dana nor any Restricted Subsidiary of Dana has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Dana shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of Dana giving effect to such designation.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Stated Maturity" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

     "Subsidiary" of any Person means

          (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

          (2) any other Person in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

     "Subsidiary Guarantee" means each Subsidiary Guarantee of the Notes issued pursuant to "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries" above.

     "Subsidiary Guarantor" means each Restricted Subsidiary of Dana that becomes a guarantor of the Notes pursuant to "-- Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries" above.

     "Unrestricted Subsidiary" means:

          (1) each of Dana Credit Corporation, Diamond Financial Holdings, Inc., Dana Commercial Credit (UK) Limited, DCC Leasing GmbH and Shannon Properties GmbH and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

          (2) any Subsidiary of Dana that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (3) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of Dana (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, Dana or any other Restricted Subsidiary of Dana; provided, that either

          (1) the Subsidiary to be so designated has total assets of $1,000 or less or

          (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" to the extent then applicable.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, Dana could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent then applicable, and
(b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by Dana to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

                      BOOK-ENTRY SETTLEMENT AND CLEARANCE

     The Exchange Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the Global Notes) and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

     Except in the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants which rules and procedures may change from time to time.

DEPOSITARY PROCEDURES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC from time to time. Neither we nor the initial purchasers take any responsibility for these operations and procedures and we and they urge investors to contact DTC or its direct or indirect participants directly to discuss these matters.

     Upon the issuance of the Global Notes, DTC will credit on its internal system the respective principal amounts of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Notes will be recorded in denominations of $1,000 and will be limited to DTC's participants or persons who hold interests through its participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the Trustee, nor any of our or its respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Exchange Notes held by it or its nominee, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Exchange Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Because DTC can only act on behalf of its respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of the participants to whose accounts interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participants have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its respective participants.

     DTC has advised us as follows. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (participants) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest or each actual purchaser of each security held by or on behalf of DTC are recorded in the records of the participants and indirect participants.

     Although DTC currently follows the foregoing procedures to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     As long as DTC or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Note represented by such Global Note for all purposes under the indenture and the Note. Unless (1) DTC notifies us that it is unwilling or unable to continue as depositary for a Global Note or ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of transfers to institutional "accredited investors" or (3) in the case of any Note, an event of default has occurred and is continuing with respect to such Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders of the Global Note (or any Notes represented thereby) under the indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's procedures (in addition to those under the indenture).

     If any of the events set forth in any of clauses (1) through (3) above shall occur, we will issue certificates for such Note in definitive, fully registered, non-global form without interest coupons in exchange for the Global Note (or the appropriate portion thereof, in the case of the occurrence of the event set forth in clause (2)). Certificates for Notes delivered in exchange for any Global Notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC (in accordance with its customary procedures).

     The holder of a Note in non-global form may transfer such Note by surrendering it at the offices or agencies maintained by us for such purpose in the Borough of Manhattan, The City of New York, which will initially be the office of the Trustee. Before any Note in non-global form may be transferred to a person who takes delivery in the form of an interest in any Global Note, the transferor will be required to provide the Trustee with a Global Note certificate. Upon transfer or partial redemption of any such Note, new certificates may be obtained from the Trustee.

     Notwithstanding any statement herein, we and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as either of us may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as DTC may require.

SAME-DAY SETTLEMENT AND PAYMENT

     Interests representing the Global Notes will trade in DTC's Same-Day Firm Settlement System, and any permitted secondary market trading activity in such Notes will be required by DTC to be settled in immediately available funds. Transfers of interests in Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. TAX CONSIDERATIONS OF THE EXCHANGE OFFER

     In the opinion of our counsel, Katten Muchin Zavis Rosenman, the exchange of Outstanding Notes for Exchange Notes in the exchange offer will generally not constitute a taxable event for U.S. Holders. As a result, (1) a U.S. Holder will generally not recognize taxable gain or loss as a result of exchanging Outstanding Notes for Exchange Notes pursuant to the exchange offer, (2) the holding period of the Exchange Notes will generally include the holding period of the Outstanding Notes exchanged therefor, and (3) the adjusted tax basis of the Exchange Notes will generally be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange.

     For U.S. federal income tax purposes, the exchange of Outstanding Notes for Exchange Notes in the exchange offer will generally not constitute a taxable event for a Non-U.S. Holder. See "U.S. Federal Income Taxation of Non-U.S. Holders," below.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE TREASURY REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM WITHHOLDING TAX.

U.S. TAX CONSIDERATIONS OF THE OWNERSHIP OF NOTES

     The following is a general discussion of material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the Notes and who hold such Notes as capital assets (Holders, for purposes of this tax discussion). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the Notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF EXCHANGING THE OUTSTANDING NOTES FOR EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder that is: (i) a citizen or individual resident of the United States (as defined in Section 7701(b) of the Code); (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected to continue to be treated as a U.S. person (each, a U.S. Holder).

     A "Non-U.S. Holder" is a Holder that is not a U.S. Holder.

     Payments of Interest. Interest on a Note will generally be includible in the income of a U.S. Holder as ordinary interest income from domestic sources at the time accrued or received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

     Original Issue Discount. The Notes will not be issued with a discount that is subject to the original issue discount rules of the Code.

     Sale, Exchange and Retirement of Notes. A U.S. person's tax basis in a Note will, in general, be the U.S. person's cost. Upon the sale, taxable exchange, retirement or other disposition of a Note, a U.S. person will recognize gain or loss equal to the difference between the U.S. dollar value of the amount realized determined at the time of the sale, exchange, retirement or other disposition (less any amounts attributable to accrued but unpaid interest not previously included in such U.S. person's income, which will be taxable as interest income) and the adjusted tax basis of the note. The gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. In the case of a non-corporate Holder, capital losses are deductible only against capital gains and $3,000 of ordinary income each year; any unused capital losses may be deducted in future years. A corporate Holder's capital losses may be offset only against capital gains; however, any unused capital losses generally may be carried back three years and forward five years.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     Payments of Interest. Payments of principal and interest on the Notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

          (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

          (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

          (3) the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

          (4) either (A) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the Notes are held through certain foreign intermediaries and the beneficial owner of the Notes satisfies certification requirements of applicable Treasury Regulations. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the Portfolio Interest Exemption), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides us or our agent, as the case may be, with a properly executed:

          (1) IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under the benefit of an applicable tax treaty (a Treaty Exemption) or

          (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

     If interest on the Note is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits.

     Disposition of Notes. Generally, no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note.

     A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a Note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, or (c) such gain is effectively connected with the Non-U.S. Holder's U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold on each payment of interest and principal on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     Information reporting and backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has
(i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption (provided that, in the case of a sale of a note by an individual, Form W-8BEN (or successor form) includes a certification that the individual has not been, and does not intend to be, present in the United States for 183 days or more days for the relevant period) or (ii) otherwise establishes an exemption, provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the Notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

     In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a Note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE TREASURY REGULATIONS AND THE PROCEDURES FOR ESTABLISHING AN EXEMPTION FROM BACKUP WITHHOLDING.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at prevailing market prices at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of Exchange Notes and any commissions or compensation received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to indemnify the holders of Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters relating to the Exchange Notes will be passed upon for us by Katten Muchin Zavis Rosenman, New York, New York and Hunton & Williams, Richmond, Virginia.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Dana and its consolidated subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus were audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report included herein.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Accountants...........................    F-2
Statement of Income for the Years Ended December 31, 1999,
  2000 and 2001.............................................    F-3
Balance Sheet at December 31, 2000 and 2001.................    F-4
Statement of Cash Flows for the Years Ended December 31,
  1999, 2000 and 2001.......................................    F-5
Statement of Shareholders' Equity for the Years Ended
  December 31, 1999, 2000 and 2001..........................    F-6
Notes to Financial Statements...............................    F-7
UNAUDITED ADDITIONAL FINANCIAL INFORMATION:
(Dana Corporation with Dana Credit Corporation on the Equity
  Basis):
Statement of Income for the Years Ended December 31, 1999,
  2000 and 2001.............................................   F-34
Balance Sheet at December 31, 2000 and 2001.................   F-35
Statement of Cash Flows for the Years Ended December 31,
  1999, 2000 and 2001.......................................   F-36
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Statement of Income for the Three Months and Six
  Months Ended
  June 30, 2001 and 2002....................................   F-37
Condensed Balance Sheet at December 31, 2001 and June 30,
  2002......................................................   F-38
Condensed Statement of Cash Flows for the Six Months Ended
  June 30, 2001 and 2002....................................   F-39
Notes to Condensed Financial Statements.....................   F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dana Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows, including pages F-3 through F-33, present fairly, in all material respects, the financial position of Dana Corporation and its subsidiaries at December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
------------------------------------------------


PricewaterhouseCoopers LLP


Toledo, Ohio
February 11, 2002

                              STATEMENT OF INCOME

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                  (IN MILLIONS EXCEPT
                                                                  PER SHARE AMOUNTS)
NET SALES...................................................  $13,159   $12,317   $10,271
Revenue from lease financing................................      111       143       115
Other income, net...........................................       83       231        83
                                                              -------   -------   -------
                                                               13,353    12,691    10,469
                                                              -------   -------   -------
Costs and expenses
  Cost of sales.............................................   10,964    10,599     9,268
  Selling, general and administrative expenses..............    1,192     1,132       985
  Restructuring and integration charges.....................      181       173       390
  Interest expense..........................................      279       323       309
                                                              -------   -------   -------
                                                               12,616    12,227    10,952
                                                              -------   -------   -------
Income (loss) before income taxes...........................      737       464      (483)
Estimated taxes on income...................................      251       171      (161)
                                                              -------   -------   -------
Income (loss) before minority interest and equity in
  earnings of affiliates....................................      486       293      (322)
Minority interest...........................................      (13)      (13)       (8)
Equity in earnings of affiliates............................       40        54        32
                                                              -------   -------   -------
NET INCOME (LOSS)...........................................  $   513   $   334   $  (298)
                                                              -------   -------   -------
NET INCOME (LOSS) PER COMMON SHARE

  Basic income (loss) per share.............................  $  3.10   $  2.20   $ (2.01)
                                                              -------   -------   -------
  Diluted income (loss) per share...........................  $  3.08   $  2.18   $ (2.01)
                                                              -------   -------   -------
Cash dividends declared and paid per common share...........  $  1.24   $  1.24   $  0.94
                                                              -------   -------   -------
Average shares outstanding -- Basic.........................      165       152       148
                                                              -------   -------   -------
Average shares outstanding -- Diluted.......................      166       153       148
                                                              -------   -------   -------

    The accompanying notes are an integral part of the financial statements.

                                 BALANCE SHEET
                         (IN MILLIONS EXCEPT PAR VALUE)

                                                                   DECEMBER 31
                                                              ---------------------
                                                               2000          2001
                                                              -------       -------
ASSETS
Current assets
Cash and cash equivalents...................................  $   179       $   199
Accounts receivable
  Trade, less allowance for doubtful accounts of $42 -- 2000
     and $45 -- 2001........................................    1,548         1,371
  Other.....................................................      318           371
Inventories.................................................    1,564         1,299
Other current assets........................................      714           557
                                                              -------       -------
          Total current assets..............................    4,323         3,797
Investments and other assets................................    2,367         2,209
Investment in leases........................................    1,037         1,068
Property, plant and equipment, net..........................    3,509         3,133
                                                              -------       -------
          Total assets......................................  $11,236       $10,207
                                                              -------       -------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable, including current portion of long-term
  debt......................................................  $ 1,945       $ 1,120
Accounts payable............................................    1,015         1,045
Accrued payroll and employee benefits.......................      398           317
Other accrued liabilities...................................      856           873
Taxes on income.............................................      117           134
                                                              -------       -------
          Total current liabilities.........................    4,331         3,489
Deferred employee benefits and other noncurrent
  liabilities...............................................    1,507         1,640
Long-term debt..............................................    2,649         3,008
Minority interest in consolidated subsidiaries..............      121           112
                                                              -------       -------
          Total liabilities.................................    8,608         8,249
                                                              -------       -------
Shareholders' equity
Common stock, $1 par value, shares authorized, 350; shares
  issued, 148 -- 2000 and 149 -- 2001.......................      148           149
Additional paid-in capital..................................      159           163
Retained earnings...........................................    2,909         2,471
Accumulated other comprehensive loss........................     (588)         (825)
                                                              -------       -------
          Total shareholders' equity........................    2,628         1,958
                                                              -------       -------
          Total liabilities and shareholders' equity........  $11,236       $10,207
                                                              -------       -------

    The accompanying notes are an integral part of the financial statements.

                            STATEMENT OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                               1999     2000    2001
                                                              -------   -----   -----
                                                                   (IN MILLIONS)
Net cash flows from operating activities....................  $   608   $ 984   $ 639
                                                              -------   -----   -----
Cash flows from investing activities:
  Purchases of property, plant and equipment................     (807)   (662)   (425)
  Purchases of assets to be leased..........................     (480)   (191)    (50)
  Acquisitions..............................................      (18)   (511)    (21)
  Divestitures..............................................       36     571     236
  Changes in investments and other assets...................     (155)   (183)      1
  Loans made to customers and partnerships..................     (259)   (643)    (68)
  Payments received on leases...............................      200     146      48
  Proceeds from sales of certain assets.....................       45      41     132
  Proceeds from sales of leased assets......................      135      82      60
  Payments received on loans................................      206     561     180
  Other.....................................................       (4)     (5)    (14)
                                                              -------   -----   -----
Net cash flows -- investing activities......................   (1,101)   (794)     79
                                                              -------   -----   -----
Cash flows from financing activities:
  Net change in short-term debt.............................     (341)    577    (888)
  Issuance of long-term debt................................    1,396     368     847
  Payments on long-term debt................................     (376)   (504)   (501)
  Dividends paid............................................     (206)   (187)   (140)
  Shares repurchased........................................     (100)   (381)
  Other.....................................................        1       5     (16)
                                                              -------   -----   -----
Net cash flows -- financing activities......................      374    (122)   (698)
                                                              -------   -----   -----
Net increase (decrease) in cash and cash equivalents........     (119)     68      20
Cash and cash equivalents -- beginning of year..............      230     111     179
                                                              -------   -----   -----
Cash and cash equivalents -- end of year....................  $   111   $ 179   $ 199
                                                              -------   -----   -----
Reconciliation of net income (loss) to net cash flows from
  operating activities:
  Net income (loss).........................................  $   513   $ 334   $(298)
  Depreciation and amortization.............................      519     523     548
  Unremitted earnings of affiliates.........................      (37)    (54)      4
  Deferred income taxes.....................................       74      57    (116)
  Minority interest.........................................        6      10       4
  Asset impairment..........................................       62      27     206
  Change in accounts receivable.............................     (528)    327     137
  Change in inventories.....................................     (207)    108     166
  Change in other operating assets..........................      (11)    (58)    (31)
  Change in operating liabilities...........................      300    (144)     78
  Additions to lease and loan loss reserves.................        8      18      (9)
  Gains on divestitures.....................................       (5)   (106)    (10)
  Other.....................................................      (86)    (58)    (40)
                                                              -------   -----   -----
Net cash flows from operating activities....................  $   608   $ 984   $ 639
                                                              -------   -----   -----

    The accompanying notes are an integral part of the financial statements.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                 ACCUMULATED OTHER
                                                                            COMPREHENSIVE INCOME (LOSS)
                                                                      ----------------------------------------
                                              ADDITIONAL                FOREIGN      MINIMUM
                                     COMMON    PAID-IN     RETAINED    CURRENCY      PENSION    NET UNREALIZED   SHAREHOLDERS'
                                     STOCK     CAPITAL     EARNINGS   TRANSLATION   LIABILITY    GAIN (LOSS)        EQUITY
                                     ------   ----------   --------   -----------   ---------   --------------   -------------
                                                                           (IN MILLIONS)
BALANCE, DECEMBER 31, 1998.........   $166      $ 591       $2,455       $(264)       $ (11)         $ 3            $2,940
Comprehensive income:
  Net income for 1999..............                            513
  Foreign currency translation.....                                       (214)
  Minimum pension liability........                                                      (2)
         Total comprehensive
           income..................                                                                                    297
Cash dividends declared............                           (206)                                                   (206)
Cost of shares repurchased.........     (3)      (105)                                                                (108)
Issuance of shares for director and
  employee stock plans, net........                34                                                                   34
                                      ----      -----       ------       -----        -----          ---            ------
BALANCE, DECEMBER 31, 1999.........    163        520        2,762        (478)         (13)           3             2,957
Comprehensive income:
  Net income for 2000..............                            334
  Foreign currency translation.....                                        (90)
  Minimum pension liability........                                                     (10)
         Total comprehensive
           income..................                                                                                    234
Cash dividends declared............                           (187)                                                   (187)
Cost of shares repurchased.........    (15)      (366)                                                                (381)
Issuance of shares for director and
  employee stock plans, net........                 5                                                                    5
                                      ----      -----       ------       -----        -----          ---            ------
BALANCE, DECEMBER 31, 2000.........    148        159        2,909        (568)         (23)           3             2,628
Comprehensive income:
  Net loss for 2001................                           (298)
  Foreign currency translation.....                                       (152)
  Minimum pension liability........                                                     (80)
  Unrealized loss..................                                                                   (5)
         Total comprehensive
           loss....................                                                                                   (535)
Cash dividends declared............                           (140)                                                   (140)
Issuance of shares for director and
  employee stock plans, net........      1          4                                                                    5
                                      ----      -----       ------       -----        -----          ---            ------
BALANCE, DECEMBER 31, 2001.........   $149      $ 163       $2,471       $(720)       $(103)         $(2)           $1,958
                                      ----      -----       ------       -----        -----          ---            ------

    The accompanying notes are an integral part of the financial statements.

                                DANA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Dana is a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers and the related aftermarkets and a leading provider of lease financing services in selected markets through its wholly-owned subsidiary, Dana Credit Corporation
(DCC).

     The preparation of these financial statements requires estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Some of the more significant estimates include depreciation, amortization and impairment of long-lived assets; deferred tax assets and inventory valuations; sales returns, restructuring, environmental, product liability and warranty accruals; postemployment and postretirement benefits; residual values of leased assets and allowances for doubtful accounts. Actual results could differ from those estimates.

     The following summary of significant accounting policies should help you evaluate the financial statements. Certain amounts in 1999 and 2000 have been reclassified to conform with the 2001 presentation.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include all subsidiaries in which we have the ability to control operating and financial policies. Affiliated companies (20% to 50% ownership) are generally recorded in the statements using the equity method of accounting. Operations of affiliates accounted for on the equity method of accounting are generally included for periods ended within one month of our year end. Less-than-20%-owned companies are included in the financial statements at the cost of our investment. Dividends, royalties and fees from these cost basis affiliates are recorded in income when received.

  FOREIGN CURRENCY TRANSLATION

     The financial statements of subsidiaries and equity affiliates outside the United States (U.S.) located in non-highly inflationary economies are measured using the currency of the primary economic environment in which they operate as the functional currency, which for the most part is the local currency. Transaction gains and losses which result from translating assets and liabilities of these entities into the functional currency are included in net earnings. When translating into U.S. dollars, income and expense items are translated at average monthly rates of exchange and assets and liabilities are translated at the rates of exchange at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income in shareholders' equity. For affiliates operating in highly inflationary economies, non-monetary assets are translated into U.S. dollars at historical exchange rates and monetary assets are translated at current exchange rates. Translation adjustments for these affiliates are included in net earnings.

  INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is generally determined on the last-in, first-out (LIFO) basis for U.S. inventories and on the first-in, first-out (FIFO) or average cost basis for non-U.S. inventories.

  PRE-PRODUCTION COSTS RELATED TO LONG-TERM SUPPLY ARRANGEMENTS

     The cost of tooling used to make products sold under long-term supply arrangements is capitalized as part of property, plant and equipment and amortized over its useful life if we own the tooling. These costs are also capitalized and amortized if we fund the purchase but our customer owns the tooling and grants us the noncancelable right to use the tooling over the contract period. Costs incurred in connection with the design and development of tooling that will be billed to customers upon completion is carried as a component of other

                                DANA CORPORATION
accounts receivable. Design and development costs related to customer products are deferred if we have an agreement to collect such costs from the customer; otherwise, they are expensed.

  LEASE FINANCING

     Lease financing consists of direct financing leases, leveraged leases and equipment on operating leases. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding net investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period. Equipment under operating leases is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases.

  ALLOWANCE FOR LOSSES ON LEASE FINANCING

     Provisions for losses on lease financing receivables are determined based on loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust the net investment in lease financing to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible. Accounts where asset repossession has started as the primary means of recovery are classified within other assets at their estimated realizable value.

  GOODWILL

     Cost in excess of net assets of companies acquired generally has been amortized on a straight-line basis over the estimated period of expected benefit, ranging from 10 to 40 years. The issuance of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No.
142), was approved by the Financial Accounting Standards Board in June 2001. SFAS No. 142 changes the post-acquisition accounting for goodwill and certain intangible assets by discontinuing the amortization of these assets and requiring impairment testing at least annually. After recording the impact of adopting the Statement, any reductions in the carrying value of goodwill or certain intangible assets will be included in the results of operations.

     We adopted SFAS No. 142 and discontinued the amortization of goodwill as of January 1, 2002. In lieu of amortization, the new standard requires that goodwill be tested for impairment as of the date of adoption and at least annually thereafter.

     The following table reconciles the reported net results for each of the three years in the period ended December 31, 2001 to the pro forma results that would have been reported if the guidance contained in SFAS No. 142 had been adopted prior to 1999.

                                DANA CORPORATION

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     2000     2001
                                                              ------   ------   ------
Reported net income (loss)..................................  $  513   $  334   $ (298)
  Goodwill amortization.....................................      41       42       38
  Income taxes..............................................      (6)      (9)      (6)
                                                              ------   ------   ------
  Adjusted net income (loss)................................     548      367     (266)
                                                              ------   ------   ------
Earnings per share -- Basic
  Net income (loss).........................................    3.10     2.20    (2.01)
  Goodwill amortization.....................................    0.24     0.28     0.26
  Income taxes..............................................   (0.03)   (0.06)   (0.05)
                                                              ------   ------   ------
  Adjusted net income (loss)................................    3.31     2.42    (1.80)
                                                              ------   ------   ------
Earnings per share -- Diluted
  Net income (loss).........................................    3.08     2.18    (2.01)
  Goodwill amortization.....................................    0.24     0.28     0.26
  Income taxes..............................................   (0.03)   (0.06)   (0.05)
                                                              ------   ------   ------
  Adjusted net income (loss)................................  $ 3.29   $ 2.40   $(1.80)
                                                              ------   ------   ------

  LOANS RECEIVABLE

     Loans receivable consist primarily of loans to partnerships in which DCC has an interest and loans secured by equipment and first mortgages on real property. The loans to partnerships are collateralized by the partnerships' assets. Income on all loans is recognized using the interest method. Interest income on impaired loans is recognized as cash is collected or on a cost recovery basis.

  ALLOWANCE FOR LOSSES ON LOANS RECEIVABLE

     Provisions for losses on loans receivable are determined on the basis of loss experience and assessment of inherent risk. Adjustments are made to the allowance for losses to adjust loans receivable to an estimated collectible amount. Income recognition is generally discontinued on accounts which are contractually past due and where no payment activity has occurred within 120 days. Accounts are charged against the allowance for losses when determined to be uncollectible.

  PROPERTIES AND DEPRECIATION

     Property, plant and equipment are valued at historical costs. Depreciation is recognized over the estimated useful lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Long-lived assets are reviewed for impairment and where appropriate are adjusted to fair market value.

  REVENUE RECOGNITION

     Sales are recognized when products are shipped and title has transferred to the customer. Accruals for warranty costs, sales returns and other allowances are provided at the time of shipment based upon experience. Adjustments are made as new information becomes available. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales.

                                DANA CORPORATION

  INCOME TAXES

     Current tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax bases. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred tax assets are reduced, if necessary, by the amount of any tax benefits not expected to be realized.

     The "flow-through" method of accounting is used for investment tax credits, except for investment tax credits arising from leveraged leases and certain direct financing leases for which the deferred method is used for financial statement purposes.

  FINANCIAL INSTRUMENTS

     The reported fair values of financial instruments are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit risk. Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

  DERIVATIVE FINANCIAL INSTRUMENTS

     We enter into forward exchange contracts to hedge our exposure to the effects of currency fluctuations on a portion of our projected sales and purchase commitments. The changes in the fair value of these contracts are generally offset by exchange gains or losses on the underlying exposures. We also use interest rate swaps to manage exposure to fluctuations in interest rates and to balance the mix of our fixed and floating rate debt. We do not use derivatives for trading or speculative purposes.

     In January 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions." These Statements require, among other things, that all derivative instruments be recognized on the balance sheet at fair value. Interest rate swap arrangements have been formally designated as hedges. The effect of marking these contracts to market has been recorded as a direct adjustment of the underlying debt for those contracts designated as fair value hedges and as an adjustment of other comprehensive income for those contracts designated as cash flow hedges. Foreign currency forwards and other derivatives have not been designated as hedges and the effect of marking these instruments to market has been recognized in the results of operations. We will evaluate these transactions from time to time to determine whether they should be designated as hedges.

     The adoption of SFAS Nos. 133 and 138 did not have a material effect on the results of operations.

  ENVIRONMENTAL COMPLIANCE AND REMEDIATION

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon current laws and regulations, existing technology and the most probable method of remediation. The costs are not discounted and exclude the effects of inflation and other societal and economic factors. If the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

                                DANA CORPORATION

  PENSION PLANS

     Annual net periodic pension costs under defined benefit pension plans are determined on an actuarial basis. Our policy is to fund these costs as accrued, including amortization of the initial unrecognized net obligation over 15 years and obligations arising due to plan amendments over the period benefited, through deposits with trustees. Benefits are determined based upon employees' length of service, wages or a combination of length of service and wages.

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Annual net postretirement benefits liability and expense under the defined benefit plans are determined on an actuarial basis. Our policy is to pay these benefits as they become due. Benefits are determined primarily based upon employees' length of service and include applicable employee cost sharing.

  POSTEMPLOYMENT BENEFITS

     Annual net postemployment benefits liability and expense under our benefit plans are accrued as service is rendered for those obligations that accumulate or vest and can be reasonably estimated. Obligations that do not accumulate or vest are recorded when payment of the benefits is probable and the amounts can be reasonably estimated.

  STATEMENT OF CASH FLOWS

     For purposes of reporting cash flows, we consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  CASH AND MARKETABLE SECURITIES

     The majority of our marketable securities satisfy the criteria for cash equivalents and are classified accordingly. The remainder of our marketable securities are classified as available for sale. Available-for-sale securities, which are included in investments and other assets, are carried at fair value and any unrealized gains or losses, net of income taxes, are reported as a component of accumulated other comprehensive income or loss in shareholders' equity. Cash includes bank deposits of $31 that support letters of credit and may not be withdrawn under the terms of the arrangements.

  STOCK-BASED COMPENSATION

     Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation expense is recorded for stock options when granted as the option price is set at the market value of the underlying stock.

NOTE 2.  PREFERRED SHARE PURCHASE RIGHTS

     We have a Preferred Share Purchase Rights Plan which is designed to deter coercive or unfair takeover tactics. One right has been issued on each share of our common stock outstanding on and after July 25, 1996. Under certain circumstances, the holder of each right may purchase 1/1000th of a share of our Series A Junior Participating Preferred Stock, no par value, for the exercise price of $110 (subject to adjustment as provided in the Plan). The rights have no voting privileges and will expire on July 15, 2006, unless exercised, redeemed or exchanged sooner.

     Generally, the rights cannot be exercised or transferred apart from the shares to which they are attached. However, if any person or group acquires (or commences a tender offer that would result in its acquiring) 15%

                                DANA CORPORATION
or more of our outstanding common stock, the rights not held by the acquirer will become exercisable. In that event, instead of purchasing 1/1000th of a share of the Participating Preferred Stock, the holder of each right may elect to purchase from us the number of shares of our common stock that have a market value of twice the right's exercise price (in effect, a 50% discount on our stock). Thereafter, if we merge with or sell 50% or more of our assets or earnings power to the acquirer or engage in similar transactions, any rights not previously exercised (except those held by the acquirer) can also be exercised. In that event, the holder of each right may elect to purchase from the acquiring company the number of shares of its common stock that have a market value of twice the right's exercise price (in effect, a 50% discount on the acquirer's stock).

     The Board may authorize the redemption of the rights at a price of $.01 each before anyone acquires 15% or more of our common shares. After that, and before the acquirer owns 50% of our outstanding shares, the Board may authorize the exchange of each right for one share of our common stock.

NOTE 3.  PREFERRED SHARES

     There are 5,000,000 shares of preferred stock authorized, without par value, including 1,000,000 shares reserved for issuance under the Rights Plan. No shares of preferred stock have been issued.

NOTE 4.  COMMON SHARES

     Certain of our employee and director stock plans provide that employees and directors may tender stock to satisfy the purchase price of the shares, the income taxes required to be withheld on the transaction, or both. In connection with these stock plans, we repurchased 304,927 shares in 1999, 91,074 in 2000 and 11,000 in 2001.

     During 1999, the Board of Directors (Board) authorized the expenditure of up to $350 to repurchase shares of our common stock and in 2000 it authorized an additional expenditure of $250 for a total authorization of $600. The authorizations expired at the end of 2000. The repurchases were accomplished through open market transactions. In 1999, we repurchased 2,994,400 shares at an aggregate cost of $100 and in 2000, 15,455,747 shares were repurchased at a cost of $381.

     All shares repurchased were cancelled and became authorized but unissued shares.

     Common stock transactions in the last three years are as follows:

                                                   1999          2000          2001
                                                -----------   -----------   -----------
Shares outstanding at beginning of year.......  165,690,844   163,151,142   147,877,034
Issued for director and employee stock
  plans.......................................      764,535       272,713       664,430
Repurchased under stock plans.................     (309,837)      (91,074)      (11,000)
Repurchase program............................   (2,994,400)  (15,455,747)
                                                -----------   -----------   -----------
Shares outstanding at end of year.............  163,151,142   147,877,034   148,530,464
                                                -----------   -----------   -----------
Average shares outstanding for the
  year -- basic...............................  165,322,644   152,038,862   148,241,265
                                                -----------   -----------   -----------
Plus: Incremental shares from assumed
  conversion of --
  Deferred compensation units.................      461,112       571,029       608,757
  Deferred restricted stock units.............      106,044       226,253       232,257
  Stock options...............................      608,165        95,182         2,371
                                                -----------   -----------   -----------
  Potentially dilutive shares.................    1,175,321       892,464       843,385
                                                -----------   -----------   -----------
Average shares outstanding for the
  year -- diluted.............................  166,497,965   152,931,326   149,084,650
                                                -----------   -----------   -----------

                                DANA CORPORATION

     A net loss causes dilutive shares to have an antidilutive effect, so the potentially dilutive shares have been disregarded in calculating diluted earnings per share for the year ended December 31, 2001.

NOTE 5.  INVENTORIES

     The components of inventory are as follows:

                                                                DECEMBER 31
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
Raw materials...............................................  $  436   $  377
Work in process and finished goods..........................   1,128      922
                                                              ------   ------
                                                              $1,564   $1,299
                                                              ------   ------

     Inventories amounting to $1,005 and $841 at December 31, 2000 and 2001, respectively, were valued using the LIFO method. If all inventories were valued at replacement cost, inventories would be increased by $119 and $111 at December 31, 2000 and 2001, respectively.

NOTE 6.  SHORT-TERM DEBT

     Until the end of 2000, we had generally relied on the issuance of commercial paper to satisfy a significant portion of our short-term financing requirements. These commercial paper borrowings were supported by committed bank lines. However, the debt rating services lowered our credit ratings in the first quarter of 2001, primarily due to the significant downturn in our markets since the fourth quarter of 2000 and the impact of this downturn on our operations. Following the downgrade, the commercial paper markets ceased to be available to us and we began borrowing against the committed bank lines.

     In March 2001, we established a $400 accounts receivable securitization program to supplement our committed bank lines. Under the program, certain of our divisions and subsidiaries either sell or contribute accounts receivable to Dana Asset Funding LLC (DAF), a special purpose entity. DAF funds its accounts receivable purchases in part by pledging a portion of the receivables as collateral for short-term loans from participating banks. DAF uses the amounts borrowed under the program to fund the purchase of accounts receivable. We used the sale proceeds received from DAF to reduce other debt.

     The securitized accounts receivable are owned in their entirety by DAF and are not available to satisfy claims of our creditors. However, we are entitled to any dividends paid by DAF and would be entitled to all proceeds from the liquidation of DAF's assets upon the termination of the securitization program and the dissolution of DAF. DAF's receivables are included in our consolidated financial statements solely because DAF does not meet certain technical accounting requirements for treatment as a "qualifying special purpose entity" under generally accepted accounting principles. Accordingly, the sales and contributions of the accounts receivable are eliminated in consolidation and the loans to DAF are reflected as short-term borrowings in our consolidated financial statements.

     Expenses incurred to establish the program are being amortized over five years, the contractual life of the program.

     In December 2001, we entered into a new 364-day revolving credit facility with a group of banks and amended our existing long-term facility, which matures on November 15, 2005. The 364-day facility provides for a maximum borrowing capacity of $250 while the long-term facility has a borrowing capacity of $500. The 364-day facility provides each participating bank the option to terminate its commitment on April 30, 2002 unless we receive net cash proceeds of at least $200 from the issuance of debt in the capital markets or stock or the sale of assets by April 1, 2002. If the net cash proceeds exceed $200, the maximum borrowing capacity under the 364-day facility will be reduced by 50% of the excess. Both facilities require us to maintain specified

                                DANA CORPORATION
financial ratios as of the end of each quarter, including the ratio of net senior debt to tangible net worth; the ratio of earnings before interest, taxes and depreciation and amortization (EBITDA) less capital spend to interest expense; and the ratio of net senior debt to EBITDA. For purposes of these ratios, tangible net worth excludes deferred currency translation adjustments, the 2001 minimum pension liability adjustment and intangible assets, while EBITDA is modified to exclude cash restructuring charges incurred from the fourth quarter of 2001 through the first quarter of 2003, to a maximum of $500, equity earnings, minority interest and certain other non-cash items. The ratio calculations are based on the additional financial information which presents Dana's consolidated financial statements with DCC accounted for on the equity basis.

     Because our financial performance is impacted by various economic, financial and industry factors, we may not be able to satisfy these covenants in the future. Noncompliance with these covenants would constitute an event of default, allowing the lenders to accelerate the repayment of any borrowings outstanding under the related arrangement. We believe that we would be able to successfully negotiate amended covenants or obtain waivers if an event of default were imminent; however, we might be required to provide collateral to the lenders or make other financial concessions. Default under either of these facilities or any of our significant note agreements may result in defaults under other debt instruments. Our business, results of operations and financial condition might be adversely affected if we were unable to successfully negotiate amended covenants or obtain waivers on acceptable terms.

     Dana, excluding DCC, had total committed borrowing lines of $1,252 and uncommitted borrowing lines of $296 at December 31, 2001. At December 31, 2001, Dana, excluding DCC, had $150 borrowed against the long-term facility, $260 borrowed under the accounts receivable securitization program and $33 of notes payable at its non-U.S. subsidiaries.

     DCC had also relied on the issuance of commercial paper for short-term borrowings prior to 2001. Its borrowings against committed bank lines also increased after its credit ratings were lowered in the first quarter of 2001.

     DCC had committed borrowing lines of $544, including approximately $67 denominated in British pounds and Canadian dollars, and uncommitted borrowing lines of $15 at December 31, 2001. Various lines totaling $292 mature in 2002; $250 available under a long-term facility matures in June 2004. DCC had $231 borrowed against committed U.S. bank lines at December 31, 2001.

     Fees are paid to the banks for providing committed lines, but not for uncommitted lines. We paid fees of $9 in 2001 in connection with our committed bank lines. A portion of these fees is being amortized over the lives of the related credit facilities.

     Selected details of short-term borrowings are as follows:

                                                                       WEIGHTED AVERAGE
                                                              AMOUNT    INTEREST RATE
                                                              ------   ----------------
BALANCE AT DECEMBER 31, 2000................................  $1,526         7.0%
Average during 2000.........................................   1,614         6.6
Maximum during 2000 (month end).............................   1,872         6.7

BALANCE AT DECEMBER 31, 2001................................  $  674         3.5%
Average during 2001.........................................   1,450         5.4
Maximum during 2001 (month end).............................   1,919         6.9

NOTE 7.  INTEREST RATE AGREEMENTS

     Under our interest rate swap agreements, we agree to exchange with third parties, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional

                                DANA CORPORATION
amount. Differentials to be paid or received under these agreements are accrued and recognized as adjustments to interest expense. At December 31, 2001, Dana, exclusive of DCC, was committed to receive a rate of 9% on notional amounts of $575 and E200 and to pay variable rates equal to the six-month London interbank offered rate (LIBOR) plus an average of 3.09% (the combined rate was 5.07% at December 31, 2001) on a notional amount of $575 and the six-month Euro interbank offered rate (EURIBOR) plus an average of 3.79% (the combined rate was 7.04% on December 31, 2001) on a notional amount of E200. These agreements were entered in August 2001 in conjunction with the issuance of the 9% notes and expire when the notes mature in 2011. At December 31, 2001, DCC was committed to receive interest rates which change periodically in line with prevailing short-term market rates (the average rate being received at December 31, 2001 was 2.72%) and to pay an average rate of 7.13% which is fixed over the period of the agreements on notional amounts of $95. DCC's notional amounts of interest rate swaps expire as follows: 2002, $50 and 2003, $45.

NOTE 8.  LONG-TERM DEBT

                                                                DECEMBER 31
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
Indebtedness of Dana, excluding consolidated subsidiaries --
  Unsecured notes payable, fixed rates --
     6.25% notes, due March 1, 2004.........................  $  250   $  250
     6.5% notes, due March 15, 2008.........................     150      150
     7.0% notes, due March 15, 2028.........................     196      196
     6.5% notes, due March 1, 2009..........................     349      349
     7.0% notes, due March 1, 2029..........................     371      371
     9.0% notes, due August 15, 2011........................              575
     9.0% euro notes, due August 15, 2011...................              175
     6.92% - 7.04% notes, due 2002..........................     470      135
Indebtedness of DCC --
  Unsecured notes payable, variable rates, 2.18% - 5.77%,
     due 2002 to 2006.......................................     220      182
  Unsecured notes payable, fixed rates, 2.00% - 8.54%, due
     2002 to 2011...........................................     865      844
  Nonrecourse notes payable, fixed rates, 6.77% - 12.05%,
     due 2002 to 2010.......................................     108       79
  Nonrecourse notes payable, variable rate of 5.38%, due
     2003...................................................               19
Indebtedness of other consolidated subsidiaries.............      89      129
                                                              ------   ------
Total long-term debt........................................   3,068    3,454
Less: Current maturities....................................     419      446
                                                              ------   ------
                                                              $2,649   $3,008
                                                              ------   ------

     The total maturities of all long-term debt for the five years after 2001 are as follows: 2002, $446; 2003, $152; 2004, $482, 2005, $90 and 2006, $102.

     We filed universal shelf registration statements in December 1997 and December 1998 authorizing us to issue debt or equity securities, or a combination thereof, in an aggregate amount not to exceed $1,350. In March 1998, we issued $150 of 6.5% unsecured notes due March 15, 2008 and $200 of 7.0% unsecured notes due March 15, 2028. In March 1999, we issued $250 of 6.25% unsecured notes due March 1, 2004, $350 of 6.5% unsecured notes due March 1, 2009 and $400 of 7.0% unsecured notes due March 1, 2029.

                                DANA CORPORATION

     During 2001, Dana issued $575 and E200 of 9% unsecured notes due August 15, 2011. The indenture agreement related to these notes places certain limits on the borrowings, payments and transactions that we might wish to undertake.

     During 1999, DCC established a $500 Medium Term Note Program. Notes under the program are offered on terms determined at the time of issuance. At December 31, 2001, notes totaling $500 were outstanding under the program. These notes are general, unsecured obligations of DCC. DCC has agreed that it will not issue any other notes which are secured or senior to notes issued under the program, except as permitted by the program.

     Nonrecourse obligations represent debt collateralized by the assignment of contracts and a security interest in the underlying assets. In the event of a default under the nonrecourse debt obligation, the lender's recourse is limited to the collateral with no further recourse against DCC.

     Interest paid on short-term and long-term debt was $285 in 1999, $314 in 2000 and $304 in 2001.

NOTE 9.  STOCK OPTION PLANS

     The Compensation Committee of the Board grants stock options to selected Dana employees under the 1997 Stock Option Plan. The option price is equal to the market price of our common stock at the date of grant. One-fourth of the options granted become exercisable at each of the first four anniversary dates of the grant; options generally expire ten years from the date of grant. Stock appreciation rights may be granted separately or in conjunction with the options.

     This is a summary of transactions under the plan in the last three years:

                                                           NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                           ----------   ----------------
Outstanding at December 31, 1998.........................   8,510,657        $36.43
  Granted -- 1999........................................   2,333,919         45.50
  Exercised -- 1999......................................    (569,933)        30.65
  Cancelled -- 1999......................................    (193,138)        43.24
                                                           ----------        ------
Outstanding at December 31, 1999.........................  10,081,505        $38.78
  Granted -- 2000........................................   3,322,750         23.06
  Exercised -- 2000......................................    (120,857)        17.93
  Cancelled -- 2000......................................    (420,999)        38.08
                                                           ----------        ------
Outstanding at December 31, 2000.........................  12,862,399        $34.94
  Granted -- 2001........................................   2,763,200         25.05
  Exercised -- 2001......................................     (52,003)        15.97
  Cancelled -- 2001......................................    (632,643)        35.85
                                                           ----------        ------
Outstanding at December 31, 2001.........................  14,940,953        $33.14
                                                           ----------        ------

                                DANA CORPORATION

     The following table summarizes information about stock options under this plan at December 31, 2001:

                          OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                 -------------------------------------   --------------------
                                WEIGHTED
                                 AVERAGE      WEIGHTED               WEIGHTED
                                REMAINING     AVERAGE                AVERAGE
   RANGE OF      NUMBER OF     CONTRACTUAL    EXERCISE   NUMBER OF   EXERCISE
EXERCISE PRICES   OPTIONS     LIFE IN YEARS    PRICE      OPTIONS     PRICE
---------------  ----------   -------------   --------   ---------   --------
$19.63-28.13      7,526,087        7.7         $24.60    2,617,753    $25.40
 29.06-38.44      3,094,246        4.4          34.49    3,094,246     34.49
 40.08-52.56      4,320,620        7.0          47.05    3,085,939     47.22
                 ----------        ---         ------    ---------    ------
                 14,940,953        6.8         $33.14    8,797,938    $36.25
                 ----------        ---         ------    ---------    ------

     In April 2001, shareholders authorized an additional 5,000,000 shares under this plan. At December 31, 2001, 4,196,461 shares were available for future grants.

     In accordance with our accounting policy for stock-based compensation, we have not recognized any expense relating to these stock options. If we had used the fair value method of accounting, the alternative policy set out in SFAS No. 123, "Accounting for Stock-Based Compensation," the after-tax expense relating to the stock options would have been $11 in 1999, $14 in 2000 and $16 in 2001. If we had charged this expense to income, our net income (loss) and earnings per share would have been as follows:

                                                              1999   2000   2001
                                                              ----   ----   -----
Net Income (Loss)...........................................  $502   $320   $(314)
Basic EPS...................................................  3.03   2.10   (2.12)
Diluted EPS.................................................  3.01   2.09   (2.12)

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                                         1999        2000        2001
                                                       ---------   ---------   ---------
Risk-free interest rate..............................    5.82%       6.16%       4.63%
Dividend yield.......................................    2.73%       5.38%       4.95%
Expected life........................................  5.4 years   5.4 years   5.4 years
Stock price volatility...............................   38.60%      40.72%      44.67%

     Based on the above assumptions, the weighted average fair value per share of options granted under the plans was $15.79 in 1999, $6.51 in 2000 and $7.49 in 2001.

     Under our Directors' Stock Option Plan, options for 3,000 common shares are automatically granted to each non-employee director once a year. The option price is the market value of the stock at the date of grant. The options can be exercised after one year and expire ten years from the date of grant, except in the event of retirement or death of the director.

                                DANA CORPORATION

     This is a summary of the stock option activity of the Directors' plan in the last three years:

                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding at December 31, 1998............................   120,000         $35.12
  Granted -- 1999...........................................    21,000          50.25
  Exercised -- 1999.........................................    (3,000)         24.25
                                                               -------         ------
Outstanding at December 31, 1999............................   138,000         $37.66
  Granted -- 2000...........................................    21,000          28.78
                                                               -------         ------
Outstanding at December 31, 2000............................   159,000         $36.49
  Granted -- 2001...........................................    24,000          17.64
                                                               -------         ------
Outstanding at December 31, 2001............................   183,000         $34.02
                                                               -------         ------

     The following table summarizes information about stock options under this plan at December 31, 2001:

                         OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                 ------------------------------------   --------------------
                               WEIGHTED
                                AVERAGE      WEIGHTED               WEIGHTED
                               REMAINING     AVERAGE                AVERAGE
   RANGE OF      NUMBER OF    CONTRACTUAL    EXERCISE   NUMBER OF   EXERCISE
EXERCISE PRICES   OPTIONS    LIFE IN YEARS    PRICE      OPTIONS     PRICE
---------------  ---------   -------------   --------   ---------   --------
$17.64-32.25      138,000         3.7         $27.01     114,000     $28.98
 50.25-60.09       45,000         6.8          55.50      45,000      55.50
                  -------         ---         ------     -------     ------
                  183,000         4.4         $34.02     159,000     $36.49
                  -------         ---         ------     -------     ------

     At December 31, 2001, 82,000 shares were available for future grants under this plan.

     The non-employee directors of Echlin Inc., which we acquired in 1998, participated in the Echlin Inc. 1996 Non-Executive Director Stock Option Plan under which options for 232,325 shares were authorized for issuance. Options were granted at market value at the date of grant, were exercisable after one year and expire ten years from the date of grant, except in the event of the retirement or death of the director. During 1999, options to purchase 39,265 shares were exercised at $35.43. No options were exercised in 2000 or 2001. At December 31, 2001, there were 38,752 options outstanding and exercisable at exercise prices ranging from $33.49 to $37.93 per share with a weighted average exercise price of $34.40. The weighted average remaining contractual life of these options was 5.2 years. No future grants are expected under this plan.

NOTE 10.  EMPLOYEES' STOCK PURCHASE PLAN

     The majority of our full-time U.S. and some of our non-U.S. employees are eligible to participate in our stock purchase plan. Plan participants can authorize us to withhold up to 15% of their earnings and deposit this amount with an independent custodian. The custodian uses the funds to purchase our common stock at current market prices. As record keeper for the plan, we allocate the purchased shares to the participants' accounts. Shares are distributed to the participants on request.

     We match up to 50% of the participants' contributions in cash over a five-year period beginning with the year the amounts are withheld. If a participant withdraws any shares before the end of five years, the amount of our match will depend on how long the shares were in the account. The custodian purchased 1,177,541 shares in 1999, 2,212,391 shares in 2000 and 2,405,040 shares in 2001. The charge to expense for our match was $9 in 1999, $10 in 2000 and $11 in 2001.

                                DANA CORPORATION

NOTE 11.  ADDITIONAL COMPENSATION PLANS

     We have numerous additional compensation plans under which we pay our employees for increased productivity and improved performance. One such plan is our Additional Compensation Plan for certain officers and other key employees. Under this plan, a percentage of the participants' compensation is accrued for additional compensation if we attain certain annual corporate performance goals. The Compensation Committee selects the participants and determines whether to pay the awards immediately in cash or to defer them for payment later in cash, stock or a combination of both. Participants may elect to convert deferred awards to units which are the economic equivalent of shares of Dana common stock. Units are credited with the equivalent of dividends on our common stock and adjusted in value based on the market value of our common stock. Compensation expense was credited $3 in 1999, $7 in 2000 and $1 in 2001 in connection with reductions in the value of deferred units. Awards not converted to units are credited quarterly with interest earned at a rate tied to the prime rate.

     Activity related to the plan for the last three years is as follows:

                                                             1999     2000     2001
                                                            ------   ------   -------
Awarded to participants based on preceding year's
  performance.............................................  $   14   $   15   $     0
Dividends and interest credited to participants'
  accounts................................................       4        2         2
Charge (credit) to expense................................      19       (5)        1
Shares issued to participants.............................   3,721    5,240    25,106

     We also have two successive Restricted Stock Plans under which the Compensation Committee grants restricted common shares to certain key employees. The shares are subject to forfeiture until the restrictions lapse or terminate. Generally, the employee must remain employed with us for a specified number of years after the date of grant to receive the shares. Since 1997, participants have been able to convert their restricted stock into restricted stock units under certain conditions. The number of restricted shares converted to restricted units was 200,037 in 1999, 32,736 in 2000 and 27,500 in 2001. The
units are payable in unrestricted stock upon retirement or termination of employment.

     Grants occurred under the 1989 Restricted Stock Plan through February 1999, at which time the authorization to grant restricted stock under the plan lapsed. There were 20,500 shares granted in 1999 under the 1989 Plan. At December 31, 2001, there were 474,605 shares available for issuance in connection with dividends payable on shares granted under this plan.

     Shareholders approved the 1999 Restricted Stock Plan in April 1999 and authorized the issuance of up to 750,000 shares. There were 82,000 shares granted in 1999, 31,200 shares in 2000 and 529,000 shares in 2001 under the 1999 Plan. At December 31, 2001, there were 74,319 shares available for future grants and dividends under the 1999 Plan.

     Charges to expense for these plans were $2 in 1999, $2 in 2000 and $3 in 2001.

NOTE 12.  PENSION AND OTHER POSTRETIREMENT BENEFITS

     We provide defined contribution and defined benefit, qualified and nonqualified, pension plans for certain employees. We also provide other postretirement benefits including medical and life insurance for certain employees upon retirement.

     Under the terms of the defined contribution retirement plans, employee and employer contributions may be directed into a number of diverse investments. None of these plans allows for direct investment of contributions in Dana stock.

                                DANA CORPORATION

     The following tables provide a reconciliation of the changes in the defined benefit pension plans' and other postretirement plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2001, statements of the funded status and schedules of the net amounts recognized in the balance sheet at December 31, 2000 and 2001:

                                                   PENSION BENEFITS     OTHER BENEFITS
                                                   -----------------   -----------------
                                                    2000      2001      2000      2001
                                                   -------   -------   -------   -------
Reconciliation of benefit obligation
  Obligation at January 1........................  $2,425    $2,477    $ 1,140   $ 1,198
  Service cost...................................      76        66         16        14
  Interest cost..................................     168       172         79        91
  Employee contributions.........................       4         4          4         7
  Plan amendments................................       6         1                    4
  Actuarial loss.................................      28        29         56       206
  Benefit payments...............................    (224)     (196)       (84)      (99)
  Settlement, curtailment and terminations.......      15         7        (12)       (4)
  Acquisitions and divestitures..................      11         9
  Translation adjustments........................     (32)      (20)        (1)       (2)
                                                   ------    ------    -------   -------
  Obligation at December 31......................  $2,477    $2,549    $ 1,198   $ 1,415
                                                   ------    ------    -------   -------
Reconciliation of fair value of plan assets
  Fair value at January 1........................  $2,931    $2,752
  Actual return on plan assets...................      49      (294)
  Acquisitions and divestitures..................     (26)       11
  Employer contributions.........................      24        18
  Employee contributions.........................       4         4
  Benefit payments...............................    (198)     (186)
  Settlements....................................      (1)       (4)
  Translation adjustments........................     (31)      (18)
                                                   ------    ------
  Fair value at December 31......................  $2,752    $2,283
                                                   ------    ------
Funded Status
  Balance at December 31.........................  $  275    $ (264)   $(1,198)  $(1,415)
  Unrecognized transition obligation.............      (1)       (1)                 (19)
  Unrecognized prior service cost................      57        43        (30)
  Unrecognized (gain) loss.......................    (351)      229        321       512
                                                   ------    ------    -------   -------
  Accrued cost...................................  $  (20)   $    7    $  (907)  $  (922)
                                                   ------    ------    -------   -------
Amounts recognized in the balance sheet consist
  of:
  Prepaid benefit cost...........................  $   88    $  108
  Accrued benefit liability......................    (168)     (299)   $  (907)  $  (922)
  Intangible assets..............................      23        30
  Accumulated other comprehensive loss...........      37       168
                                                   ------    ------    -------   -------
  Net amount recognized..........................  $  (20)   $    7    $  (907)  $  (922)
                                                   ------    ------    -------   -------

                                DANA CORPORATION

     Benefit obligations of the U.S. non-qualified and certain non-U.S. pension plans, amounting to $114 at December 31, 2001, and the other postretirement benefit plans are not funded.

     Components of net periodic benefit costs for the last three years are as follows:

                                            PENSION BENEFITS        OTHER BENEFITS
                                          ---------------------   ------------------
                                          1999    2000    2001    1999   2000   2001
                                          -----   -----   -----   ----   ----   ----
Service cost............................  $  78   $  76   $  66   $ 18   $ 16   $ 14
Interest cost...........................    153     168     172     69     79     91
Expected return on plan assets..........   (219)   (232)   (241)
Amortization of transition obligation...      3       3       1
Amortization of prior service cost......     23      23      13    (10)    (7)    (6)
Recognized net actuarial (gain) loss....      5      (6)    (20)     4     10     13
                                          -----   -----   -----   ----   ----   ----
Net periodic benefit cost...............     43      32      (9)    81     98    112
Curtailment (gain) loss.................             18       4           (23)    (2)
Settlement (gain) loss..................             (3)      2
Termination expenses....................                     10
                                          -----   -----   -----   ----   ----   ----
Net periodic benefit cost after
  curtailments and settlements..........  $  43   $  47   $   7   $ 81   $ 75   $110
                                          -----   -----   -----   ----   ----   ----

     The assumptions used in the measurement of pension benefit obligations are as follows:

                                                                   U.S. PLANS
                                                           ---------------------------
                                                            1999      2000      2001
                                                           ------   --------   -------
Discount rate............................................    7.25%      7.75%     7.5%
Expected return on plan assets...........................    9.25%      9.25%     9.5%
Rate of compensation increase............................  4.31-5%    4.31-5%       5%

                                                                 NON-U.S. PLANS
                                                           ---------------------------
                                                            1999      2000      2001
                                                           ------   --------   -------
Discount rate............................................   5.5-7%  5.5-7.75%   6-6.75%
Expected return on plan assets...........................   6.5-9%     6.5-9%    7-7.5%
Rate of compensation increase............................     3-5%     2.5-5%      3-5%

     The assumptions used in the measurement of other postretirement benefit obligations are as follows:

                                                            1999      2000      2001
                                                           ------   --------   -------
Discount rate............................................    7.25%      7.75%      7.5%
Initial weighted health care costs trend rate............     7.2%       6.8%      8.1%
Ultimate health care costs trend rate....................       5%         5%        5%
Years to ultimate........................................       9          9         9

     Assumed health care costs trend rates have a significant effect on the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects for 2001:

                                                              1% POINT   1% POINT
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total of service and interest cost components.....    $  9       $ (7)
Effect on postretirement benefit obligations................     115        (99)

                                DANA CORPORATION

NOTE 13.  BUSINESS SEGMENTS

     Our operations are organized into six market-focused Strategic Business Units (SBUs). This structure allows our people in each of these areas to focus their resources to benefit Dana and our global customers. In December 2001, we combined the Fluid Systems Group and most of the operations of the Engine Systems Group to form the Engine and Fluid Management Group. The segment information has been restated to reflect all changes made to the SBU alignment in 2001.

     The Automotive Systems Group (ASG) produces light duty axles, driveshafts, structural products (such as engine cradles and frames), transfer cases, original equipment brakes and integrated modules and systems for the light vehicle market and driveshafts for the heavy truck market.

     The Automotive Aftermarket Group (AAG) sells primarily hydraulic brake components and disc brakes for light vehicle applications, internal engine hard parts, chassis products and a complete line of filtration products for a variety of applications.

     The Engine and Fluid Management Group (EFMG) serves the automotive, light to heavy truck, leisure and outdoor power equipment and industrial markets with sealing products, internal engine hard parts, electronic modules, sensors and an extensive line of products for the pumping, routing and thermal management of fluid systems.

     Commercial Vehicle Systems (CVS) is a major supplier of heavy axles and brakes, drivetrain components and trailer products to the medium and heavy truck markets.

     The Off-Highway Systems Group (OHSG) produces axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls for the construction, agriculture, mining, specialty chassis, outdoor power, material handling, forestry and leisure/utility equipment markets.

     For some time, we have also been a leading provider of lease financing services in selected markets through our wholly-owned subsidiary, Dana Credit Corporation (DCC). DCC and its subsidiaries provide leasing and financing services to selected markets primarily in the U.S., Canada, the United Kingdom and continental Europe. We announced our intention to pursue the sale of the businesses of DCC in October 2001.

                                DANA CORPORATION

     Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting. Information used to evaluate the SBUs and regions is as follows:

                                                      OPERATING        NET         NET     CAPITAL   DEPRECIATION/
                                    SALES     EBIT       PAT      PROFIT (LOSS)   ASSETS    SPEND    AMORTIZATION
                                   -------   ------   ---------   -------------   ------   -------   -------------
1999
ASG..............................  $ 4,403   $  534     $ 341         $ 269       $1,759    $190         $142
AAG..............................    2,955      294       180           127        1,965     117           76
EFMG.............................    2,495      223       143           104        1,861     135          117
CVS..............................    1,904      208       127            91          688      48           34
OHSG.............................      870       61        37            24          560      31           37
DCC..............................                          34            34          145
Other............................      532     (169)     (184)           29          262      26           23
                                   -------   ------     -----         -----       ------    ----         ----
Total operations.................   13,159    1,151       678           678        7,240     547          429
Restructuring and nonrecurring
  items..........................              (229)     (165)         (165)
                                   -------   ------     -----         -----       ------    ----         ----
Consolidated.....................  $13,159   $  922     $ 513         $ 513       $7,240    $547         $429
                                   -------   ------     -----         -----       ------    ----         ----
North America....................  $10,308   $1,235     $ 771         $ 612       $5,222    $379         $283
Europe...........................    2,051       99        57            20        1,267     102           96
South America....................      549       16        13             3          581      48           37
Asia Pacific.....................      251                 (1)          (10)         143      13            9
DCC..............................                          34            34          145
Other............................              (199)     (196)           19         (118)      5            4
                                   -------   ------     -----         -----       ------    ----         ----
Total operations.................   13,159    1,151       678           678        7,240     547          429
Restructuring and nonrecurring
  items..........................              (229)     (165)         (165)
                                   -------   ------     -----         -----       ------    ----         ----
Consolidated.....................  $13,159   $  922     $ 513         $ 513       $7,240    $547         $429
                                   -------   ------     -----         -----       ------    ----         ----
2000
ASG..............................  $ 4,522   $  415     $ 282         $ 193       $2,036    $180         $149
AAG..............................    2,768      116        71             6        1,903      74           78
EFMG.............................    2,400      180       121            77        1,735     119          113
CVS..............................    1,598      126        76            41          555      32           42
OHSG.............................      786       58        35            21          500      19           29
DCC..............................                          35            35          174
Other............................      243     (219)     (243)            4           77      10           16
                                   -------   ------     -----         -----       ------    ----         ----
Total operations.................   12,317      676       377           377        6,980     434          427
Restructuring and nonrecurring
  items..........................               (25)      (43)          (43)
                                   -------   ------     -----         -----       ------    ----         ----
Consolidated.....................  $12,317   $  651     $ 334         $ 334       $6,980    $434         $427
                                   -------   ------     -----         -----       ------    ----         ----
North America....................  $ 9,449   $  804     $ 525         $ 346       $4,730    $306         $286
Europe...........................    1,947       74        44             4        1,542      78           96
South America....................      563       24        11                        451      32           30
Asia Pacific.....................      358        7         5            (8)         169      11           11
DCC..............................                          35            35          174
Other............................              (233)     (243)                       (86)      7            4
                                   -------   ------     -----         -----       ------    ----         ----
Total operations.................   12,317      676       377           377        6,980     434          427
Restructuring and nonrecurring
  items..........................               (25)      (43)          (43)
                                   -------   ------     -----         -----       ------    ----         ----
Consolidated.....................  $12,317   $  651     $ 334         $ 334       $6,980    $434         $427
                                   -------   ------     -----         -----       ------    ----         ----

                                DANA CORPORATION

                                                      OPERATING        NET         NET     CAPITAL   DEPRECIATION/
                                    SALES     EBIT       PAT      PROFIT (LOSS)   ASSETS    SPEND    AMORTIZATION
                                   -------   ------   ---------   -------------   ------   -------   -------------
2001
ASG..............................  $ 3,717   $  194     $ 146         $  68       $1,997    $188         $168
AAG..............................    2,538       12         7           (54)       1,510      36           80
EFMG.............................    2,137       77        50             8        1,430      56          117
CVS..............................    1,118       33        20           (10)         407      19           39
OHSG.............................      621       22        13             1          431      13           29
DCC..............................                          31            31          198
Other............................      140     (191)     (262)          (39)         161       5           14
                                   -------   ------     -----         -----       ------    ----         ----
Total operations.................   10,271      147         5             5        6,134     317          447
Restructuring and nonrecurring
  items..........................              (466)     (303)         (303)
                                   -------   ------     -----         -----       ------    ----         ----
Consolidated.....................  $10,271   $ (319)    $(298)        $(298)      $6,134    $317         $447
                                   -------   ------     -----         -----       ------    ----         ----
North America....................  $ 7,684   $  280     $ 167         $  10       $4,027    $212         $299
Europe...........................    1,704       43        45             8        1,314      49           90
South America....................      553       13        (3)          (14)         475      28           38
Asia Pacific.....................      330        5         3            (8)         177      25           14
DCC..............................                          31            31          198
Other............................              (194)     (238)          (22)         (57)      3            6
                                   -------   ------     -----         -----       ------    ----         ----
Total operations.................   10,271      147         5             5        6,134     317          447
Restructuring and nonrecurring
  items..........................              (466)     (303)         (303)
                                   -------   ------     -----         -----       ------    ----         ----
Consolidated.....................  $10,271   $ (319)    $(298)        $(298)      $6,134    $317         $447
                                   -------   ------     -----         -----       ------    ----         ----

     With the exception of DCC, operating profit after taxes (PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. The Other category includes operations not assigned to the SBUs, discontinued businesses, trailing liabilities for certain closed plants, interest expense net of interest income, corporate expenses and adjustments to reflect the actual effective tax rate. SBU and regional expenses are included in the respective SBU or region; otherwise they are included in Other. In arriving at net profit from operating PAT, allocations are based on sales.

     Equity earnings included in the operating PAT and net profit reported in 1999, 2000 and 2001 were $15, $29 and $27 for ASG and $7, $11 and $3 for EFMG.
Equity earnings included for the other SBUs were not material.

     Net assets at the SBU and regional level is intended to correlate with invested capital. It includes accounts receivable, inventories (on a first-in, first-out basis), net property, plant and equipment, investments in affiliates, goodwill, trade accounts payable and 2% of annualized sales as an assumption for cash and prepaid expense.

     DCC is evaluated based upon numerous criteria of which net profit and net assets (equity investment) shown above are the major items.

     Restructuring and nonrecurring items consist of the gains on sales of business discussed in Note 19, restructuring and integration charges discussed in Note 20 and other nonrecurring charges.

     Sales by region are based upon location of the entity recording the sale. Sales from the U.S. amounted to $9,413 in 1999, $8,552 in 2000 and $6,863 in 2001. No other country's sales exceeded 10% of total sales. U.S. long-lived assets were $1,835 in 1999, $1,865 in 2000 and $1,631 in 2001. No other country's long-lived assets exceeded 10% of total long-lived assets.

                                DANA CORPORATION

     Net operating assets differ from consolidated assets as follows:

                                                               1999      2000      2001
                                                              -------   -------   -------
Net operating assets........................................  $ 7,240   $ 6,980   $ 6,134
Accounts payable............................................    1,129     1,014     1,042
DCC's assets in excess of equity............................    1,902     2,279     2,012
Non-trade receivables and other current assets..............      655       755       775
Other long-term assets......................................      197       208       244
                                                              -------   -------   -------
Consolidated assets.........................................  $11,123   $11,236   $10,207
                                                              -------   -------   -------

     The difference between operating capital spend and depreciation shown above and purchases of property, plant and equipment and depreciation shown on the cash flow statement represents the method of measuring DCC for operating purposes. DCC's capital spend and depreciation are not included above. In addition, DCC purchases equipment and leases the equipment to the other SBUs. These operating leases are included in the consolidated statements as purchases of assets and depreciated over their useful life.

     Export sales from the U.S. to customers outside the U.S. amounted to $939 in 1999, $832 in 2000 and $649 in 2001. Total export sales (including sales to our non-U.S. subsidiaries which are eliminated for financial statement presentation) were $1,229 in 1999, $1,115 in 2000 and $874 in 2001.

     Worldwide sales to Ford Motor Company and subsidiaries amounted to $2,130 in 1999, $2,396 in 2000 and $1,888 in 2001, which represented 16%, 19% and 18%
of our consolidated sales. Sales to DaimlerChrysler AG and subsidiaries were $1,777 in 1999, $1,669 in 2000 and $1,169 in 2001 representing 14%, 14% and 11%
of our consolidated sales. Sales to Ford were primarily from our ASG and EFMG segments, while sales to DaimlerChrysler were primarily from the ASG and CVS segments. No other customer accounted for more than 10% of our consolidated sales.

NOTE 14.  ESTIMATED INCOME TAXES

     Income tax expense (benefit) consists of the following components:

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                              1999    2000     2001
                                                              -----   -----   ------
Current
  U.S. federal..............................................  $ 23    $ 22    $ (94)
  U.S. state and local......................................    15      18       (5)
  Non-U.S...................................................   139      74       54
                                                              ----    ----    -----
                                                               177     114      (45)
                                                              ----    ----    -----
Deferred
  U.S. federal and state....................................   120      48     (111)
  Non-U.S...................................................   (46)      9       (5)
                                                              ----    ----    -----
                                                                74      57     (116)
                                                              ----    ----    -----
Total expense (benefit).....................................  $251    $171    $(161)
                                                              ----    ----    -----

                                DANA CORPORATION

     Deferred tax benefits (liabilities) consist of the following:

                                                                   DECEMBER 31
                                                              ----------------------
                                                              1999    2000     2001
                                                              -----   -----   ------
Postretirement benefits other than pensions.................  $ 387   $ 328   $  339
Expense accruals............................................    150     210      252
Net operating loss carryforwards............................    117     128      234
Inventory reserves..........................................     35      58       77
Foreign tax credits recoverable.............................             23       79
Other tax credits recoverable...............................              7       27
Pension accruals............................................                      33
Postemployment benefits.....................................     38      32       32
Other employee benefits.....................................  $  24   $  23   $   20
Other.......................................................     63      58       85
                                                              -----   -----   ------
                                                                814     867    1,178
Valuation allowances........................................    (83)   (102)    (128)
                                                              -----   -----   ------
Deferred tax benefits.......................................    731     765    1,050
                                                              -----   -----   ------
Leasing activities..........................................   (441)   (557)    (678)
Depreciation -- non-leasing.................................   (215)   (239)    (233)
Pension accruals............................................    (15)    (12)
Other.......................................................    (17)    (17)     (24)
                                                              -----   -----   ------
Deferred tax liabilities....................................   (688)   (825)    (935)
                                                              -----   -----   ------
Net deferred tax benefits (liabilities).....................  $  43   $ (60)  $  115
                                                              -----   -----   ------

     Worldwide, we have operating loss carryforwards of approximately $687 with remaining lives ranging from one year to an indefinite period. Valuation allowances are provided for deferred benefits if the realization of the benefits is uncertain. To reflect uncertainties related to utilization of specific loss carryforwards, we increased the valuation allowance by $19 in 2000 and $26 in 2001. Net benefits recognized for loss carryforwards generally relate to the U.S., where we have traditionally been a taxpayer, and Brazil and the United Kingdom, where operating losses may be carried forward indefinitely. Foreign tax credits may be used to offset the U.S. income taxes due on income earned from foreign sources; however, the credit is limited to the total U.S. taxes payable on income from all sources. Excess foreign tax credits may be carried back two years and forward five years. As of December 31, 2000 and 2001, we believe it is more likely than not that we will generate a sufficient level and proper mix of taxable income within the appropriate period to utilize all the foreign tax credits. If we are unable to generate a sufficient level and proper mix of taxable income within the appropriate periods we may be unable to utilize some or all of these tax benefits. The foreign tax credit carryforwards expire as follows: 2003, $5; 2004, $20; 2005, $28; 2006, $26.

     Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. income taxes, exclusive of foreign tax credits, have not been provided approximated $852 at December 31, 2001. U.S. income taxes have not been provided on these undistributed earnings since we intend to permanently reinvest them. If the total undistributed earnings of non-U.S. subsidiaries had been remitted in 2001, a significant amount of the additional tax provision would have been offset by foreign tax credits.

     We paid income taxes of $136 in 1999 and $98 in 2000 and received a net refund of $38 in 2001.

                                DANA CORPORATION

     The effective income tax rate differs from the U.S. federal income tax rate for the following reasons:

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              1999     2000     2001
                                                              -----    -----    -----
U.S. federal income tax rate................................  35.0%    35.0%    35.0%
Increases (reductions) resulting from:
  State and local income taxes, net of federal income tax
     benefit................................................   2.1      2.3      4.2
  Non-U.S. income...........................................  (4.0)    (5.1)    (1.6)
  Valuation adjustments.....................................   3.3      4.0     (5.3)
  General business tax credits..............................  (1.9)    (1.7)     1.9
  Amortization of goodwill..................................   0.6      1.2     (0.8)
  Miscellaneous items.......................................  (1.0)     1.1     (0.2)
                                                              ----     ----     ----
Effective income tax rate...................................  34.1%    36.8%    33.2%
                                                              ----     ----     ----

NOTE 15.  COMPOSITION OF CERTAIN BALANCE SHEET AMOUNTS

     The following items comprise the net amounts indicated in the respective balance sheet captions:

                                                                 DECEMBER 31
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
INVESTMENTS AND OTHER ASSETS
Goodwill....................................................  $   969   $   841
Investments at equity.......................................      965       877
Marketable securities, cost of $37 -- 2000 and
  $32 -- 2001...............................................       41        33
Loans receivable............................................      109        80
Other.......................................................      283       378
                                                              -------   -------
                                                              $ 2,367   $ 2,209
                                                              -------   -------
PROPERTY, PLANT AND EQUIPMENT, NET
Land and improvements to land...............................  $   146   $   133
Buildings and building fixtures.............................    1,167     1,099
Machinery and equipment.....................................    4,859     4,808
                                                              -------   -------
                                                                6,172     6,040
Less: Accumulated depreciation..............................    2,663     2,907
                                                              -------   -------
                                                              $ 3,509   $ 3,133
                                                              -------   -------
DEFERRED EMPLOYEE BENEFITS AND OTHER NONCURRENT LIABILITIES
Postretirement other than pension...........................  $   831   $   834
Deferred income tax.........................................      310       214
Pension.....................................................      109       299
Postemployment..............................................       82        82
Compensation................................................       54        48
Other noncurrent liabilities................................      121       163
                                                              -------   -------
                                                              $ 1,507   $ 1,640
                                                              -------   -------

                                DANA CORPORATION

                                                                 DECEMBER 31
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
INVESTMENT IN LEASES
Direct financing leases.....................................  $   141   $   118
Leveraged leases............................................      867       920
Property on operating leases, net of accumulated
  depreciation..............................................       93        75
Allowance for credit losses.................................      (43)      (31)
                                                              -------   -------
                                                                1,058     1,082
Less: Current portion.......................................       21        14
                                                              -------   -------
                                                              $ 1,037   $ 1,068
                                                              -------   -------

     The components of the net investment in direct financing leases are as follows:

                                                                 DECEMBER 31
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
Total minimum lease payments................................  $   154   $   125
Residual values.............................................       42        38
Deferred initial direct costs...............................        2         2
                                                              -------   -------
                                                                  198       165
Less: Unearned income.......................................       57        47
                                                              -------   -------
                                                              $   141   $   118
                                                              -------   -------

     The components of the net investment in leveraged leases are as follows:

                                                                 DECEMBER 31
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
Rentals receivable..........................................  $ 7,597   $ 7,574
Residual values.............................................      874       944
Nonrecourse debt service....................................   (6,409)   (6,445)
Unearned income.............................................   (1,185)   (1,143)
Deferred investment tax credit..............................      (10)      (10)
                                                              -------   -------
                                                                  867       920
Less: Deferred taxes arising from leveraged leases..........      423       513
                                                              -------   -------
                                                              $   444   $   407
                                                              -------   -------

                                DANA CORPORATION

     Total minimum lease payments receivable on direct financing leases as of December 31, 2001 are as follows:

Year Ending December 31:
  2002......................................................  $ 23
  2003......................................................    21
  2004......................................................    18
  2005......................................................    16
  2006......................................................    12
Later years.................................................    35
                                                              ----
Total minimum lease payments receivable.....................  $125
                                                              ----

     Total minimum lease payments receivable on operating leases as of December 31, 2001 are as follows:

Year Ending December 31:
  2002......................................................  $20
  2003......................................................   16
  2004......................................................   12
  2005......................................................   10
  2006......................................................    8
Later years.................................................   15
                                                              ---
Total minimum lease payments receivable.....................  $81
                                                              ---

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of Dana's financial instruments are as follows:

                                                                 DECEMBER 31
                                                    -------------------------------------
                                                          2000                2001
                                                    -----------------   -----------------
                                                    CARRYING    FAIR    CARRYING    FAIR
                                                     AMOUNT    VALUE     AMOUNT    VALUE
                                                    --------   ------   --------   ------
FINANCIAL ASSETS
  Cash and cash equivalents.......................   $  179    $  179    $  199    $  199
  Loans receivable (net)..........................      219       228       108       115
  Investment securities...........................       55        55        46        45
  Currency forwards...............................                  2         1         1
FINANCIAL LIABILITIES
  Short-term debt.................................    1,526     1,526       674       674
  Long-term debt..................................    3,068     2,943     3,454     3,298
  Security deposits -- leases.....................        1                   2         2
  Deferred funding commitments under leveraged
     leases.......................................        1         1         1         1
  Interest rate swaps.............................                  3         6         6

NOTE 17.  COMMITMENTS AND CONTINGENCIES

     At December 31, 2001, we had purchase commitments for property, plant and equipment of approximately $128. DCC had commitments to provide loan and lease financing in the aggregate amount of $80.

                                DANA CORPORATION

Subsequent financing under the DCC commitments is subject to satisfactory completion of normal conditions precedent to the execution of such lease financing arrangements.

     At December 31, 2001, we had contingent obligations of up to $134 related to partial guarantees of third-party loans to equity affiliates.

     Future minimum rental commitments under operating leases were $469 at December 31, 2001, with rental payments during the next five years of: 2002, $76; 2003, $70; 2004, $64; 2005, $55 and 2006, $60. Net rental expense was $117 in 1999, $103 in 2000 and $113 in 2001.

     We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws.

     With respect to contingent asbestos-related product liability, we had approximately 100,000 asbestos-related claims outstanding at December 31, 2001, including approximately 27,000 claims that were settled pending payment. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims as well as claims which may be filed against us in the future. At December 31, 2001, we had accrued $102 for contingent asbestos-related product liability costs and recorded $89 as an asset for probable recoveries from insurers for asbestos-related product liability claims, compared to $78 accrued for liabilities and $67 recorded as an asset at December 31, 2000.

     At December 31, 2001 and 2000, amounts accrued for contingent environmental liabilities with no recovery expected from other parties were $52 and $40, respectively. At December 31, 2001, $11 was accrued for contingent non-asbestos product liability costs, with no recovery anticipated from third parties; $21 was accrued for liabilities and $2 recorded as an asset at the end of 2000.

     Until 2001, the majority of our asbestos-related claims were administered by the Center for Claims Resolution (CCR), which settled claims for its member companies on a shared settlement cost basis. In February 2001, the CCR was reorganized and discontinued negotiating shared settlements. Certain former CCR members have defaulted on the payment of their shares of certain of the CCR-negotiated settlements. As a result, some of the settling parties are seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR members, our insurers and the claimants plaintiffs to resolve these issues. At December 31, 2001, we estimated our contingent liability with respect to these matters to be approximately $44, of which we expect $39 to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. Our financial statements include our obligation relative to these contingencies, which are separate from the asbestos-related product liabilities discussed above.

     We have reviewed all of our pending judicial and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

NOTE 18.  ACQUISITIONS

     In 1999, we acquired Innovative Manufacturing, Inc., a machining operation that supplies machined castings to our Spicer Outdoor Power Equipment Components Division. We also acquired the remaining interests not previously owned in Industrias Serva S.A. (30%), Dana Heavy Axle Mexico S.A. de C.V. (9%), Automotive Motion Technology Limited (49%) and Echlin Charger Mfg. Co. Pty. Ltd. (8%). These acquisitions were accounted for as purchases and the results of operations and earnings previously allocated to minority owners have been included from the dates of acquisition. The sales and total assets were not material.

                                DANA CORPORATION

     In January 2000, we acquired the cardan-jointed propeller shaft business of GKN plc. In March, we acquired a majority interest in Tribometal a.s., a manufacturer of polymer bearings. The automotive axle manufacturing and stamping operations of Invensys plc were acquired in July 2000. In November 2000, we acquired a 30% interest in GETRAG Cie, a manufacturer of transmissions, transaxles, axles and other automotive components, and a 49% interest in GETRAG's North American operations. Except for the interests in GETRAG, which are being accounted for as equity investments, the acquisitions were accounted for as purchases and the results of their operations have been included in the consolidated financial statements from the dates of acquisition. The acquisitions accounted for as purchases had total assets of $373 at acquisition and recorded sales of $195 in 2000.

     In June 2001, we acquired the remaining 51% interest in Danaven, a Venezuelan operation in which we previously held a minority position. This acquisition was accounted for as a purchase and the results of operations have been included in the consolidated financial statements since the date we attained 100% ownership. We previously accounted for our 49% interest in Danaven under the equity method of accounting. Total assets and debt of Danaven approximated $202 and $92 at June 30, 2001. Sales related to Danaven approximated $64 in 2001.

NOTE 19.  DIVESTITURES

     In October 1999, we sold the Coldform operations of our Engine and Fluid Management Group and in November we sold Sierra International Inc. Coldform manufactured starter components, steering hubs and suspension components and Sierra manufactured and distributed marine and power equipment engine, drive and hose products. Annual sales of these operations were approximately $50.

     In January 2000, we sold our Gresen Hydraulics business, the Truckline Parts Centres heavy-duty distribution business and certain portions of our constant velocity (CV) joint businesses. In February, we sold most of the global Warner Electric businesses and, in March, we sold Commercial Vehicle Cab Systems. In September 2000, we sold the remaining 35% interest in our Brazilian CV joint operation. Net gain recorded on these divestitures totaled $106. These businesses reported sales of $666 in 1999; through the dates of divestiture, 2000 sales for these operations totaled $103.

     In March 2001, we sold Mr. Gasket, Inc., a wholly owned subsidiary. In the second quarter of 2001, we divested our Marion, Ohio forging facility and the assets of our Dallas, Texas and Washington, Missouri Engine and Fluid Management Group operations. In July 2001, we completed the sale of our Chelsea power take-off business to Parker Hannifin Corporation. In September 2001, we completed the sale of our Glacier industrial polymer bearings businesses to Goodrich Corporation. A net after-tax gain of $10 was recorded on these divestitures. Sales reported by these businesses were $241 in 2000 and $105 in 2001, through the dates of divestiture.

NOTE 20.  RESTRUCTURING OF OPERATIONS

     During 1999, we continued executing the restructuring and integration plans announced in 1998 following our acquisition of Echlin Inc., including the closing and downsizing of facilities begun in 1998. We incurred integration charges of $51 for relocating assets, training and relocating employees and other integration activities at the acquired operations. These costs were charged to expense as incurred.

     During the fourth quarter of 1999, we announced plans to downsize and close additional operations in the U.S., South America and Europe and recorded restructuring and integration charges totaling $170. The charges included the costs of exiting businesses, asset impairments and termination benefits. The announced restructuring and integration plans included closing five facilities, downsizing three facilities and terminating 1,280 people. The largest component of these plans was the downsizing of our Reading, Pa., structures facility.

                                DANA CORPORATION

In total, $229 was charged to income during 1999. This amount consisted of $181 charged to restructuring and integration, $57 charged to cost of sales and a $9 gain on the sale of Sierra credited to other income.

     During the third quarter of 2000, we announced plans to close our Reading structures facility and terminate approximately 690 people and recorded restructuring charges of $53. In the fourth quarter of 2000, we approved plans to close facilities in France, the United Kingdom and Argentina, resulting in $34 of charges and a workforce reduction of approximately 230 people. We also incurred integration expenses in 2000 related to consolidating our Engine Management warehouse operations and moving operations from closed facilities.

     In the first quarter of 2001, we recorded $22 of restructuring expense in connection with the announced closing of six facilities in the ASG and EFMG and workforce reductions at other facilities. These charges included $10 for employee termination benefits, $7 for asset impairment and $5 for other exit costs and impacted net earnings by $14. We announced additional facility closings in the third quarter and accrued additional restructuring charges of $12, affecting earnings by $7.

     In October 2001, we announced plans to reduce our global workforce by more than 15 percent and initiated a review of more than 30 facilities for possible consolidation or closure. These actions were undertaken to reduce capacity and outsource the manufacturing of non-core content. As of December 31, 2001, we had announced the closing of 21 facilities and reduced our work force by more than 7 percent in connection with these plans. Charges related to our actions announced in October were $431 and affected net earnings by $279. Charges for all restructuring activities totaled $440, including $155 for employee terminations, $196 for asset impairments and $89 for exit and other costs. We charged cost of sales for $85 of these expenses, including $38 for inventory impairment. Net earnings in the fourth quarter were impacted by $284.

     For the year ended December 31, 2001, we recorded total expenses of $476, including $390 charged to restructuring expense and $86 charged to cost of sales, in connection with our restructuring actions. We expect our actions to reduce our break-even point by eliminating excess capacity.

                                DANA CORPORATION

     The following summarizes the restructuring charges and activity recorded in the last three years:

                                    EMPLOYEE
                                   TERMINATION      LONG-LIVED      EXIT    INTEGRATION
                                    BENEFITS     ASSET IMPAIRMENT   COSTS    EXPENSES     TOTAL
                                   -----------   ----------------   -----   -----------   -----
BALANCE AT DECEMBER 31, 1998.....     $116            $             $ 11       $          $ 127
Activity during the year
  Charges to expense.............       60               59           11         51         181
  Cash payments..................      (85)                           (9)       (51)       (145)
  Write-off of assets............                       (59)                                (59)
                                      ----            -----         ----       ----       -----
BALANCE AT DECEMBER 31, 1999.....       91               --           13         --         104
Activity during the year
  Charges to expense.............       62                8           27         76         173
  Cash payments..................      (60)                          (20)       (76)       (156)
  Write-off of assets............                        (8)                                 (8)
                                      ----            -----         ----       ----       -----
BALANCE AT DECEMBER 31, 2000.....       93               --           20         --         113
Activity during the year
  Charges to expense.............      171              166           53                    390
  Cash payments..................      (58)                          (20)                   (78)
  Write-off of assets............                      (166)                               (166)
                                      ----            -----         ----       ----       -----
BALANCE AT DECEMBER 31, 2001.....     $206            $  --         $ 53       $ --       $ 259
                                      ----            -----         ----       ----       -----

     Employee terminations relating to the plans were as follows:

                                                              1999    2000     2001
                                                              -----   -----   ------
Total estimated.............................................  1,280   1,020    7,690
Less terminated:
  1999......................................................   (595)
  2000......................................................   (615)   (765)
  2001......................................................    (30)   (254)  (3,571)
                                                              -----   -----   ------
BALANCE AT DECEMBER 31, 2001................................     40       1    4,119
                                                              -----   -----   ------

     At December 31, 2001, $259 of restructuring charges remained in accrued liabilities. This balance was comprised of $206 for the reduction of approximately 4,200 employees to be completed in 2002 and $53 for lease terminations and other exit costs. The estimated annual cash expenditures will be approximately $120 in 2002, $38 in 2003 and $101 thereafter. Our liquidity and cash flows will be materially impacted by these actions. It is anticipated that our operations over the long term will benefit from these realignment strategies through reduction of overhead and certain material costs.

NOTE 21.  NONCASH INVESTING AND FINANCING ACTIVITIES

     In leveraged leases, the issuance of nonrecourse debt financing and subsequent repayments thereof are transacted directly between the lessees and the lending parties to the transactions. Nonrecourse debt issued to finance leveraged leases was $878 in 1999, $403 in 2000 and $163 in 2001; nonrecourse debt obligations repaid were $273 in 1999, $106 in 2000 and $76 in 2001.

                                DANA CORPORATION
             (INCLUDING DANA CREDIT CORPORATION ON AN EQUITY BASIS)

           ADDITIONAL INFORMATION -- STATEMENT OF INCOME (UNAUDITED)

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                               1999      2000      2001
                                                              -------   -------   -------
                                                                     (IN MILLIONS)
NET SALES...................................................  $13,159   $12,317   $10,271
Other income................................................       58       190        43
                                                              -------   -------   -------
                                                               13,217    12,507    10,314
                                                              -------   -------   -------
Costs and expenses
  Cost of sales.............................................   11,016    10,662     9,335
  Selling, general and administrative expenses..............    1,074     1,007       895
  Restructuring and integration charges.....................      181       173       390
  Interest expense..........................................      208       218       205
                                                              -------   -------   -------
                                                               12,479    12,060    10,825
                                                              -------   -------   -------
Income (loss) before income taxes...........................      738       447      (511)
Estimated taxes on income...................................      273       168      (167)
                                                              -------   -------   -------
Income (loss) before minority interest and equity in
  earnings of affiliates....................................      465       279      (344)
Minority interest in net income of consolidated
  subsidiaries..............................................      (13)      (13)       (8)
Equity in earnings of affiliates............................       61        68        54
                                                              -------   -------   -------
NET INCOME (LOSS)...........................................  $   513   $   334   $  (298)
                                                              -------   -------   -------

                                DANA CORPORATION
             (INCLUDING DANA CREDIT CORPORATION ON AN EQUITY BASIS)

              ADDITIONAL INFORMATION -- BALANCE SHEET (UNAUDITED)

                                                                DECEMBER 31
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
                                                               (IN MILLIONS)
ASSETS
Current assets
  Cash and marketable securities............................  $  149   $  182
  Accounts receivable
     Trade, less allowance for doubtful accounts of
      $42 -- 2000 and $45 -- 2001...........................   1,505    1,371
     Other..................................................     318      253
  Inventories...............................................   1,564    1,299
  Other current assets......................................     535      518
                                                              ------   ------
          Total current assets..............................   4,071    3,623
                                                              ------   ------
Investments and other assets
  Investments at equity.....................................     636      628
  Goodwill..................................................     969      841
  Other.....................................................     212      246
                                                              ------   ------
          Total investments and other assets................   1,817    1,715
                                                              ------   ------
Deferred income tax benefits................................     209      449
Property, plant and equipment, net..........................   3,069    2,778
                                                              ------   ------
          Total assets......................................  $9,166   $8,565
                                                              ------   ------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Notes payable.............................................  $1,307   $  617
  Accounts payable..........................................   1,014    1,042
  Accrued payroll and employee benefits.....................     395      315
  Other accrued liabilities.................................     809      826
  Taxes on income...........................................     165      142
                                                              ------   ------
          Total current liabilities.........................   3,690    2,942
Deferred employee benefits and other noncurrent
  liabilities...............................................   1,155    1,400
Long-term debt..............................................   1,574    2,155
Minority interest in consolidated subsidiaries..............     119      110
Shareholders' equity........................................   2,628    1,958
                                                              ------   ------
          Total liabilities and shareholders' equity........  $9,166   $8,565
                                                              ------   ------

                                DANA CORPORATION
             (INCLUDING DANA CREDIT CORPORATION ON AN EQUITY BASIS)

         ADDITIONAL INFORMATION -- STATEMENT OF CASH FLOWS (UNAUDITED)

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                               1999    2000    2001
                                                              ------   -----   -----
                                                                  (IN MILLIONS)
Net cash flows from operating activities....................  $  464   $ 850   $ 475
                                                              ------   -----   -----
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (547)   (434)   (317)
  Acquisitions..............................................     (18)   (511)    (21)
  Divestitures..............................................      36     571     236
  Additions to investments and other assets.................     (26)     (1)    (24)
  Other.....................................................      29      16      33
                                                              ------   -----   -----
Net cash flows -- investing activities......................    (526)   (359)    (93)
                                                              ------   -----   -----
Cash flows from financing activities:
  Net change in short-term debt.............................    (555)    424    (599)
  Issuance of long-term debt................................   1,017       9     776
  Payments on long-term debt................................    (220)   (313)   (370)
  Dividends paid............................................    (206)   (187)   (140)
  Shares repurchased........................................    (100)   (381)
  Other.....................................................               5     (16)
                                                              ------   -----   -----
Net cash flows -- financing activities......................     (64)   (443)   (349)
                                                              ------   -----   -----
Net increase (decrease) in cash and cash equivalents........    (126)     48      33
Cash and cash equivalents -- beginning of year..............     227     101     149
                                                              ------   -----   -----
Cash and cash equivalents -- end of year....................  $  101   $ 149   $ 182
                                                              ------   -----   -----
Reconciliation of net income (loss) to net cash flows from
  operating activities:
  Net income (loss).........................................  $  513   $ 334   $(298)
  Depreciation and amortization.............................     429     427     447
  Deferred income taxes.....................................       9     (60)   (244)
  Minority interest.........................................       6       8       4
  Asset impairment..........................................      62      27     206
  Net change in receivables, inventory and payables.........    (568)    357     366
  Other assets and accruals.................................     107     (65)     48
  Unremitted earnings of affiliates.........................     (45)    (68)    (17)
  Gains on divestitures.....................................      (5)   (106)    (10)
  Other.....................................................     (44)     (4)    (27)
                                                              ------   -----   -----
Net cash flows from operating activities....................  $  464   $ 850   $ 475
                                                              ------   -----   -----

                                DANA CORPORATION
                   CONDENSED STATEMENT OF INCOME (UNAUDITED)


                                                                THREE MONTHS           SIX MONTHS
                                                               ENDED JUNE 30,        ENDED JUNE 30,
                                                             -------------------   -------------------
                                                               2001       2002       2001       2002
                                                             --------   --------   --------   --------
                                                              (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales..................................................   $2,768     $2,789     $5,499     $5,310
Revenue from lease financing and other income..............       29         77         51        130
                                                              ------     ------     ------     ------
                                                               2,797      2,866      5,550      5,440
                                                              ------     ------     ------     ------
Costs and expenses
  Cost of sales............................................    2,414      2,447      4,857      4,683
  Selling, general and administrative expenses.............      271        245        533        493
  Restructuring charges....................................        4         56         26         95
  Interest expense.........................................       79         66        163        134
                                                              ------     ------     ------     ------
                                                               2,768      2,814      5,579      5,405
                                                              ------     ------     ------     ------
Income (loss) before income taxes..........................       29         52        (29)        35
Estimated taxes on income..................................      (16)       (12)         7        (16)
Minority interest..........................................       (4)        (3)        (5)        (9)
Equity in earnings of affiliates...........................        5         15         14         33
                                                              ------     ------     ------     ------
Net income (loss) before effect of change in accounting....       14         52        (13)        43
Effect of change in accounting.............................       --         --         --       (220)
                                                              ------     ------     ------     ------
Net income (loss)..........................................   $   14     $   52     $  (13)    $ (177)
                                                              ======     ======     ======     ======
Basic earnings (loss) per common share
  Income (loss) before effect of change in accounting......   $ 0.10     $ 0.35     $(0.08)    $ 0.29
  Effect of change in accounting...........................       --         --         --      (1.48)
                                                              ------     ------     ------     ------
  Net income (loss)........................................   $ 0.10     $ 0.35     $(0.08)    $(1.19)
                                                              ======     ======     ======     ======
Diluted earnings (loss) per common share
  Income (loss) before effect of change in accounting......   $ 0.10     $ 0.35     $(0.08)    $ 0.29
  Effect of change in accounting...........................       --         --         --      (1.48)
                                                              ------     ------     ------     ------
  Net income (loss)........................................   $ 0.10     $ 0.35     $(0.08)    $(1.19)
                                                              ======     ======     ======     ======
Cash dividends declared and paid per common share..........   $ 0.31     $ 0.01     $ 0.62     $ 0.02
                                                              ------     ------     ------     ------
Average shares outstanding -- Basic........................      148        148        148        148
                                                              ------     ------     ------     ------
Average shares outstanding -- Diluted......................      149        149        149        149
                                                              ------     ------     ------     ------


     The accompanying notes are an integral part of the condensed financial statements.

                                DANA CORPORATION

                      CONDENSED BALANCE SHEET (UNAUDITED)





                                                              DECEMBER 31,   JUNE 30,
                                                                  2001         2002
                                                              ------------   --------
                                                                   (IN MILLIONS)
ASSETS
Current assets
Cash and cash equivalents...................................    $   199      $   318
Accounts receivable
  Trade.....................................................      1,371        1,702
  Other.....................................................        371          286
Inventories
  Raw materials.............................................        377          397
  Work in process and finished goods........................        922          837
Other current assets........................................        557          576
                                                                -------      -------
          Total current assets..............................      3,797        4,116
Property, plant and equipment, net..........................      3,133        3,028
Investments and other assets................................      2,209        2,130
Investment in leases........................................      1,068          941
                                                                -------      -------
          Total assets......................................    $10,207      $10,215
                                                                =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and other current liabilities..............    $ 2,369      $ 2,600
Notes payable, including current portion of long-term
  debt......................................................      1,120          754
                                                                -------      -------
          Total current liabilities.........................      3,489        3,354
Deferred employee benefits and other noncurrent
  liabilities...............................................      1,640        1,727
Long-term debt..............................................      3,008        3,280
Minority interest in consolidated subsidiaries..............        112          105
Shareholders' equity........................................      1,958        1,749
                                                                -------      -------
          Total liabilities and shareholders' equity........    $10,207      $10,215
                                                                =======      =======


     The accompanying notes are an integral part of the condensed financial statements.

                                DANA CORPORATION

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)


                                                                SIX MONTHS
                                                              ENDED JUNE 30,
                                                              ---------------
                                                              2001      2002
                                                              -----     -----
                                                               (IN MILLIONS)
Net loss....................................................  $ (13)    $(177)
Depreciation and amortization...............................    271       242
Change in accounting for goodwill...........................              220
Asset impairment............................................      8        30
Loss (gain) on divestitures.................................     20       (34)
Working capital change......................................      9        24
Other.......................................................     58       (30)
                                                              -----     -----
     Net cash flows from operating activities...............    353       275
                                                              -----     -----
Purchases of property, plant and equipment..................   (238)     (165)
Purchases of assets to be leased............................    (32)      (26)
Payments received on leases and loans.......................     19        25
Net payments from (loans to) customers......................     85        14
Acquisitions................................................    (21)
Divestitures................................................     26        92
Other.......................................................     58        54
                                                              -----     -----
     Net cash flows -- investing activities.................   (103)       (6)
                                                              -----     -----
Net change in short-term debt...............................     38      (211)
Proceeds from long-term debt................................     44       285
Payments on long-term debt..................................   (267)     (224)
Dividends paid..............................................    (92)       (3)
Other.......................................................      1         3
                                                              -----     -----
     Net cash flows -- financing activities.................   (276)     (150)
                                                              -----     -----
Net change in cash and cash equivalents.....................    (26)      119
Cash and cash equivalents -- beginning of period............    179       199
                                                              -----     -----
Cash and cash equivalents -- end of period..................  $ 153     $ 318
                                                              =====     =====


     The accompanying notes are an integral part of the condensed financial statements.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)


     1. In our opinion, the accompanying condensed financial statements include all adjustments, including those necessary to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002, and other adjustments, consisting of only normal and recurring adjustments, necessary to a fair presentation of financial condition, results of operations and cash flows for the interim periods presented. Where appropriate, we have reclassified certain amounts in 2001 to conform to the 2002 presentation. These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2001.


     2. In connection with the adoption of SFAS No. 142, we discontinued the amortization of goodwill as of January 1, 2002. In lieu of amortization, the new standard requires that goodwill be tested for impairment as of the date of adoption and at least annually thereafter. Our initial impairment test indicated that the carrying values of some of our reporting units exceeded the corresponding fair values, which were determined based on the discounted estimated future cash flows of the reporting units. The implied fair value of goodwill in these reporting units was then determined through the allocation of the fair values to the underlying assets and liabilities. The January 1, 2002 carrying value of the goodwill in these reporting units exceeded its implied fair value by $289. The $289 write-down of goodwill to its fair value as of January 1, 2002, net of $69 of related tax benefits, has been reported as the effect of a change in accounting in the accompanying condensed financial statements. The goodwill included in our December 31, 2001 financial statements, which included the $289 described above, was supported by the undiscounted estimated future cash flows of the related operations.

     The changes in goodwill during the six months ended June 30, 2002, by segment, are presented in the following table. During the quarter ended June 30, 2002, goodwill increased $14 due to the effects of currency, nearly offsetting the $16 decrease that resulted from currency fluctuations in the quarter ended March 31, 2002. The $14 change was comprised of $11 in ASG, $1 in AAG and $2 in OHSG.

                                                          EFFECT OF   EFFECT OF
                                         BALANCE AT       ADOPTING    CURRENCY     BALANCE AT
                                      DECEMBER 31, 2001   SFAS 142    AND OTHER   JUNE 30, 2002
                                      -----------------   ---------   ---------   -------------
ASG.................................        $185            $ (12)       $(5)         $168
AAG.................................         112              (79)        (1)           32
EFMG................................         423             (189)                     234
CVS.................................           8                                         8
OHSG................................         113               (9)         4           108
                                            ----            -----        ---          ----
                                            $841            $(289)       $(2)         $550
                                            ====            =====        ===          ====

SFAS No. 142 does not provide for restatement of our results of operations for periods ending prior to January 1, 2002. The following table reconciles the reported net results for the quarter and six months ended June 30, 2001 to the pro forma results that would have been reported if the guidance contained in SFAS No. 142 had been adopted prior to 2001.


                                                             THREE MONTHS     SIX MONTHS
                                                                 ENDED           ENDED
                                                             JUNE 30, 2001   JUNE 30, 2001
                                                             -------------   -------------
Reported net income (loss).................................     $   14          $  (13)
  Goodwill amortization....................................          9              18
  Income taxes.............................................         (1)             (3)
                                                                ------          ------
  Adjusted net income......................................     $   22          $    2
                                                                ======          ======

                                                             THREE MONTHS     SIX MONTHS
                                                                 ENDED           ENDED
                                                             JUNE 30, 2001   JUNE 30, 2001
                                                             -------------   -------------
Earnings per share -- Basic
  Net income (loss)........................................     $ 0.10          $(0.08)
  Goodwill amortization....................................       0.06            0.12
  Income taxes.............................................      (0.01)          (0.02)
                                                                ------          ------
  Adjusted net income......................................     $ 0.15          $ 0.02
                                                                ======          ======
Earnings per share -- Diluted
  Net income (loss)........................................     $ 0.10          $(0.08)
  Goodwill amortization....................................       0.06            0.12
  Income taxes.............................................      (0.01)          (0.02)
                                                                ------          ------
  Adjusted net income......................................     $ 0.15          $ 0.02
                                                                ======          ======


     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Statement requires the recognition of the fair value of the legal obligation associated with the retirement of long-lived assets at the time the obligation is probable and estimable. We are required to implement SFAS No. 143 on January 1, 2003. We do not expect the implementation of SFAS No. 143 to have a material effect on our consolidated financial position or consolidated results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." We adopted SFAS No. 144 on January 1, 2002. SFAS No. 144 retains the previously existing accounting requirements related to the recognition of impairment for assets to be held and used in operations. However, the impairment of long-lived assets held for sale is measured taking into consideration the costs to sell the assets, as well as impairment measurement criteria of previously existing accounting requirements. In addition, SFAS No. 144 broadens the definition of what constitutes a discontinued business for financial reporting purposes. Accordingly, more dispositions will qualify for presentation as discontinued businesses under SFAS No. 144. The provisions of SFAS No. 144 are generally prospective from the date of adoption and, therefore, do not apply to divestitures announced prior to January 1, 2002.

     The adoption of this Statement did not have a material effect on our consolidated financial position or consolidated results of operations.

     Subsequent to June 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. The liability is measured at its fair value under the Statement. It overrides the guidance of the Emerging Issues Task Force (EITF) in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF No. 94-3). EITF No. 94-3 required that a liability be recognized for exit costs on the date that a company committed itself to an exit plan. SFAS No. 146 will be effective for disposal or exit activities that are initiated after December 31, 2002. We are currently studying the impact of this pronouncement.


     3. In accordance with plans announced in October 2001, we are pursuing the sale of the businesses of Dana Credit Corporation (DCC). In June 2002, we completed the sale of selected subsidiaries of DCC. We recorded an after-tax gain of $27 on proceeds of $69.


     4. Following is a reconciliation of average shares for purposes of calculating basic and diluted net loss per share.

                                                          THREE MONTHS       SIX MONTHS
                                                         ENDED JUNE 30,    ENDED JUNE 30,
                                                         ---------------   ---------------
                                                          2001     2002     2001     2002
                                                         ------   ------   ------   ------
Weighted-average shares outstanding....................  147.6    148.1    147.7    148.1
                                                         -----    -----    -----    -----
Plus: Restricted stock.................................    0.1      0.2               0.1
  Deferred compensation units..........................    0.8      0.8      0.8      0.8
                                                         -----    -----    -----    -----
  Potentially dilutive shares..........................    0.9      1.0      0.8      0.9
                                                         -----    -----    -----    -----
Diluted shares outstanding.............................  148.5    149.1    148.5    149.0
                                                         =====    =====    =====    =====

     If income before the effect of a change in accounting is a net loss, accounting rules require us to disregard the antidilutive effect of the potentially dilutive shares; accordingly, the potentially dilutive shares have been disregarded in calculating diluted earnings per share for the six months ended June 30, 2001.

     5. On an annual basis, disclosure of comprehensive income is incorporated into the Statement of Shareholder's Equity. This statement is not presented on a quarterly basis. Comprehensive income includes net income and components of other comprehensive income, such as foreign currency translation adjustments, unrealized gains or losses on certain marketable securities and derivative instruments and minimum pension liability adjustments. The $72 deferred translation gain in the second quarter of 2002 was mainly the result of an increase in the value of the euro, the British pound and the Canadian and Australian dollars, relative to the U.S. dollar. These gains were partially offset by a weakening Brazilian real and the continued decline in the value of the Argentine peso. For the first six months of 2002, changes in the relative value of the Argentine peso and the Brazilian real accounted for the largest components of the deferred translation loss of $38, partially offset by the effect of movements in the euro and British pound. The $22 deferred translation loss in the second quarter of 2001 was primarily due to the strengthening of the U.S. dollar against the euro. For the first half of 2001, weakening of the euro accounted for approximately $90 of deferred translation loss and the Brazilian real another $40.

     Our total comprehensive income (loss) is as follows:


                                                         THREE MONTHS        SIX MONTHS
                                                        ENDED JUNE 30,     ENDED JUNE 30,
                                                        ---------------    ---------------
                                                         2001     2002      2001     2002
                                                        ------   ------    ------   ------
Net income (loss).....................................   $ 14     $ 52     $ (13)   $(177)
Other comprehensive income (loss)
  Deferred translation gain (loss)....................    (22)      72      (146)     (38)
  Other...............................................      1                 (1)       2
                                                         ----     ----     -----    -----
Total comprehensive income (loss).....................   $ (7)    $124     $(160)   $(213)
                                                         ====     ====     =====    =====


     6. We completed the private placement of $250 of unsecured notes in March 2002. We used a portion of the proceeds to reduce the amount outstanding under one of our revolving credit facilities. The notes carry a coupon interest rate of 10.125% and an effective interest rate of 10.375%. The notes mature in March 2010. The indenture for these notes contains limits on borrowings, payments and transactions effectively the same as those in the indenture for the notes we issued in August 2001.

     Concurrent with our issuance of the March 2002 notes, we entered into an interest rate swap to effectively convert the fixed rate of interest on the notes to a variable rate of the six-month London interbank offered rate (LIBOR) plus 4.245%. The swap agreement has a notional amount of $250 and expires in March 2010. Differentials to be received or paid under this agreement will be accrued and recognized as adjustments to interest expense.

     Converting the interest rate of these notes to a variable rate provides a better balance of fixed and variable rate debt. The swap agreement has been designated as a hedge of the notes; accordingly, the impact of changes in the fair value of the agreement will be offset by an equal and opposite change in the carrying value of the notes.

     7. Our operations are organized into four market-focused Strategic Business Units (SBUs): Automotive Systems Group (ASG); Automotive Aftermarket Group (AAG); Engine and Fluid Management Group (EFMG); and Heavy Vehicle Technologies and Systems Group (HVTSG), our newest SBU which was formed by the April 2002 combination of Commercial Vehicle Systems (CVS) and Off-Highway Systems Group (OHSG). Our segment reporting is currently unaffected by the combination, as financial reporting to management of HVTSG reflects CVS and OHSG separately. Accordingly, our segments are ASG, AAG, EFMG, CVS, OHSG and DCC.

     In accordance with plans announced in October 2001, we are pursuing the sale of DCC's businesses. We intend to sell a substantial majority of DCC's businesses and assets, but expect to retain certain assets and liabilities, including debt, for tax and other business reasons. The assets and operations we expect to retain include services and related assets that support other Dana operations, a technology-based service business where joint marketing opportunities exist and certain portfolio investments where tax attributes and market conditions make disposal uneconomical at this time. We also expect to retain asset-specific financing and general obligations that are uneconomical to pay off in advance of their scheduled maturity.

     Management evaluates the operating segments and regions as if DCC were accounted for on the equity method of accounting rather than on the fully consolidated basis used for external reporting. This is done because DCC is not homogeneous with our manufacturing operations, its financing activities do not support the sales of our other operating segments and its financial and performance measures are inconsistent with those of our other operating segments.

     Operating PAT is the key internal measure of performance used by management, including our chief operating decision maker, as a measure of segment profitability. With the exception of DCC, operating profit after tax
(PAT) represents earnings before interest and taxes (EBIT), tax effected at 39% (our estimated long-term effective rate), plus equity in earnings of affiliates. Net profit (loss), which is operating PAT less allocated corporate expenses and net interest expense, provides a secondary measure of profitability for our segments that is more comparable to that of a free-standing entity. The allocation is based on segment sales because it is readily calculable, easily understood and, we believe, provides a reasonable distribution of the various components of our corporate expenses among our diverse business units.

     The Other category includes businesses unrelated to the segments, discontinued businesses, trailing liabilities for closed plants and corporate administrative functions. For purposes of presenting operating PAT, Other also includes interest expense net of interest income, elimination of inter-segment income and adjustments to reflect the actual effective tax rate. In the net profit (loss) column, Other includes the net profit or loss of businesses not assigned to the segments, discontinued businesses, minority interest in earnings and the tax differential.


     As discussed in Note 2, the amortization of goodwill was discontinued at the beginning of 2002 with the adoption of SFAS No. 142. Although goodwill amortization expense was included in the results of operations of the SBUs prior to 2002, we have adjusted the segment information for 2001 to present it on a consistent basis with the 2002 presentation. The 2001 goodwill amortization expense is now presented on a separate line.

     Information used to evaluate the segments and regions is presented in the following tables:

                                                      THREE MONTHS ENDED JUNE 30,
                                -----------------------------------------------------------------------
                                                    INTER-
                                                    SEGMENT                    OPERATING    NET PROFIT
                                EXTERNAL SALES       SALES         EBIT           PAT         (LOSS)
                                ---------------   -----------   -----------   -----------   -----------
                                 2001     2002    2001   2002   2001   2002   2001   2002   2001   2002
                                ------   ------   ----   ----   ----   ----   ----   ----   ----   ----
ASG...........................  $1,022   $1,014   $ 32   $ 26   $ 82   $ 71   $ 52   $ 54   $ 30   $ 32
AAG...........................     673      684      4      4     18     41     11     25     (6)     8
EFMG..........................     570      570     36     36     36     45     23     29     11     17
CVS...........................     302      320     25     31     13     23      7     14     (1)     5
OHSG..........................     165      177      7      2     10     14      6      9      3      5
DCC...........................                                                   6      7      6      7
Other.........................      36       24      7      3    (57)   (62)   (71)   (71)    (9)    (7)
Goodwill amortization.........                                    (9)           (8)           (8)
                                ------   ------   ----   ----   ----   ----   ----   ----   ----   ----
                                 2,768    2,789    111    102     93    132     26     67     26     67
Restructuring and unusual
  items.......................                                   (17)   (63)   (12)   (15)   (12)   (15)
                                ------   ------   ----   ----   ----   ----   ----   ----   ----   ----
Consolidated..................  $2,768   $2,789   $111   $102   $ 76   $ 69   $ 14   $ 52   $ 14   $ 52
                                ======   ======   ====   ====   ====   ====   ====   ====   ====   ====
North America.................  $2,114   $2,119   $ 22   $ 23   $133   $150   $ 81   $ 91   $ 38   $ 47
Europe........................     439      448     22     21     18     16     10     16      1      7
South America.................     133      130     22     47      7     23            14     (4)    11
Asia Pacific..................      82       92      1                    4     (1)     3     (3)
DCC...........................                                                   6      7      6      7
Other.........................                                   (56)   (61)   (62)   (64)    (4)    (5)
Goodwill amortization.........                                    (9)           (8)           (8)
                                ------   ------   ----   ----   ----   ----   ----   ----   ----   ----
                                 2,768    2,789     67     91     93    132     26     67     26     67
Restructuring and unusual
  items.......................                                   (17)   (63)   (12)   (15)   (12)   (15)
                                ------   ------   ----   ----   ----   ----   ----   ----   ----   ----
Consolidated..................  $2,768   $2,789   $ 67   $ 91   $ 76   $ 69   $ 14   $ 52   $ 14   $ 52
                                ======   ======   ====   ====   ====   ====   ====   ====   ====   ====


                                                    SIX MONTHS ENDED JUNE 30,
                           ----------------------------------------------------------------------------
                                               INTER-
                                               SEGMENT                       OPERATING      NET PROFIT
                           EXTERNAL SALES       SALES          EBIT             PAT           (LOSS)
                           ---------------   -----------   -------------   -------------   ------------
                            2001     2002    2001   2002   2001    2002    2001    2002    2001   2002
                           ------   ------   ----   ----   -----   -----   -----   -----   ----   -----
ASG......................  $1,993   $1,950   $ 66   $ 48   $ 139   $ 122   $  92   $  95   $ 47   $  51
AAG......................   1,310    1,310      7      7       6      64       4      39    (31)      5
EFMG.....................   1,156    1,099     72     70      74      74      48      48     23      25
CVS......................     623      570     48     57      22      30      13      18     (4)      2
OHSG.....................     343      335     15      9      23      24      14      15      7       8
DCC......................                                                     12      17     12      17
Other....................      74       46     14      8    (109)   (117)   (141)   (137)   (12)    (13)
Goodwill amortization....                                    (18)            (15)           (15)
                           ------   ------   ----   ----   -----   -----   -----   -----   ----   -----
                            5,499    5,310    222    199     137     197      27      95     27      95
Restructuring and unusual
  items..................                                    (63)   (109)    (40)    (52)   (40)    (52)
Effect of change in
  accounting.............                                           (289)           (220)          (220)
                           ------   ------   ----   ----   -----   -----   -----   -----   ----   -----
Consolidated.............  $5,499   $5,310   $222   $199   $  74   $(201)  $ (13)  $(177)  $(13)  $(177)
                           ======   ======   ====   ====   =====   =====   =====   =====   ====   =====

                                                    SIX MONTHS ENDED JUNE 30,
                           ----------------------------------------------------------------------------
                                               INTER-
                                               SEGMENT                       OPERATING      NET PROFIT
                           EXTERNAL SALES       SALES          EBIT             PAT           (LOSS)
                           ---------------   -----------   -------------   -------------   ------------
                            2001     2002    2001   2002   2001    2002    2001    2002    2001   2002
                           ------   ------   ----   ----   -----   -----   -----   -----   ----   -----
North America............  $4,148   $4,019   $ 49   $ 49   $ 214   $ 242   $ 127   $ 147   $ 39   $  59
Europe...................     928      871     45     42      41      38      30      36      9      16
South America............     260      251     41     89       9      31      (4)     19    (11)     14
Asia Pacific.............     163      169      1      1       1       6               4     (5)     (1)
DCC......................                                                     12      17     12      17
Other....................                                   (110)   (120)   (123)   (128)    (2)    (10)
Goodwill amortization....                                    (18)            (15)           (15)
                           ------   ------   ----   ----   -----   -----   -----   -----   ----   -----
                            5,499    5,310    136    181     137     197      27      95     27      95
Restructuring and unusual
  items..................                                    (63)   (109)    (40)    (52)   (40)    (52)
Effect of change in
  accounting.............                                           (289)           (220)          (220)
                           ------   ------   ----   ----   -----   -----   -----   -----   ----   -----
Consolidated.............  $5,499   $5,310   $136   $181   $  74   $(201)  $ (13)  $(177)  $(13)  $(177)
                           ======   ======   ====   ====   =====   =====   =====   =====   ====   =====



     The following table reconciles the EBIT amount reported for our segments, excluding DCC, to our consolidated income (loss) before income taxes as presented in the condensed statement of income:



                                                          THREE MONTHS       SIX MONTHS
                                                         ENDED JUNE 30,    ENDED JUNE 30,
                                                         ---------------   ---------------
                                                          2001     2002     2001     2002
                                                         ------   ------   ------   ------
EBIT of total operations...............................   $ 93     $132    $ 137    $ 197
Restructuring and unusual items........................    (17)     (63)     (63)    (109)
Interest expense, excluding DCC........................    (49)     (45)    (104)     (91)
Interest income, excluding DCC.........................      2        2        3        5
DCC pre-tax income.....................................              26       (2)      33
                                                          ----     ----    -----    -----
Income (loss) before income taxes......................   $ 29     $ 52    $ (29)   $  35
                                                          ====     ====    =====    =====


Restructuring and unusual items represent gains and losses on divestitures and charges related to our restructuring efforts.

     8. At December 31, 2001, there was $259 remaining in accrued liabilities relating to restructuring plans announced in 1999, 2000 and 2001. During the first half of 2002, we continued to execute our October 2001 restructuring plan, including the announcement of plans to close 14 additional facilities and further reduce our permanent workforce. In connection with these efforts, we accrued an additional $62 for employee termination benefits, $16 for asset impairment, primarily related to property, plant and equipment and other long-lived assets, and $17 for other exit costs, primarily lease payments, taxes and other holding costs and expenses to prepare facilities for closure. These expenses were reported as restructuring charges in the condensed statement of income. We also charged cost of sales for $14 of asset impairment associated primarily with exiting a product line and inventory impairment and a provision for unsalvageable customer returns in connection with the rationalization of our aftermarket operations. Total charges relating to our restructuring activities in the first half of 2002 were $109, which had a $79 impact on net income.

     The following summarizes the activity in accrued restructuring expenses in the first half of 2002:

                                                EMPLOYEE
                                               TERMINATION                  ASSET
                                                BENEFITS     EXIT COSTS   IMPAIRMENT   TOTAL
                                               -----------   ----------   ----------   -----
Balance at December 31, 2001.................     $206          $ 53         $  0      $259
Activity during the quarter
  Charged to expense.........................       18             7           14        39
  Cash payments..............................      (35)           (9)                   (44)
  Write-offs of assets.......................                                 (14)      (14)
                                                  ----          ----         ----      ----
Balance at March 31, 2002....................      189            51            0       240
                                                  ----          ----         ----      ----
Activity during the quarter
  Charged to expense.........................       44            10            2        56
  Cash payments..............................      (17)          (19)                   (36)
  Write-offs of assets.......................                                  (2)       (2)
                                                  ----          ----         ----      ----
Balance at June 30, 2002.....................     $216          $ 42         $  0      $258
                                                  ====          ====         ====      ====

     At June 30, 2002, $258 of restructuring charges remained in accrued liabilities. This balance was comprised of $216 for the termination of employees, including the announced termination of approximately 3,200 scheduled for the remainder of 2002, and $42 for lease terminations and other exit costs. We estimate the related cash expenditures will be approximately $121 in the remainder of 2002, $56 in 2003 and $81 thereafter. Our liquidity and cash flows, while projected to be more than adequate to satisfy our obligations related to our restructuring plans, will be impacted in 2002 by these expenditures.

     9. We are a party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws. We have reviewed our pending judicial and legal proceedings, including the probable outcomes, reasonably anticipated costs and expenses, availability and limits of our insurance coverage and our established reserves for uninsured liabilities. We do not believe that any liabilities that may result from these proceedings are reasonably likely to have a material adverse effect on our liquidity, financial condition or results of operations.

     With respect to contingent asbestos-related product liability, we had approximately 111,000 such claims outstanding at June 30, 2002, including approximately 22,000 that were settled pending payment. This compares to approximately 73,000 such claims outstanding at June 30, 2001, including 32,000 that were settled pending payment. We attribute this increase in outstanding claims primarily to factors resulting from the discontinuance, in February 2001, of the Center for Claims Resolution (CCR), which had been administering our asbestos-related claims for several years. First, we believe Dana is being named as a party in more claims than before because claimants are now bringing claims against most, if not all, former CCR members individually. Previously, many members of the CCR were not named individually in claims because the settlement amounts were typically the same regardless of how many members were named. Second, since the CCR was discontinued, we have independently controlled our legal strategy for these claims. We are aggressively defending claims which previously might have been settled and thus are not resolving some claims as quickly, leaving a larger number outstanding. We have agreements with our insurance carriers providing for the payment of a significant majority of the defense and indemnity costs for pending claims, as well as claims which may be filed against us in the future. At June 30, 2002, we had accrued $113 for contingent asbestos-related product liability costs and recorded $98 as an asset for probable recoveries from insurers for such claims, compared to $102 accrued for such liabilities and $89 recorded as an asset at December 31, 2001. Our estimated liabilities for these claims reflect our historical experience and current knowledge. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be brought against us in the future, the grounds for such claims, the damages that may be demanded in such claims, or the probable outcome of such claims.

     With respect to contingent non-asbestos product liability, we accrue the lower end of the range of estimated potential liability. At June 30, 2002, we had $11 accrued for costs related to such claims, with no recovery anticipated from third parties, unchanged from December 31, 2001. The difference between our minimum and maximum estimates for these liabilities was $13 at both dates.


     With respect to contingent environmental liability, we estimate such liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, the lower end of the range is accrued. We had accrued $56 for contingent environmental liabilities at June 30, 2002, compared to $52 at December 31, 2001, with no recovery expected from other parties at either date. The difference between our minimum and maximum estimates for these liabilities was $3 at June 30, 2002, compared to $2 at December 31, 2001.


     Apart from the asbestos-related product liability discussed above, discontinuance of the CCR has had another impact on us. Certain former CCR members have defaulted on the payment of their shares of some of the CCR-negotiated settlements. As a result, some of the settling parties are seeking payment of the unpaid shares from Dana and the other companies that were members of the CCR at the time of the settlements. We have been working with the CCR, other former CCR member companies, our insurers and the claimants to resolve these issues. At June 30, 2002, we estimated our contingent liability with respect to these matters to be approximately $44, with $39 expected to be recoverable from our insurers and under surety bonds provided by the defaulting CCR members. These amounts are unchanged from December 31, 2001. Our financial statements include accruals for this contingent liability and the anticipated recoveries.

                    PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

                                Dana Corporation
                                4500 Dorr Street
                               Toledo, Ohio 43615

                           TRUSTEE AND EXCHANGE AGENT

                                 Citibank, N.A.
                                111 Wall Street
                                   15th Floor
                            New York, New York 10005

                          LEGAL ADVISORS TO THE ISSUER

        Katten Muchin Zavis Rosenman                          Hunton & Williams
             575 Madison Avenue                                200 Park Avenue
          New York, New York 10022                        New York, New York 10166

                            INDEPENDENT ACCOUNTANTS

                           PricewaterhouseCoopers LLP
                            One SeaGate, Suite 1800
                               Toledo, Ohio 43604

                                 REGISTRAR AND
                                  PAYING AGENT
                                   FOR NOTES

                                 Citibank, N.A.
                                111 Wall Street
                                   15th Floor
                            New York, New York 10005

$250,000,000
10 1/8% NOTES DUE 2010

DANA CORPORATION

                                                         [DANA CORPORATION LOGO]
OFFER TO EXCHANGE ALL OUTSTANDING 10 1/8% NOTES DUE 2010 FOR 10 1/8% NOTES DUE 2010 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Virginia Stock Corporation Act, in certain circumstances, Dana is authorized to indemnify its directors and officers against liabilities (including reasonable defense expenses) they may incur in proceedings in which they are named as parties because of their positions as directors and officers of Dana.

     Pursuant to this authorization, the shareholders have adopted the SIXTH Article of the Company's Restated Articles of Incorporation. This Article provides that in any proceeding brought by a shareholder in the right of Dana or on behalf of the shareholders, no director or officer of Dana shall be liable for monetary damages exceeding $50,000 with respect to any transaction, occurrence or course of conduct unless such person engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law. The Article further provides that Dana shall indemnify any director or officer who is a party to any proceeding (including a proceeding brought by a shareholder on behalf of Dana or its shareholders) by reason of the fact that he or she is or was a director or officer of Dana against any liability incurred in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of criminal law. In addition, Dana will pay or reimburse all reasonable expenses (including attorneys' fees) incurred by the director or officer in connection with such proceeding in advance of the disposition of the proceeding if certain conditions are met. In general, indemnification will be made in accordance with Section 13.1-701 of the Virginia Stock Corporation Act.

     As authorized in the Restated Articles of Incorporation, the Board of Directors has adopted a By-Law provision under which Dana will indemnify its directors and officers in comparable manner against liabilities they may incur when serving at Dana's request as directors, officers, employees or agents of other corporations or certain other enterprises.

     Dana carries primary and excess "Executive Liability and Indemnification" insurance covering certain liabilities incurred by the directors and elected and appointed officers in the performance of their duties. Coverage is either on a direct basis or through reimbursement of amounts expended by Dana for indemnification of these individuals. Subject to certain deductibles, the insurers will pay or reimburse all covered costs incurred up to an annual aggregate of $100 million. Coverage is excluded for purchases or sales of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, deliberately fraudulent or willful violations of any statute or regulation (where there is a final adjudication of fraud or willful misconduct), illegal personal gain and certain other acts.

ITEM 21.  EXHIBITS


     The following exhibits are filed with this Registration Statement:



EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 5            Opinion of Hunton & Williams.
 8            Opinion of Katten Muchin Zavis Rosenman regarding federal
              income tax considerations.
12            Computation of Ratio of Earnings to Fixed Charges.
23-A          Consent of PricewaterhouseCoopers LLP.
23-B          Consent of Hunton & Williams (included in Exhibit 5).
23-C          Consent of Katten Muchin Zavis Rosenman (included in Exhibit
              8).



ITEM 22.  UNDERTAKINGS


     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on September 11, 2002.


                                          DANA CORPORATION (Registrant)


                                          By:     /s/ ROBERT C. RICHTER
                                            ------------------------------------
                                                     Robert C. Richter
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----

Principal Executive Officer:


/s/ JOSEPH M. MAGLIOCHETTI                     Chairman of the Board and Chief     September 11, 2002
-----------------------------------------             Executive Officer
Joseph M. Magliochetti


Principal Financial Officer:


/s/ ROBERT C. RICHTER                              Chief Financial Officer         September 11, 2002
-----------------------------------------
Robert C. Richter


Principal Accounting Officer:


/s/ RICHARD J. WESTERHEIDE                        Chief Accounting Officer         September 11, 2002
-----------------------------------------
Richard J. Westerheide


Directors:


/s/ *B.F. BAILAR                                          Director                 September 11, 2002
-----------------------------------------
B.F. Bailar


/s/ *A.C. BAILLIE                                         Director                 September 11, 2002
-----------------------------------------
A.C. Baillie


/s/ *E.M. CARPENTER                                       Director                 September 11, 2002
-----------------------------------------
E.M. Carpenter


/s/ *E. CLARK                                             Director                 September 11, 2002
-----------------------------------------
E. Clark


/s/ *G.H. HINER                                           Director                 September 11, 2002
-----------------------------------------
G.H. Hiner


/s/ *J.P. KELLY                                           Director                 September 11, 2002
-----------------------------------------
J.P. Kelly

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----



/s/ *M.R. MARKS                                           Director                 September 11, 2002
-----------------------------------------
M.R. Marks


/s/ *R.B. PRIORY                                          Director                 September 11, 2002
-----------------------------------------
R.B. Priory


/s/ *F.M. SENDEROS                                        Director                 September 11, 2002
-----------------------------------------
F.M. Senderos


---------------


* By M.J. Hardman, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-A          Purchase Agreement, dated March 6, 2002, between Dana
              Corporation and Salomon Smith Barney Inc.*
 4-B          Indenture between Dana, as Issuer, and Citibank, N.A., as
              Trustee, Registrar and Paying Agent, dated as of March 11,
              2002, relating to $250 million of 10 1/8% Notes due March
              15, 2010 (incorporated by reference to Exhibit 4-NN to our
              Form 10-Q for the quarterly period ended March 31, 2002).
 4-B(1)       Form of Rule 144A Global Notes and Regulation S Global Notes
              (form of initial securities) (incorporated by reference to
              Exhibit 4-NN (1) to our Form 10-Q for the quarterly period ended March 31, 2002).
 4-B(2)       Form of Rule 144A Global Notes and Regulation S Global Notes
              (form of exchange securities) (incorporated by reference to
              Exhibit 4-NN(2) to our Form 10-Q for the quarterly period
              ended March 31, 2002).
 4-C          Registration Rights Agreement dated as of March 6, 2002,
              among Dana Corporation and Salomon Smith Barney Inc.*
 4-D          Purchase Agreement, dated August 1, 2001, between Dana
              Corporation and Deutsche Banc Alex. Brown Inc. and J.P.
              Morgan Securities, Inc. (incorporated by reference to
              Exhibit 4-A of our Registration Statement No. 333-76012
              filed December 27, 2001).
 4-E          Indenture between Dana, as Issuer, and Citibank, N.A., as
              Trustee, dated as of August 8, 2001, relating to $575
              million of 9% Notes due August 15, 2011, and E200 million of
              9% Notes due August 15, 2011 (incorporated by reference to
              Exhibit 4-I to our Form 10-Q for the quarterly period ended
              June 30, 2001).
 4-E(1)       Form of Rule 144A Dollar Global Notes, Rule 144A Euro Global
              Notes, Regulation S Dollar Global Notes and Regulation S
              Euro Global Notes (form of initial securities), filed by
              reference to Exhibit A to the Indenture filed herewith as
              Exhibit 4-A (incorporated by reference to Exhibit 4-I to our
              Form 10-Q for the quarterly period ended June 30, 2001).
 4-E(2)       Form of Rule 144A Dollar Global Notes, Rule 144A Euro Global
              Notes, Regulation S Dollar Global Notes and Regulation S
              Euro Global Notes (form of exchange securities), filed by
              reference to Exhibit B to the Indenture filed herewith as
              Exhibit 4-A (incorporated by reference to Exhibit 4-I to our
              Form 10-Q for the quarterly period ended June 30, 2001).
 4-F          Registration Rights Agreement, dated as of August 1, 2001, among Dana Corporation and Deutsche Banc Alex. Brown Inc.
              and J.P. Morgan Securities, Inc. (incorporated by reference to Exhibit 4-C of our Registration Statement No. 333-76012
              filed December 27, 2001).
 4-G          Indenture for Senior Securities between Dana, as Issuer, and
              Citibank, N.A., as Trustee, dated as of December 15, 1997
              (incorporated by reference to Exhibit 4-B of our
              Registration Statement No. 333-42239 filed December 15,
              1997).
 4-H          First Supplemental Indenture related to Senior Securities
              between Dana, as Issuer, and Citibank, N.A., as Trustee,
              dated as of March 11, 1998 (incorporated by reference to
              Exhibit 4-B-1 to our Report on Form 8-K dated March 12,
              1998).
 4-I          Form of 6.5% Notes due March 15, 2008 and 7% Notes due March
              15, 2028 (incorporated by reference to Exhibit 4-C-1 to our
              Report on Form 8-K dated March 12, 1998).
 4-J          Second Supplemental Indenture related to Senior Securities between Dana, as Issuer, and Citibank, N.A., as Trustee,
              dated as of February 26, 1999 (incorporated by reference to
              Exhibit 4-B-1 to our Form 8-K dated March 2, 1999).
 4-K          Form of 6.25% Notes due 2004, 6.5% Notes due 2009 and 7%
              Notes due 2029 (incorporated by reference to Exhibit 4-C-1 to our Form 8-K dated March 2, 1999).

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-L          Issuing and Paying Agent Agreement between Dana Credit
              Corporation, as Issuer, and Bankers Trust Company, Issuing
              and Paying Agent, dated as of December 6, 1999, with respect to DCC's $500 million medium-term notes program. This
              exhibit is not filed. We agree to furnish a copy of this
              exhibit to the Commission upon request.
 4-M          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and Metropolitan Life Insurance Company
              for 7.18% notes due April 8, 2006, in the principal amount of $37 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-N          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and Texas Life Insurance Company for
              7.18% notes due April 8, 2006, in the principal amount of $3 million. This exhibit is not filed. We agree to furnish a
              copy of this exhibit to the Commission upon request.
 4-O          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and Nationwide Life Insurance Company for
              6.93% notes due April 8, 2006, in the principal amount of
              $35 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-P          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and The Great-West Life & Annuity
              Insurance Company for 7.03% notes due April 8, 2006, in the aggregate principal amount of $13 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-Q          Note Agreement dated April 8, 1997, by and between Dana
              Credit Corporation and The Great-West Life Assurance Company
              for 7.03% notes due April 8, 2006, in the principal amount of $7 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-R          Note Agreements (three) dated August 28, 1997, by and
              between Dana Credit Corporation and Connecticut General Life
              Insurance Company for 6.79% notes due August 28, 2004, in
              the aggregate principal amount of $16 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-S          Note Agreement dated August 28, 1997, by and between Dana
              Credit Corporation and Life Insurance Company of North
              America for 6.79% notes due August 28, 2004, in the
              principal amount of $4 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-T          Note Agreement dated August 28, 1997, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 6.88% notes due August 28, 2006, in
              the principal amount of $20 million. This exhibit is not
              filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-U          Note Agreements (four) dated August 28, 1997, by and between
              Dana Credit Corporation and Sun Life Assurance Company of
              Canada for 6.88% notes due August 28, 2006, in the aggregate principal amount of $9 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-V          Note Agreement dated August 28, 1997, by and between Dana
              Credit Corporation and Massachusetts Casualty Insurance
              Company for 6.88% notes due August 28, 2006, in the
              principal amount of $1 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-W          Note Agreements (four) dated December 18, 1998, by and
              between Dana Credit Corporation and Sun Life Assurance
              Company of Canada for 6.59% notes due December 1, 2007, in the aggregate principal amount of $12 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-X          Note Agreements (five) dated December 18, 1998, by and
              between Dana Credit Corporation and The Lincoln National
              Life Insurance Company for 6.59% notes due December 1, 2007, in the aggregate principal amount of $25 million. This
              exhibit is not filed. We agree to furnish a copy of this
              exhibit to the Commission upon request.
 4-Y          Note Agreement dated December 18, 1998, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 6.48% notes due December 1, 2005, in the principal amount of $15 million. This exhibit is not
              filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-Z          Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Connecticut General Life Insurance
              Company for 7.91% notes due August 16, 2006 in the principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon
              request.
 4-AA         Note Agreements (two) dated August 16, 1999, by and between
              Dana Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 7.91% notes due August 16, 2006, in
              the aggregate principal amount of $15 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-BB         Note Agreement date August 16, 1999, by and between Dana
              Credit Corporation and Allstate Life Insurance Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $10 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-CC         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Allstate Insurance Company for 7.58%
              notes due August 16, 2004, in the principal amount of $5
              million. This exhibit is not filed. We agree to furnish a
              copy of this exhibit to the Commission upon request.
 4-DD         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and New York Life Insurance and Annuity
              Corporation Institutionally Owned Life Insurance Separate
              Account for 7.58% notes due August 16, 2004, in the
              principal amount of $5 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-EE         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and New York Life Insurance an Annuity
              Corporation for 7.58% notes due August 16, 2004, in the
              principal amount of $10 million. This exhibit is not filed.
              We agree to furnish a copy of this exhibit to the Commission upon request.
 4-FF         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Principal Life Insurance Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $30 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-GG         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and First Trenton Indemnity Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $2.5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.
 4-HH         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and Travelers Casualty and Surety Company
              for 7.58% notes due August 16, 2004, in the principal amount of $10 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-II         Note Agreement dated August 16, 1999, by and between Dana
              Credit Corporation and The Travelers Insurance Company for
              7.58% notes due August 16, 2004, in the principal amount of
              $2.5 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon request.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
 4-JJ         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Allstate Life Insurance Company for
              7.42% notes due December 15, 2004, in the principal amount of $14 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-KK         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Columbia Universal Life Insurance Co.
              for 7.42% notes due December 15, 2004, in the principal
              amount of $1 million. This exhibit is not filed. We agree to furnish a copy of this exhibit to the Commission upon
              request.
 4-LL         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for 7.42% notes due December 15, 2004, in the principal amount of $14 million. This exhibit is not
              filed. We agree to furnish a copy of this exhibit to the
              Commission upon request.
 4-MM         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and The Northwestern Mutual Life
              Insurance Company for its Group Annuity Separate Account for
              7.42% notes due December 15, 2004, in the principal amount of $1 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 4-NN         Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Pacific Life and Annuity Company for
              7.42% notes due December 15, 2004, in the principal amount of $5 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
4-OO          Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and United Life Insurance Company for
              7.42% notes due December 15, 2004, in the principal amount of $3 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
4-PP          Note Agreement dated December 7, 1999, by and between Dana
              Credit Corporation and Companion Life Insurance Company for
              7.42% notes due December 15, 2004, in the principal amount of $2 million. This exhibit is not filed. We agree to
              furnish a copy of this exhibit to the Commission upon
              request.
 5            Opinion of Hunton & Williams.
 8            Opinion of Katten Muchin Zavis Rosenman regarding federal
              income tax considerations.
12            Computation of Ratio of Earnings to Fixed Charges.
23-A          Consent of PricewaterhouseCoopers LLP.
23-B          Consent of Hunton & Williams (included in Exhibit 5).
23-C          Consent of Katten Muchin Zavis Rosenman (included in Exhibit
              8).
24            Power of Attorney.*
25            Form T-1 Statement of Eligibility Under the Trust Indenture
              Act of 1939 of Citibank, N.A. to Act as Trustee.*
99-A          Form of Letter of Transmittal.*
99-B          Form of Notice of Guaranteed Delivery.*
99-C          Form of Institutions Letter.*
99-D          Form of Client Letter (of Institutions).*


---------------


* Previously filed with this Registration Statement on July 19, 2002.